Exhibit 2

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THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. PART III OF THIS DOCUMENT COMPRISES AN EXPLANATORY STATEMENT IN COMPLIANCE WITH SECTION 426 OF THE COMPANIES ACT 1985. If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice from your stockbroker, bank manager, accountant or other financial adviser who, if you are taking advice in the United Kingdom, is authorised under the Financial Services and Markets Act 2000.

(Incorporated and registered in England and Wales under the Companies Act 1985 with registration number 488067)

Recommended proposals for the introduction of a new holding company by means of a Scheme of Arrangement under section 425 of the Companies Act 1985 and Notices of Scheme Court Meeting and Extraordinary General Meeting

YOUR ATTENTION IS DRAWN TO THE IMPORTANT NOTICE ON PAGE 2 OF THIS DOCUMENT.

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IMPORTANT NOTICE

If you have sold or otherwise transferred all your Hanson Shares, please send this document, together with the accompanying documents, as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent, through whom the sale or transfer was effected, for delivery to the purchaser or transferee. If you have sold or transferred part of your registered holding of Hanson Shares, please consult the stockbroker, bank or other agent through whom the transfer or sale was effected.

This document and the accompanying documents have been prepared for the purposes of complying with English law and the Listing Rules and information disclosed may not be the same as that which would have been prepared in accordance with the laws of jurisdictions outside England. The distribution of this document in jurisdictions other than the United Kingdom may be restricted by law and therefore persons into whose possession this document comes should inform themselves about, and observe, such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities laws of any such jurisdiction. This document does not constitute an offer to sell or issue, nor the solicitation of an offer to buy or subscribe to, shares in any jurisdiction in which such offer or solicitation is unlawful.

The HBM Shares to be issued in connection with the Scheme will not be, and are not required to be, registered with the SEC under the US Securities Act, in reliance upon the exemption from the registration requirements of the US Securities Act provided by section 3(a)(10) of that act. The SEC has not approved or disapproved the HBM Shares or the HBM ADSs, nor passed upon the adequacy of this document. Any representation to the contrary is a criminal offence in the United States. Shareholders who are affiliates (within the meaning of the US Securities Act) of Hanson upon or before implementation of the Scheme will be subject to timing, manner of sale and volume restrictions on the sale of HBM Shares received in connection with the Scheme under Rule 145(d) of the US Securities Act.

The implications of the Scheme for Overseas Shareholders may be affected by the laws of the relevant jurisdiction. Such Overseas Shareholders should inform themselves about and observe all applicable legal requirements.

Application has been made to the UK Listing Authority for the whole of the ordinary share capital of HBM, issued and to be issued pursuant to the Scheme, to be admitted to the Official List of the UK Listing Authority. Application has also been made to the London Stock Exchange for admission to trading of the HBM Shares on the London Stock Exchange’s market for listed securities. It is expected that Admission will become effective, and that dealings in HBM Shares will commence on the London Stock Exchange, at 8.00 a.m. on October 15, 2003.

A copy of the Listing Particulars, prepared in accordance with the Listing Rules made under section 74 of the Financial Services and Markets Act 2000, has been delivered to the Registrar of Companies in England and Wales for registration in accordance with section 83 of the Financial Services and Markets Act 2000. Copies of the Listing Particulars can be obtained free of charge until Admission during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) from Lloyds TSB Registrars (telephone: 0870 600 0632 or +44 1903 702 767, if calling from overseas) or from the registered office of Hanson and HBM (being 1 Grosvenor Place, London SW1X 7JH). A copy of the Listing Particulars may also be inspected at the document viewing facility of the Financial Services Authority, 25 North Colonnade, London El4 5HS or at the offices of Jones Day Gouldens, 10 Old Bailey, London EC4M 7NG until Admission during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted). A copy of the Listing Particulars will also be available for inspection at the Scheme Court Meeting and at the Extraordinary General Meeting and is available on Hanson’s website, www.hansonplc.com.

Some of the information included in this document and the Listing Particulars, including in the documents incorporated by reference, constitutes, or may be deemed to constitute, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (United States). Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results and developments to differ materially from future results and developments expressed or implied by such forward-looking statements, including (a) those set out or referred to in Item 3D ‘Risk Factors’ of Hanson’s annual report on Form 20-F for the financial year ended December 31, 2002, which is incorporated by reference into this document and (b) those set out in paragraph 11 of Part VI ‘Litigation’ of this document. Neither Hanson nor HBM undertakes any obligation to update or revise publicly such forward-looking statements. All written, oral and electronic forward-looking statements made on or after the date hereof and attributable to Hanson or HBM, or to persons acting on behalf of Hanson or HBM, are expressly qualified in their entirety by this cautionary statement.

The HBM Shares will only be made available to Hanson Shareholders and will not be made available generally or marketed to the public in the United Kingdom or elsewhere. Upon the Scheme becoming effective, the names of Hanson and HBM will be switched.

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Hoare Govett Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for Hanson and HBM and no-one else in connection with the Proposals and the Listing and will not be responsible to anyone other than Hanson and HBM for providing the protections afforded to clients of Hoare Govett Limited nor for providing advice in relation to the Proposals or the Listing or any other matters referred to herein.

Your attention is drawn to the letter from the Chairman of Hanson set out in Part I of this document which contains the recommendation by the Directors to the Hanson Shareholders to approve the Scheme by voting in favour of the resolutions to be proposed at the Scheme Court Meeting and the Extraordinary General Meeting.

Notices of the Scheme Court Meeting and the Extraordinary General Meeting of Hanson, both of which will be held at The Park Lane Hotel, Piccadilly, London W1J 7BX on September 19, 2003, are set out at the end of this document. The Scheme Court Meeting will start at 12.00 noon and the Extraordinary General Meeting will start at 12.15 p.m. (or immediately following the conclusion or adjournment of the Scheme Court Meeting, if later).

Hanson Shareholders will find enclosed with this document BLUE and WHITE Forms of Proxy which they are asked to complete and sign in accordance with the accompanying instructions and return, either by post or by hand, to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex, BN99 6BN so as to be received as soon as possible and in any event by 12.15 p.m. on September 17, 2003 although the Form of Proxy for the Scheme Court Meeting may be handed to the Chairman immediately prior to the Scheme Court Meeting. The completion and return of a Form of Proxy will neither prevent Hanson Shareholders from attending either, or both of, the Scheme Court Meeting or the Extraordinary General Meeting, nor will it prevent Hanson Shareholders from voting in person if they wish so to do.

Holders of Hanson ADSs or of Hanson CDIs should complete the enclosed voting instruction forms, in accordance with the accompanying instructions, and return them either by post or by hand to the ADS Depositary or CDI Depositary (as applicable) in order to instruct them how to vote on their behalf at the Scheme Court Meeting and the EGM. The voting instruction forms must be returned to the appropriate depositary at the address shown on page 4 of this document by 3.00 p.m. (New York time or Australian Eastern Standard time, as applicable) on September 15, 2003. Holders of Hanson ADSs and Hanson CDIs will not be permitted to attend the Scheme Court Meeting or the EGM unless such holders follow the respective procedures detailed in Parts IV and V of this document.

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FOR FURTHER INFORMATION

Helplines are available during normal business hours, Monday to Friday:

For Shareholders:	0870 600 0632 (or +44 1903 702 767 if calling from outside the United Kingdom)

For ADS holders:	1-877-248-4237

For CDI holders:	(02) 8280 7111

These helplines will be unable to give advice on the merits of the Proposals or provide any financial or taxation advice.

This document and the Listing Particulars are available on Hanson’s website until October 31, 2003 at www.hansonplc.com

RETURN OF VOTING INSTRUCTIONS

You are urged to return your Forms of Proxy or voting instruction forms as soon as possible to the following addresses, as applicable:

Shareholders:	Lloyds TSB Registrars The Causeway Worthing West Sussex BN99 6BN

ADS holders:	Citibank Shareholder Services PO Box 43077 Providence RI 02940-3077 USA

CDI holders:	ASX Perpetual Registrars Limited Locked Bag A14 Sydney South NSW 1235 Australia

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EXPECTED TIMETABLE OF PRINCIPAL EVENTS

HBM Shares will be issued to Hanson Shareholders in connection with the Scheme. Completion of the Scheme is subject to the satisfaction of a number of conditions, including the approval of the Scheme by Hanson Shareholders at the Scheme Court Meeting and at the Extraordinary General Meeting. These meetings have been convened for 12.00 noon and 12.15 p.m. on September 19, 2003, respectively. The following is the expected timetable of principal events connected with the Scheme.

2003
Latest time for lodging Forms of Proxy for Scheme Court Meeting and EGM[1]	12.15 p.m. on September 17

Voting Record Time for Scheme Court Meeting and EGM[2]	6.00 p.m. on September 17

Scheme Court Meeting	12.00 noon on September 19

EGM[3]	12.15 p.m. on September 19

Scheme Court Hearing (Scheme Hearing Date)	October 13

Last day of dealings in Hanson Shares on the London Stock Exchange[4]	October 14

Scheme Record Time[4]	4.30 p.m. on October 14

Scheme Effective Date (and on which date the names of HBM and Hanson are switched)[5]	after 4.30 p.m. on October 14

Hanson Shares are de-listed from the London Stock Exchange[5]	7.59 a.m. on October 15

Admission occurs and dealings in HBM Shares commence on the London Stock Exchange[5]	8.00 a.m. on October 15

Crediting of HBM Shares to CREST accounts[5,6]	October 15

Reduction Court Hearing[5]	October 20

HBM Reduction of Capital becomes effective[7]	October 21

Despatch of certificates for HBM Shares[6,7]	By October 28

The timetables in respect of Hanson ADS holders and Hanson CDI holders are set out in Part IV and Part V of this document, respectively.

1
It is requested that BLUE Forms of Proxy be lodged by the date and time specified above, although BLUE Forms of Proxy not so lodged may be handed to the Chairman at the meeting immediately prior to the start of the Scheme Court Meeting and will still be valid. WHITE Forms of Proxy, to be valid, must be lodged at least 48 hours before the time appointed for the EGM.

2	If either the Scheme Court Meeting or the EGM is adjourned, the Voting Record Time for the adjourned meeting will be 48 hours before the start of that adjourned meeting.

3	To commence at the time shown or immediately following the adjournment or conclusion of the Scheme Court Meeting, if later.

4	These times and dates are indicative only and will depend, amongst other things, on the date on which the Court sanctions the Scheme.

5	These times and dates are indicative only and will depend, amongst other things, on the date on which the Scheme becomes effective.

6
Pending the despatch of certificates for HBM Shares, transfers of HBM Shares in certificated form will be certified against HBM’s share register. Temporary documents of title have not been and will not be issued in respect of HBM Shares.

7	These times and dates are indicative only and will depend, amongst other things, on the date on which the Court sanctions the HBM Reduction of Capital.

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PART I – LETTER FROM THE CHAIRMAN

Hanson PLC
1 Grosvenor Place
London SW1X 7JH
www.hansonplc.com

Directors:
Christopher Collins – Chairman*
Alan Murray – Chief Executive
Graham Dransfield – Legal Director
Jonathan Nicholls – Finance Director
Simon Keswick – Senior Independent Director*
The Rt. Hon. Lord Baker of Dorking CH – Independent Director*
W. Frank Blount – Independent Director*
The Baroness Noakes DBE – Independent Director*

* Non-executive Director

August 18, 2003

To: Holders of Hanson Shares, of Hanson ADSs and of Hanson CDIs and, for information only, to participants in certain of the Hanson Share Schemes and the Hanson Incentive Plan.

PROPOSED CAPITAL REORGANISATION

1.	Summary

In 1996/97, a series of demergers took place, which converted Hanson from a diversified industrial to a focused building materials company.

Hanson’s share capital structure (which has not changed materially since then) consists mainly of non-distributable share capital and capital reserves together with a comparatively small distributable reserve. This could restrict Hanson’s future ability to pay dividends, which can only be paid out of distributable reserves.

To rectify this, it is proposed that Hanson Shareholders should exchange their Hanson Shares for shares in a new holding company, currently called Hanson Building Materials PLC (and referred to in this document as “HBM”). HBM will then carry out a reduction of capital, which will correspondingly create distributable reserves. As part of the process, HBM will change its name to “Hanson PLC”.

The Hanson Directors have no reason to believe that the market value of Hanson Shareholders’ holdings will be affected by these proposals.

Hanson’s present business strategy and dividend policy will continue. Employees will not be affected and the existing Hanson Directors will remain in office.

The approval of Hanson Shareholders will be sought at a Scheme Court Meeting and at an Extraordinary General Meeting on September 19, 2003. It is important that as many votes as possible are cast at these meetings. It would be most helpful if you would therefore return the BLUE and WHITE proxy forms as soon as possible.

Members of the Hanson Board intend to vote their shareholdings in favour of the Proposals and unanimously recommend Hanson Shareholders to do the same.

The rest of this letter sets out the Proposals in greater detail. Some questions and answers are also attached. Helplines have been set up, details of which are on page 4 of this document.

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2.	Introduction

On July 31, 2003, we announced proposals to implement a technical change to our corporate structure by putting in place a new holding company and then reducing its share capital to create distributable reserves in the new holding company.

We have prepared a set of questions and answers in Part II of this document (pages 15 to 18) to help you understand what is involved. You are advised, nevertheless, to read the whole of this document and not to rely solely on Part II.

The purpose of this letter is to explain why the Hanson Directors consider the Proposals to be in the best interests of Hanson and the Hanson Shareholders and to recommend their approval.

The Proposals involve the introduction of a new holding company, HBM. HBM will ultimately, as part of the Proposals, become the owner of all the shares in Hanson, issue new shares to you in place of your existing shares in Hanson and be renamed “Hanson PLC”.

As part of the arrangements for introducing the new holding company, your existing Hanson Shares will be cancelled and Hanson will issue new shares to HBM in place of those cancelled. HBM will then, on or about October 15, 2003, allot to you, in substitution for your Hanson Shares, one new ordinary share in HBM (and referred to in this document as an “HBM Share”) for every Hanson Share you hold. Each HBM Share will initially have a nominal value of £3.00 (or such lower nominal value as the HBM Directors shall decide prior to the date the Court is asked to sanction the Scheme).

In addition, HBM will implement a reduction of its share capital (and referred to in this document as the “HBM Reduction of Capital”), such that the nominal value of each HBM Share will be reduced to 10 pence, thereby creating distributable reserves in HBM of approximately £2,137,000,000 (assuming that no further shares in Hanson are issued on or after August 10, 2003 (being the latest practicable date prior to the publication of this document) and that the nominal value of an HBM Share remains at £3.00).

The Hanson Directors have no reason to believe that, as a result of these Proposals, the market value of each of your HBM Shares will be different from the market value of your existing Hanson Shares.

The Proposals will not affect or alter Hanson’s existing business strategy, underlying commercial operations, reporting and accounting policies, or the rights and benefits of its employees. The existing Directors and company secretary of Hanson were appointed on July 30, 2003 as directors and company secretary, respectively, of HBM, as the proposed new “Hanson PLC”.

3.	Reasons for the Proposals

Background

Prior to 1996, Hanson consisted of a number of diversified businesses involved in chemicals, tobacco, electricity, coal and heavy building materials. Following the demergers in 1996 and 1997 of its chemicals, tobacco, electricity and coal businesses (and referred to in this document as the “Demergers”), Hanson became a business focused on heavy building materials.

Capital structure

The share capital structure of Hanson has not changed materially since the Demergers, leaving Hanson with a significant amount of non-distributable share capital and share premium relative to its present market value, and only a comparatively small distributable reserve, being the reserve out of which future dividends are paid. This structure could restrict Hanson’s future ability to pay dividends. Upon the Scheme and the HBM Reduction of Capital becoming effective, this situation will be remedied because, subject to any undertakings the Court may require for the protection of creditors, approximately £2,137,000,000 of distributable reserves will be created in new “Hanson PLC” (assuming that no further Shares in Hanson are issued on or after August 10, 2003 (being the latest practicable date prior to the publication of this document) and that the nominal value of an HBM Share remains at £3.00) which will be available for the declaration of future dividends and for general corporate purposes, including the purchase of its own shares (although there is currently no intention so to do).

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The Proposals themselves will not change Hanson’s current dividend policy nor its policy towards maintaining its credit rating, which will be adopted by the new board of HBM.

4.	Key features of the Proposals

The new holding company structure will be implemented by a Court approved procedure known as a scheme of arrangement (and referred to in this document as the “Scheme”). The key features of the Scheme and the HBM Reduction of Capital are as follows:

•	existing Hanson Shares will be cancelled;

•	Hanson will issue new shares to HBM so that HBM will own all of the shares in Hanson;

•	HBM will allot one HBM Share to the Hanson Shareholders for each Hanson Share so cancelled and, in addition, will issue one HBM ADS or HBM CDI for each Hanson ADS or Hanson CDI held, respectively;

•	HBM will be renamed “Hanson PLC” and Hanson will be renamed “Hanson Building Materials Limited”;

•	the HBM Shares will be listed on the London Stock Exchange, listed on the NYSE in the form of new ADSs and listed on the ASX in the form of new CDIs; and

•	each HBM Share will have its nominal value reduced pursuant to the HBM Reduction of Capital.

5.	Scheme Court Meeting and Extraordinary General Meeting

The Scheme requires the approval of Holders of Hanson Shares at the Scheme Court Meeting to be held at 12.00 noon on September 19, 2003. The approval required at the Scheme Court Meeting is that those voting to approve the Scheme must:

•	represent a majority in number of those Hanson Shareholders present and voting in person or by proxy; and

•	also represent not less than three-quarters by nominal value of the Hanson Shares held by those Hanson Shareholders present and voting in person or by proxy.

Immediately after the Scheme Court Meeting, an EGM will be held at which a resolution will be proposed and voted upon to help implement the Scheme. Assuming such resolution is passed, the Scheme will not become effective until it has been sanctioned by the Court and the order of the Court has been delivered to the Registrar of Companies in England and Wales for registration and registered by her. The Scheme Court Hearing is expected to take place on October 13, 2003 and Hanson Shareholders are entitled to attend and be heard at the hearing in person or by counsel to support or oppose the sanctioning of the Scheme.

If the Scheme becomes effective, it will be binding on all Holders of Hanson Scheme Shares, including any Holders of such shares who did not vote to approve the Scheme.

As a consequence, if the Scheme becomes effective, it will also bind all holders of Hanson ADSs and of Hanson CDIs, including any who did not instruct the relevant depositary to vote to approve the Scheme. Holders of Hanson ADSs and Hanson CDIs will be asked to instruct the ADS Depositary or CDI Depositary (as applicable) to approve both the Scheme at the Scheme Court Meeting and the resolution to be proposed at the EGM.

6.	Listing

The HBM Shares will be admitted to the Official List and to trading on the London Stock Exchange’s market for listed securities (together known as Admission). The HBM Shares are expected to be listed, and dealings in them are expected to commence, at 8.00 a.m. on October 15, 2003.

It is expected that the Hanson Shares will cease to be listed on the Official List and will no longer be admitted to trading on the London Stock Exchange from 7.59 a.m. on October 15, 2003.

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Pending the despatch of certificates for HBM Shares (expected to be by no later than October 28, 2003), transfers of HBM shares in certificated form will be certified against HBM’s share register. Temporary documents of title have not been, and will not be, issued in respect of the HBM Shares. It is expected that HBM Shares held in uncertificated form will be credited to your CREST accounts on October 15, 2003.

The Scheme will not become effective unless (i) approval of all the resolutions to be proposed at the Scheme Court Meeting and at the EGM, (ii) the sanction of the Court, and (iii) the agreement of the UK Listing Authority and of the London Stock Exchange to Admission, are obtained by (or, if permitted, waived by) close of business on December 31, 2003, or such later date as Hanson and HBM may agree and the Court approve.

If the Scheme has not become effective by such date, it will lapse, in which event you will continue to hold Hanson Shares, Hanson ADSs or Hanson CDIs (as the case may be), and Hanson Shares will continue to be listed on the Official List, Hanson ADSs on the NYSE and Hanson CDIs on the ASX.

Listing Particulars relating to HBM, which are required to be published in accordance with the Listing Rules in order to effect the introduction of HBM to the Official List, can be obtained on request, free of charge. For further details on how to obtain a copy of the Listing Particulars, please refer to pages 2 or 4 of this document.

7.	HBM Reduction of Capital

It is expected that following, and conditional upon, the Scheme becoming effective and Admission having occurred, the authorised share capital of HBM will be reduced from £3,000,000,000 to £100,000,000 by reducing the nominal value of each HBM Share from £3.00 to 10 pence.

It is not permitted for HBM Shares to be issued in return for Hanson Shares if the aggregate market value of the Hanson Shares is less than the aggregate nominal value of the HBM Shares. For this reason, and depending on the market price of Hanson Shares at the relevant time, HBM may need to issue HBM Shares to Hanson Shareholders with a nominal value of less than £3.00. Should this occur, the HBM Reduction of Capital would still proceed although the amount of the reduction and the resulting reserves would be reduced. This should have no effect on what the market value of an HBM Share would otherwise be.

The existing Shareholders of HBM have approved the proposed reduction of its capital, as described above, conditional on, amongst other things, the Scheme becoming effective and the Admission of the HBM Shares.

The HBM Reduction of Capital will also require the confirmation of the Court. If the HBM Reduction of Capital is confirmed, it will create, subject to any undertakings the Court may require for the protection of creditors, a new distributable reserve in HBM (which will have been renamed as “Hanson PLC”) of approximately £2,137,000,000 (assuming a reduction of £2.90 per HBM Share from the assumed £3.00 nominal value and assuming that no further shares in Hanson are issued on or after August 10, 2003, the latest practicable date prior to the publication of this document). This distributable reserve will be available for the declaration of future dividends and will provide financial flexibility because it will also be available for HBM’s general corporate purposes, including the purchasing of its own shares (although there is currently no intention so to do).

The HBM Reduction of Capital is expected to become effective on October 21, 2003.

8.	Holders of Hanson ADSs and of Hanson CDIs

Holders of Hanson ADSs, listed on the New York Stock Exchange, and of Hanson CDIs, listed on the Australian Stock Exchange, will be asked to instruct the ADS Depositary or CDI Depositary (as applicable) to approve the Scheme at the Scheme Court Meeting and to approve the resolution to be proposed at the EGM. It is intended that, subject to the Scheme becoming effective, application will be made to list the HBM Shares on the NYSE in the form of new HBM ADSs and on the ASX in the form of new HBM CDIs. Existing Hanson ADSs and existing Hanson CDIs (representing Hanson Shares, which will have been cancelled pursuant to the Scheme) will cease to be listed on the NYSE and the ASX, respectively, upon the Scheme becoming effective.

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The Hanson Directors have no reason to believe that as a result of these Proposals the market value of each of the new HBM ADSs and new HBM CDIs representing HBM Shares will be different from the market value of the existing Hanson ADSs and Hanson CDIs.

Further information on the arrangements relating to the Hanson ADSs and Hanson CDIs is set out in Part IV and Part V, respectively, of this document.

9.	Hanson Share Schemes

Details of how the Scheme will affect participants in the Hanson Share Schemes and the Hanson Incentive Plan are set out in paragraph 7 of Part VI of this document.

10.	HBM Articles

As the Proposals involve the introduction of a new holding company, HBM has adopted up-to-date articles of association (conditionally upon the Scheme becoming effective). Save for the changes relating to borrowing powers explained below, the HBM Articles are substantially similar to the existing Hanson Articles and many of the changes have been made simply to reflect current practice. A summary of the principal differences between the HBM Articles and the existing Hanson Articles is set out in paragraph 3 of Part VI of this document.

The existing Hanson Articles limit the borrowing powers to two-and-a-half times the ‘adjusted share capital and reserves’. The HBM Articles increase that limit to three times the ‘adjusted equity shareholders’ funds’ in order to provide the HBM Directors with additional flexibility to optimise the capital structure of HBM.

The definition of ‘adjusted equity shareholders’ funds’ in the HBM Articles is different in three respects from the definition of ‘adjusted share capital and reserves’ in the Hanson Articles, in order to take account of both current and proposed accounting standards. First, the provision in the existing Hanson Articles whereby the unamortised balance of goodwill arising on the acquisition of companies and businesses is added back to reserves no longer has any significant impact and, therefore, has not been incorporated into the HBM Articles. Second, the HBM Articles exclude from the ‘equity shareholders’ funds’ any deficits or surpluses relating to pensions and other post-retirement benefits arising from the implementation of FRS17. Third, the exclusion in the existing Hanson Articles from ‘adjusted share capital and reserves’ of any sums set aside for taxation, other than deferred taxation, has been revised in the HBM Articles to exclude from ‘adjusted equity shareholders’ funds’ sums set aside for deferred taxation only.

11.	Action to be taken

Notices of the Scheme Court Meeting and of the EGM are set out at the end of this document on pages 72 to 74.

Hanson Shareholders will also find enclosed with this document:

•	a BLUE Form of Proxy for use in respect of the Scheme Court Meeting; and

•	a WHITE Form of Proxy for use in respect of the EGM.

If you are a Hanson Shareholder, whether or not you intend to attend these meetings, please complete both Forms of Proxy in accordance with the accompanying instructions and return them either by post or by hand to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex, BN99 6BN, so as to be received as soon as possible and in any event by no later than 12.15 p.m. on September 17, 2003.

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Please note that if the BLUE Form of Proxy relating to the Scheme Court Meeting is not lodged by the relevant time, it may be handed to the Chairman of the Scheme Court Meeting immediately prior to the commencement of this meeting. However, in the case of the EGM, unless the WHITE Form of Proxy is lodged so as to be received by 12.15 p.m. on September 17, 2003 and in accordance with the instructions for that WHITE Form of Proxy, it will be invalid.

The completion and return of a Form of Proxy will not prevent Hanson Shareholders from attending and voting in person at the Scheme Court Meeting or the EGM, or any adjournment thereof, if they so wish.

Holders of Hanson ADSs and of Hanson CDIs should complete the enclosed voting instruction form(s), in accordance with the accompanying instructions, and return them to the ADS Depositary or CDI Depositary (as applicable) in order to instruct the appropriate depositary how to vote on their behalf at the Scheme Court Meeting and the EGM. The voting instruction forms must be returned to the appropriate depositary at the address shown on page 4 of this document by 3.00 p.m. (New York time or Australian Eastern Standard time, as applicable) on September 15, 2003. Holders of Hanson ADSs and Hanson CDIs will not be permitted to attend the Scheme Court Meeting or the EGM unless the relevant holders follow the respective procedures detailed in Part IV or Part V of this document.

It is particularly important that as many votes as possible are cast at the Scheme Court Meeting so that the Court may be satisfied that there is a fair representation of the opinion of Hanson Shareholders. You are therefore strongly urged to return your BLUE Form of Proxy (or your voting instruction form(s), as applicable) as soon as possible.

12.	Current trading and prospects

Hanson’s unaudited interim results for the six months ended June 30, 2003, which were issued on July 31, 2003, are set out in Part IV of the Listing Particulars and contain the following statements in relation to the current trading and prospects of the Existing Group:

“The changes in the group’s management structure should make it more responsive to market conditions and assist in driving further cost out of the business. In addition, expansion of the group’s corporate development resources, combined with a stronger balance sheet and continuing cash flow generation, is adding to the potential for additional bolt-on acquisition activity together with higher levels of capital expenditure, such transactions should provide a source of growth in the future.

Because of significantly adverse weather patterns, the US construction season has been slower to get going this year. In particular, first quarter aggregates volumes were severely impacted as compared with the prior year. However, the second quarter saw a gradual improvement and this has continued into July. On the basis of these more recent trends, Hanson currently anticipates that the first half US aggregates volume decline of 6% can be reduced by the year end. In UK aggregates, demand is also currently firmer than that experienced in the first half, while Australia and the UK and US building products operations should continue to perform well.

Based on current rates, the impact of exchange is expected to be less than in the first half. Assuming normal weather patterns and no significant change in $/£ exchange rates, Hanson’s second half performance is therefore expected to be more resilient.”

The Hanson Directors reiterate the above statements contained in Hanson’s interim results for the six months ended June 30, 2003 and believe that the prospects of HBM following the Scheme becoming effective will be the same as those of Hanson at present.

13.	Recommendation

The Hanson Board, which has been advised by Hoare Govett, considers the terms of the Proposals to be in the best interests of Hanson and the Hanson Shareholders. In providing its advice, Hoare Govett has relied on the Hanson Board’s commercial assessment of the Proposals.

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The Hanson Board unanimously recommends that Hanson Shareholders vote, and that holders of Hanson ADSs and of Hanson CDIs instruct the ADS Depositary and CDI Depositary respectively to vote, in favour of the resolutions proposed at the Scheme Court Meeting and at the EGM. The members of the Hanson Board intend to vote in favour of these resolutions in respect of their own shareholdings over which they have voting control, totalling 520,901 Hanson Shares representing in aggregate approximately 0.1 per cent. of Hanson’s issued share capital as at August 10, 2003 (being the latest practicable date prior to the publication of this document).

Yours sincerely

Christopher Collins
Chairman

Registered in England No. 488067
Registered Office: 1 Grosvenor Place

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PART II – SOME QUESTIONS ANSWERED ABOUT THE PROPOSALS

This Part II is designed to assist your understanding of the Proposals. The contents of this Part II cannot be relied upon solely for a full and proper understanding of the Proposals. You are advised to read the whole of this document.

Holders of Hanson ADSs and of Hanson CDIs should also read Parts IV and V of this document, respectively, which contain more particular information about the Proposals as they affect holders of Hanson ADSs and Hanson CDIs.

1.	What will be the effect of the Proposals?

Once fully implemented, the Proposals will result in all the existing ordinary shares in Hanson being replaced by the same number of ordinary shares in a new holding company, Hanson Building Materials PLC, which will become the new Hanson PLC. You will not have to pay anything for these new shares.

Holders of Hanson ADSs and of Hanson CDIs will also receive identical numbers of ADSs and CDIs in the new Hanson PLC.

2.	Why are you doing this?

Since 1997, when Hanson completed the last of the Demergers, Hanson’s share capital structure has consisted mainly of non-distributable share capital and capital reserves, together with a comparatively small distributable reserve. This could restrict Hanson’s future ability to pay dividends.

If the Proposals are implemented as outlined in this document, distributable reserves of approximately £2,137,000,000 will be created in HBM, the new holding company. These will be available for the declaration of future dividends and will provide financial flexibility because they will also be available for general corporate purposes, including the purchase by HBM of any of its own shares (although there is currently no intention so to do).

3.	Why is Court approval needed?

The Proposals have to satisfy precise procedural requirements for the protection of creditors and shareholders. The simplest procedure to introduce the new holding company is by way of a Court approved scheme of arrangement. In addition, the Court is also required to confirm the reduction in nominal value of the new shares in the new holding company.

4.	Will the value of my investment be affected?

The reduction in nominal value of the new shares should not, in itself, have any direct impact on the market value of your existing investment in Hanson. The nominal value of a share is a legal and accounting matter and should bear no relation to a share’s market value.

The Proposals will not affect or alter Hanson’s existing dividend policy, business strategy, underlying commercial operations, reporting and accounting policies or the rights and benefits of employees.

5.	What will actually happen to my Hanson Shares?

The key steps are as follows:

•	all existing Hanson Shares will be cancelled;

•	Hanson will issue new shares to the new holding company (which is currently called Hanson Building Materials PLC);

•	the new holding company will issue to holders of Hanson Shares one new ordinary share for each Hanson Share cancelled;

•	the new holding company will change its name to “Hanson PLC” and Hanson will change its name to “Hanson Building Materials Limited”; and

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•	the nominal value of the ordinary shares in the new holding company will be reduced from £3.00 to 10 pence each.

Hanson ADSs and Hanson CDIs will be exchanged for the same number of ADSs and of CDIs in the new holding company.

6.	When will the Proposals be put into place?

Holdings of Hanson Shares recorded in the share register at 4.30 p.m. on the Scheme Effective Date (which is expected to be October 14, 2003) will determine the entitlements to shares in the new holding company. Assuming the necessary Court and Shareholder approvals are obtained, it is expected that the new shares will be admitted to trading on the London Stock Exchange on October 15, 2003. Subject to further Court approval, the nominal value of the shares in the new holding company will be reduced to 10 pence each. This is expected to occur on October 21, 2003. The expected timetable of principal events to give effect to the Proposals is set out on page 7 of this document.

Holders of Hanson ADSs and of Hanson CDIs should also refer to the respective timetables in Parts IV and V of this document.

7.	When will I receive my new shares?

It is anticipated that the share register will record ownership of the new shares on October 15, 2003, the expected date of Admission. New ordinary share certificates are expected to be sent to certificated holders by October 28, 2003. Pending the receipt of new share certificates by certificated holders, transfers of new shares will be certified against the share register. It is expected that the new shares held in uncertificated form will be credited to CREST accounts on October 15, 2003.

8.	Why are there two shareholder meetings?

The two meetings are for different purposes. The Scheme Court Meeting is being held with the leave of the Court so that it has the authority to sanction the Scheme if approved by Hanson Shareholders. The EGM is being held for shareholders of Hanson to authorise the implementation of the Proposals.

Both meetings are to be held at The Park Lane Hotel, Piccadilly, London W1J 7BX from 12 noon on September 19, 2003, the formal notices for which are set out on pages 72 to 74 of this document. Hanson Shareholders who are unable to attend the meetings are entitled to vote by completing and returning both of the enclosed Forms of Proxy so that they are received by no later than 12.15 p.m. on September 17, 2003.

BLUE forms of proxy not lodged by such time may be handed to the Chairman of the meeting immediately prior to the start of the Scheme Court Meeting and will still be valid. WHITE forms of proxy, to be valid, must be lodged at least 48 hours before the time appointed for the EGM.

Holders of Hanson ADSs and of Hanson CDIs should use their voting instruction forms to direct the manner in which the respective depositary should vote at the meetings in respect of their holdings.

9.	Do I need to vote?

Your vote is important. In particular, the Court needs to be satisfied that there is a fair representation of the opinion of Hanson Shareholders at the Scheme Court Meeting.

Hanson Shareholders are therefore urged to complete, sign and return BOTH Forms of Proxy as soon as possible. This will not preclude Hanson Shareholders from attending the meetings in person. The BLUE Form of Proxy is for the Scheme Court Meeting and the WHITE Form of Proxy is for the EGM.

Holders of Hanson ADSs and of Hanson CDIs are also urged to complete, sign and return their voting instruction forms to instruct their respective depositories to vote the underlying Hanson Shares by 3.00 p.m. (New York time or Australian Eastern Standard time, as applicable), on September 15, 2003.

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10.	Will there be any change to my dividend?

Hanson’s dividend policy will be unaffected by these Proposals. Interim dividends are expected to continue to be paid in September, and final dividends to be paid in May, each year.

11.	Will my dividend continue to be paid directly into my bank account?

Current bank mandates and all other instructions given to Hanson in relation to notices and other communications, unless revoked or varied, will be applied to your new shares. Hanson Shareholders who have not previously instructed dividends to be paid into a bank or building society account, or those wishing to change their existing instructions, should call the Helplines shown below and on page 4 of this document.

12.	What should I do with my existing Hanson share certificate?

On the Scheme Effective Date (which is expected to be October 14, 2003) your existing ordinary share certificate will cease to be valid and should be destroyed. It is expected that Holders of Hanson Shares in certificated form will be sent new share certificates representing their new shares in HBM (although these certificates will be in the name of “Hanson PLC”) by October 28, 2003.

13.	What if I am resident outside of the United Kingdom?

If you are resident outside of the United Kingdom, or a national or citizen of jurisdictions outside of the United Kingdom, you should read paragraph 15 of Part III of this document.

Holders of Hanson ADSs and of Hanson CDIs should also refer to Parts IV and V of this document, respectively.

14.	Are there any taxation consequences of these Proposals?

Generally, there should be no adverse tax consequences for UK, US and Australian resident Hanson Shareholders arising from the Scheme. Tax treatments for UK, US and Australian resident Shareholders are discussed in paragraph 14 of Part III of this document. For all other jurisdictions, you should consult a professional adviser.

Holders of Hanson ADSs and of Hanson CDIs should also refer to Parts IV and V of this document, respectively.

15.	What if I hold Hanson Shares in a PEP or ISA?

You should be able to hold your new shares in your PEP or ISA depending on their applicable terms and conditions. In any event, your PEP/ISA manager should notify you of how the Proposals affect your PEP/ISA. If you require further details you should contact your PEP/ISA manager accordingly.

16.	What if I participate in a Hanson Share Scheme or the Hanson Incentive Plan?

You will be written to separately. It is intended that, save as described in paragraph 11 of Part III and paragraph 7 of Part VI of this document, there will be no changes to the operation of the Hanson Share Schemes or the Hanson Incentive Plan.

17.	What are ADSs and CDIs?

Hanson Shares are listed on the New York Stock Exchange in the form of American Depositary Shares (ADSs) and on the Australian Stock Exchange in the form of CHESS Depositary Interests (CDIs). Further details can be found in Parts IV and V of this document, respectively.

If you hold Hanson Shares only, you do not need to concern yourself with references in this document to ADSs and/or CDIs.

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18.	When will I receive my new ADSs?

It is expected that HBM ADSs, including those to be delivered to Hanson Shareholders resident in the United States who elect to receive ADSs, will be available to be credited to each holder’s account in the new ADR facility by October 17, 2003. All new ADSs will be evidenced by book-entry direct registration with the ADS Depositary unless holders specifically request certificated ADRs.

Any participants in the Hanson DRIP will be automatically enrolled in the HBM DRIP.

Members of either of the 401k Plans who hold Hanson ADSs under such plans will automatically receive the new holding company’s ADSs in their plan accounts in exchange for their Hanson ADSs.

19.	If I am a Hanson Shareholder resident in the United States, can I elect to receive new ADSs?

If you are a Hanson Shareholder resident in the United States at the Scheme Record Time, you will automatically receive HBM Shares upon cancellation of your Hanson Shares. However, if you wish to receive HBM ADSs instead of new shares, you must notify the Registrars (whose address is set out on page 4 of this document) and provide them with the requisite issuance and delivery instructions for such ADSs.

20.	When will I receive my new CDIs?

It is expected that HBM CDIs will be issued by October 16, 2003 and that statements in respect of HBM CDI holdings will be despatched to CDI holders by October 21, 2003.

21.	If I am a Hanson Shareholder resident in Australia, can I elect to receive new CDIs?

If you are a Hanson Shareholder resident in Australia at the Scheme Record Time, you will automatically receive HBM Shares upon cancellation of your Hanson Shares. However, if you wish to receive HBM CDIs instead of new shares, you must notify the Registrars (whose address is set out on page 4 of this document) and provide them with the requisite issuance and delivery instructions for such CDIs.

22.	What if I still have questions?

Please call one of the helplines shown below. For legal reasons, the helplines will not provide advice on the merits of the Proposals or give any financial or taxation advice. For financial or taxation advice, you will need to consult an independent financial adviser.

FOR FURTHER INFORMATION

Helplines are available during normal business hours, Monday to Friday:

For Shareholders:	0870 600 0632 (or +44 1903 702 767 if calling from outside the United Kingdom)

For ADS holders:	1-877-248-4237

For CDI holders:	(02) 8280 7111

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PART III – EXPLANATORY STATEMENT

(in compliance with section 426 of the Companies Act 1985)

Hoare Govett Limited 250 Bishopsgate London EC2M 4AA August 18, 2003

To: Holders of Hanson Shares, of Hanson ADSs and of Hanson CDIs and, for information only, to participants in certain of the Hanson Share Schemes and the Hanson Incentive Plan.

PROPOSED CAPITAL REORGANISATION

1.	Introduction

On July 31, 2003, Hanson announced its intention to introduce a new listed holding company, Hanson Building Materials PLC, through a Court approved scheme of arrangement made pursuant to section 425 of the Act.

Your attention is drawn to the letter from the Chairman of Hanson which is set out in Part I of this document. The Chairman’s letter recommends Hanson Shareholders to vote in favour of the resolutions to be proposed at the Scheme Court Meeting and the EGM. It also forms part of this Explanatory Statement and sets out, among other things, the background to, and reasons for, the Scheme. The Hanson Directors have received financial advice from Hoare Govett1 in connection with the Scheme. Hoare Govett has been authorised by the Hanson Directors to write to holders of Hanson Shares, of Hanson ADSs and of Hanson CDIs to explain the terms of the Scheme and to provide you with other relevant information.

This Explanatory Statement sets out a summary of the provisions of the Scheme. A copy of the Scheme is set out in full in Part VII of this document. You are recommended to read the whole of this document in addition to this Explanatory Statement.

2.	Summary of the Scheme and the HBM Reduction of Capital

Under the Scheme, HBM will become the new holding company of Hanson. The Scheme is subject to the satisfaction of certain conditions, including the approval of the Hanson Shareholders and the approval of the Court.

Under the Scheme (full details of which are set out in Part VII of this document):

(a)	HBM will become the new holding company of Hanson;

(b)	the Hanson Scheme Shares will be cancelled and Holders of Hanson Scheme Shares on the register of members of Hanson at the Scheme Record Time will receive:

for each Hanson Scheme Share	one HBM Share

(c)
following the cancellation of the Hanson Scheme Shares, the issued share capital of Hanson will be restored to its former amount by the application of the credit arising on the balance sheet of Hanson in paying up in full, at par, shares of an equivalent number and nominal amount to be issued to HBM.

As a result of the Scheme becoming effective, HBM will become the holding company of Hanson and the issued share capital of HBM will be owned by the former Hanson Shareholders.

The Scheme is expected to become effective on October 14, 2003.

The Scheme will not become effective unless all the conditions of the Scheme have been satisfied or, if permitted, waived. If the Scheme has not become effective by December 31, 2003, or such later date as Hanson and HBM may agree and the Court may approve, it will lapse, in which event Hanson Shareholders will continue to hold Hanson Shares and Hanson Shares will continue to be listed on the Official List.

1	Hoare Govett Limited is authorised and regulated by the Financial Services Authority.

Registered office as above. Registered in England No. 2026375.

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In addition, HBM will also implement a reduction of its share capital (referred to in this document as the “HBM Reduction of Capital”), such that the nominal value of £3.00 of each HBM Share will be reduced to 10 pence, thereby creating distributable reserves in HBM of approximately £2,137,000,000 (assuming that no further shares in Hanson are issued on or after August 10, 2003, being the latest practicable date prior to the publication of this document, and that the nominal value of an HBM Share remains at £3.00).

3.	Reasons for the Scheme and the HBM Reduction of Capital

The reasons for the Scheme and the HBM Reduction of Capital are described in paragraph 3 of the Chairman’s letter in Part I of this document.

4.	Conditions to the Scheme

The implementation of the Scheme is conditional on:

(a)
the Scheme being approved by a majority in number representing not less than three-quarters by nominal value of the Hanson Shares held by those Hanson Shareholders present and voting either in person or by proxy at the Scheme Court Meeting;

(b)	the special resolution required to approve the matters necessary to give effect to the Scheme being passed by the requisite majority at the EGM;

(c)	the sanction of the Scheme and confirmation of the reduction of capital involved therein by the Court (in both cases, with or without modification, on terms reasonably acceptable to Hanson);

(d)	Admission;

(e)	an office copy of the Scheme Court Order and the relevant minute being delivered for registration to the Registrar of Companies in England and Wales and being registered by her; and

(f)	all other necessary consents, authorisations and approvals being obtained for the Scheme.

Hanson has reserved the right (without any obligation so to do) to waive, in whole or in part, the condition in paragraph (f) above.

The Scheme Court Hearing is expected to be held at or around 10.30 a.m. on October 13, 2003 at the Royal Courts of Justice, The Strand, London WC2A 2LL. Hanson Shareholders have the right to attend the Scheme Court Hearing and to appear in person or be represented by counsel to support or oppose the sanctioning of the Scheme.

The Scheme contains a provision, exercisable until approval of the Scheme by the Court, for Hanson and HBM to consent jointly on behalf of all concerned at the Scheme Court Hearing to modifications of, or additions to, the Scheme or to any condition which the Court may think fit to impose or approve. The Court would be unlikely to approve any modifications or additions, or impose or approve any condition, which might be material to the interests of Hanson Shareholders, unless such shareholders were informed of any such modification, addition or condition. In such circumstances, it would be a matter for the Court to decide, in its discretion, whether or not a further meeting of Hanson Shareholders should be held. If the Court were to impose or approve a modification of, or an addition to, the Scheme or impose or approve any condition which, in the opinion of the Hanson Directors, is of such nature or importance as to require the consent of Hanson Shareholders at a further meeting, the Hanson Directors will not take the necessary steps to enable the Scheme to become effective unless and until such consent is obtained.

The Hanson Directors will not take the necessary steps to enable the Scheme to be approved by the Court unless, at the relevant time, they consider that it continues to be in the best interests of Hanson and its Shareholders that the Scheme should become effective.

The Scheme will become effective upon the registration with the Registrar of Companies in England and Wales of the Scheme Court Order which is expected to occur on October 14, 2003.

The Scheme is governed by English law and will be subject to the jurisdiction of the courts of England. The Listing Rules, so far as they are appropriate, apply to the Scheme.

5.	Financial effects of the Scheme

Under the Scheme, Hanson Shareholders will exchange their interest in Hanson Scheme Shares for an equivalent interest in HBM Shares. Their entitlement to participate in the Existing Group’s capital and income will not be affected by reason of the implementation of the Scheme.

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Immediately following the Scheme Effective Date, HBM will own no assets other than nominal cash balances, the share capital of Hanson and Hanson BM (No 1) Limited, a wholly-owned subsidiary, incorporated on June 23, 2003 (and which has not traded since its incorporation).

6.	Conditions to the HBM Reduction of Capital

Implementation of the HBM Reduction of Capital is conditional on:

(a)	the Scheme becoming effective in accordance with its terms;

(b)	the HBM Shares being issued in accordance with the Scheme;

(c)	Admission;

(d)	the confirmation of the HBM Reduction of Capital by the Court (with or without modification on terms reasonably acceptable to HBM);

(e)	an office copy of the Reduction Court Order and the relevant minute being delivered for registration to the Registrar of Companies in England and Wales and being registered by her; and

(f)	all other necessary consents, authorisations and approvals being obtained for the HBM Reduction of Capital.

HBM has reserved the right (without obligation so to do) to waive, in whole or in part, the condition in paragraph (f) above.

The HBM Directors will not take the necessary steps to enable the HBM Reduction of Capital to be confirmed by the Court unless, at the relevant time, they consider that it continues to be in the best interests of HBM and its Shareholders as a whole that the HBM Reduction of Capital should occur.

The Reduction Court Hearing is expected to be held on October 20, 2003 at the Royal Courts of Justice, The Strand, London WC2A 2LL. Shareholders will have the right to attend the Reduction Court Hearing and to appear in person or be represented by counsel to support or oppose the sanctioning of the HBM Reduction of Capital. The HBM Reduction of Capital will become effective upon the registration with the Registrar of Companies in England and Wales of the Reduction Court Order and the relevant minute, which is expected to occur on October 21, 2003.

7.	Shareholder meetings

The Scheme will require the approval of Hanson Shareholders at the Scheme Court Meeting to be held at 12.00 noon on September 19, 2003 at The Park Lane Hotel, Piccadilly, London W1J 7BX. The implementation of the Scheme will also require the passing by Hanson Shareholders of a special resolution to be proposed at the EGM to be held on the same date and at the same venue.

Notices of both the Scheme Court Meeting and the EGM are set out on pages 72 to 74 of this document. Entitlement to attend and vote at these meetings, and the number of votes which may be cast thereat, will be determined by reference to the register of members of Hanson at the Voting Record Time.

(a)	Scheme Court Meeting

The Scheme Court Meeting has been convened for 12.00 noon on September 19, 2003 to enable Hanson Shareholders to consider and, if thought fit, approve the Scheme. At the Scheme Court Meeting, voting will be by poll and each Hanson Shareholder present in person or by proxy will be entitled to one vote for each Hanson Share held. The approval required at the Scheme Court Meeting is that those voting to approve the Scheme must:

(i)	represent a majority in number of those Hanson Shareholders present and voting in person or by proxy; and

(ii)	also represent not less than three-quarters by nominal value of the Hanson Shares held by those Hanson Shareholders present and voting in person or by proxy.

(b)	Extraordinary General Meeting

The EGM has been convened for 12.15 p.m. (or immediately following the conclusion or adjournment of the Scheme Court Meeting, if later) on the same date and at the same venue as the Scheme Court Meeting to enable Hanson Shareholders to consider and, if thought fit, pass a special resolution to: (i) approve the terms of the Scheme; (ii) approve the reduction, by cancellation of all of the share capital of Hanson, and the subsequent issue to HBM of new Hanson Shares in accordance with the Scheme; (iii) amend the Hanson Articles in the manner described below and in paragraph 3 of Part VI of this document; (iv) conditionally, upon the Scheme becoming effective, change the name of Hanson to Hanson Building Materials Limited; and (v) approve the HBM Reduction of Capital.

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The Chairman intends to exercise his right to demand that the vote of Hanson Shareholders at the EGM be held by way of a poll and, in such event, each Hanson Shareholder present in person or by proxy will be entitled to one vote for each Hanson Share held. The approval required at the EGM is that the votes cast in favour of the special resolution must represent at least three-quarters of the total votes cast by Hanson Shareholders present and voting in person or by proxy.

The special resolution to be proposed at the EGM, if passed, will (inter alia) make certain amendments to the Hanson Articles. The proposed amendments will provide that any Hanson Shares issued under the Hanson Share Schemes or otherwise after the Voting Record Time, but prior to the confirmation by the Court of the reduction of capital provided for under the Scheme, will be issued subject to the Scheme. It is also proposed to amend the Hanson Articles so that each Hanson Share issued to any person (other than HBM) on or at any time after the confirmation by the Court of the reduction of capital provided for under the Scheme will be transferred to HBM in consideration for one HBM Share. This will avoid any person (other than HBM) being left with Hanson Shares after dealings in such shares have ceased on the London Stock Exchange (which will occur at the close of business on the Scheme Effective Date).

8.	Action to be taken

Holders of Hanson Shares will find enclosed with this document:

•	a BLUE Form of Proxy for use in respect of the Scheme Court Meeting; and

•	a WHITE Form of Proxy for use in respect of the EGM.

Hanson Shareholders should complete both Forms of Proxy in accordance with the accompanying instructions and return them either by post or by hand to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex, BN99 6BN, so as to be received as soon as possible and in any event by no later than 12.15 p.m. on September 17, 2003.

Please note that, if the BLUE Form of Proxy relating to the Scheme Court Meeting is not lodged by the relevant time, it may be handed to the Chairman of the Scheme Court Meeting immediately prior to the commencement of that meeting. However, in the case of the EGM, unless the WHITE Form of Proxy is lodged so as to be received by 12.15 p.m. on September 17, 2003 (or, if the EGM is adjourned, 48 hours before the start of the adjourned meeting) and in accordance with the instructions for that Form of Proxy, it will be invalid.

The completion and return of a Form of Proxy will not prevent Hanson Shareholders from attending and voting in person at the Scheme Court Meeting or the EGM, or any adjournment thereof, if they so wish.

In relation to the BLUE Form of Proxy for the Scheme Court Meeting, a proxy appointed to vote in favour of the Scheme may vote or abstain as he or she thinks fit on any modifications to the Scheme put to the meeting. In relation to the WHITE Form of Proxy for the EGM, if Hanson Shareholders do not give specific voting instructions on the special resolution to be considered at the EGM by placing a mark in the appropriate box, their proxy will be free to vote or abstain in relation to the special resolution as he or she thinks fit. Unless Hanson Shareholders specifically instruct otherwise, their proxy may also vote or abstain as he or she thinks fit on any other business which may properly come before the EGM.

Holders of Hanson ADSs and of Hanson CDIs should complete the enclosed voting instruction form(s) in accordance with the accompanying instructions, and return them to the ADS Depositary or CDI Depositary (as applicable) in order to instruct them how to vote on their behalf at the Scheme Court Meeting and the EGM. The voting instruction forms must be returned to the appropriate depositary at the address shown on page 4 of this document by 3.00 p.m. (New York time or Australian Eastern Standard time, as applicable) on September 15, 2003. Holders of Hanson ADSs and Hanson CDIs will not be permitted to attend the Scheme Court Meeting or the EGM unless the relevant holders follow the respective procedures detailed in Parts IV or V of this document.

It is particularly important that as many votes as possible are cast at the Scheme Court Meeting so that the Court may be satisfied that there is a fair representation of opinion of the Hanson Shareholders. You are therefore strongly urged to return your BLUE Form of Proxy (or your voting instruction form, as applicable) as soon as possible.

9.	Information on Hanson

Further information relating to Hanson, including financial information in respect of Hanson, is set out in Parts III and IV of the Listing Particulars.

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10.	Information on HBM

Further information relating to HBM is set out in paragraphs 1 and 2 of Part VI of this document. In addition, financial information on HBM is set out in Part II of the Listing Particulars.

11.	Employee share schemes

(a)	Hanson Share Schemes

The implications of the Scheme for the Hanson Share Schemes and the Hanson Incentive Plan are set out in paragraph 7.1 of Part VI of this document. It is intended that, in addition to any rights of exercise arising as a result of the Scheme, Optionholders are to be given the opportunity to exchange their existing options over Hanson Shares for replacement options over an equivalent number of HBM Shares, subject to the Scheme becoming effective. Further, holders of awards under the Hanson Incentive Plan are to be given the opportunity to exchange their existing awards over Hanson Shares for replacement awards over an equivalent number of HBM Shares, again, subject to the Scheme becoming effective.

(b)	HBM Share Schemes

HBM has, by resolution of the board of HBM, adopted the HBM Share Schemes, which each contain identical provisions to those of the equivalent existing Hanson Share Scheme or the Hanson Incentive Plan, save for modifications that would not require Hanson Shareholder consent if made to the Hanson Share Schemes or the Hanson Incentive Plan, because they are not to the advantage of participants, and certain other minor modifications of a non-material nature. None of the benefits under the HBM Share Schemes is pensionable. Further information in relation to the HBM Share Schemes is set out in paragraph 7.2 of Part VI of this document and copies of the rules of the proposed HBM Share Schemes are available for inspection, as described in paragraph 16 of Part VI of this document.

12.	The Hanson Directors and the effect of the Scheme on their interests

Save as set out in this paragraph 12, the effect of the Scheme on the interests of the Hanson Directors does not differ from its effect on the same interests of any other person.

Hanson Scheme Shares held by the Hanson Directors will be subject to the Scheme. The Hanson Directors, in common with the other participants in the Hanson Share Schemes, will be invited, and the Hanson Directors intend, to exchange their existing options over Hanson Shares for replacement options over an equivalent number of HBM Shares, subject to the Scheme becoming effective. All replacement options (received by Hanson Directors and employees alike) will be on identical terms to the existing options, with existing performance targets continuing to apply. The Hanson Directors also intend not to exercise any options held by them over Hanson Shares prior to, or as a consequence of, the Scheme becoming effective.

The Hanson Directors, in common with other holders of awards under the Hanson Incentive Plan, will be invited, and the Hanson Directors intend, to exchange their existing awards of Hanson Shares for awards of an equal number of HBM Shares, subject to the Scheme becoming effective. All replacement awards (received by Hanson Directors and employees alike) will be on identical terms to existing awards with existing performance targets continuing to apply.

With the exception of Mr C D Collins, the non-executive Hanson Directors have resigned as directors of Hanson conditionally upon and with effect from the Scheme becoming effective and signed, on July 30, 2003, new letters of appointment with HBM. Mr C D Collins has a service agreement with Hanson which will remain in place. All of the current Hanson Directors have been appointed as directors of HBM.

Except as described above, the service contracts or letters of appointment (as appropriate) of the Directors will not be varied as a consequence of the Scheme.

Particulars of the service contracts and letters of appointment (as appropriate) of the Hanson Directors are set out in paragraph 5 of Part VI of this document.

Details of the interests of the Hanson Directors in the share capital of Hanson are set out in paragraph 4 of Part VI of this document.

As set out in paragraph 2.7 of Part VI of this document, Mr G Dransfield holds one ordinary share of £3.00 in HBM and Mr A J Murray holds 49,999 Redeemable Preference Shares. As part of the Proposals, the ordinary share held by Mr G Dransfield will be gifted back to HBM for no consideration, whereupon it will be cancelled, and the Redeemable Preference Shares will be redeemed at par by HBM and cancelled.

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13.	Listing, dealings and settlement

Application has been made to the UK Listing Authority for up to 750,000,000 HBM Shares (assuming that no further shares in Hanson are issued on or after August 10, 2003 (being the latest practicable date prior to the publication of this document)) to be admitted to listing on the Official List and application has also been made to the London Stock Exchange for such shares to be admitted to trading on the London Stock Exchange. The last day of dealings in Hanson Shares is expected to be October 14, 2003. Admission of the HBM Shares to the Official List is expected to become effective, and dealings in the HBM Shares are expected to commence on the London Stock Exchange at 8.00 a.m. on October 15, 2003.

HBM Shares can be held in certificated or uncertificated form, and will be registered. Upon the Scheme becoming effective, share certificates for the Hanson Shares will cease to be valid and, with respect to the Hanson Shares held in uncertificated form, CRESTCo will be instructed to cancel the entitlements of the relevant Hanson Shareholders with respect to those Hanson Shares. The last date for registration of transfers of Hanson Shares is expected to be October 14, 2003.

It is expected that HBM Shares held in uncertificated form will be credited to CREST accounts on October 15, 2003 and that certificates for HBM Shares held in certificated form will be despatched by October 28, 2003.

Pending the despatch of certificates for HBM Shares, transfers of HBM Shares in certificated form will be certified against HBM’s share register. Temporary documents of title have not been, and will not be, issued in respect of HBM Shares.

All documents, certificates, cheques or other communications sent by or to Shareholders will be sent at their own risk and may be sent by post.

After the Scheme and the HBM Reduction of Capital have become effective, the HBM Shares will be equivalent to the Hanson Shares in all material respects including their dividend, voting and other rights. All mandates relating to payment of dividends on Hanson Shares, and all instructions given to Hanson by Hanson Shareholders in relation to notices and other communications in force immediately prior to the Scheme becoming effective, will, unless and until amended or revoked, be deemed from the Scheme Effective Date to be valid and effective mandates or instructions to HBM in relation to the corresponding holdings of HBM Shares.

14.	Taxation

The following paragraphs are intended as a general guide only. They do not constitute tax advice to any Hanson Shareholders and may not be applicable to certain Hanson Shareholders, including persons not resident in the United Kingdom, the United States or Australia for tax purposes.

The information included in this section summarises advice received by the Hanson Directors in respect of current legislation and current fiscal authority published practice as at the date of this document. This section summarises the key tax consequences for Hanson Shareholders resident in the United Kingdom, the United States and Australia with regard to the Scheme. For information regarding the ongoing taxation of dividends and disposals of HBM Shares, please refer to Part VI of the Listing Particulars.

All Hanson Shareholders are strongly recommended to consult their own independent advisers before taking any action in relation to the Scheme if they are in any doubt as to their tax position.

(1)	Hanson Shareholders resident in the United Kingdom

The following paragraphs address Hanson Shareholders who are resident or ordinarily resident in the United Kingdom for tax purposes (unless express reference is made to non-UK resident Shareholders), and who hold their Hanson Shares beneficially as investments. These paragraphs may not be applicable to certain Hanson Shareholders including, but not limited to, insurance companies, dealers in securities and Hanson Shareholders who are not beneficial owners of their Hanson Shares, such as trustees. Investors in these categories should, where necessary, seek their own independent advice in relation to the tax effects of the Scheme.

(a)	Taxation of chargeable gains

A Hanson Shareholder who receives HBM Shares under the Scheme will not, subject to the paragraph below concerning larger holdings, be treated as having made a disposal of his or her Hanson Shares for the purposes of computing chargeable gains. Instead, any gain or loss which would otherwise have arisen on a disposal of the Hanson Shares will be ‘rolled-over’ into the HBM Shares so that the HBM Shares will be treated as the same asset as the Hanson Shares, acquired at the same time as the Hanson Shares and for the same acquisition cost.

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If a Hanson Shareholder, either alone or together with persons connected with him or her, holds more than 5 per cent. of, or of any class of, shares in, or debentures of, Hanson he or she will only be eligible for the ‘roll over’ treatment referred to above if the Scheme is effected for bona fide commercial reasons and does not form part of a scheme or arrangement of which the main purpose, or one of the main purposes, is avoidance of liability to capital gains tax or corporation tax. For such Hanson Shareholders, since clearance has been given by the Inland Revenue under section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Scheme, the benefit of the above rules regarding the ‘roll-over’ of any gain or loss into HBM Shares should be available.

The HBM Reduction of Capital will not be treated as involving a disposal of HBM Shares.

(b)	Section 703 Income and Corporation Taxes Act 1988 (“ICTA”)

Hanson Shareholders should be aware of an anti-avoidance provision, in section 703 ICTA, which the Inland Revenue may apply where they have reason to believe generally that a person obtains a tax advantage in consequence of a ‘transaction in securities’. If the Inland Revenue were to seek to apply section 703 ICTA to the Scheme, the general effect would be to tax the relevant profits or gains as income.

Clearance has been obtained from the Inland Revenue in relation to the Scheme, pursuant to section 707 ICTA, that no notice under section 703(3) ICTA 1988 ought to be given.

The Scheme should not be treated as involving a distribution subject to UK income tax.

(2)	Hanson Shareholders resident in the United States

The following paragraphs are intended as a general guide only and are based on current provisions of the US Internal Revenue Code of 1986, as amended, current and proposed US Treasury regulations promulgated thereunder, and administrative and judicial decisions, all of which are subject to change, possibly on a retrospective basis.

This discussion only addresses Hanson Shareholders who are resident in the United States, beneficially own and hold HBM Shares as capital assets, use the US dollar as their functional currency and are either a citizen or resident of the United States for United States federal income tax purposes, or a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organised under the laws of the United States or any political subdivision thereof, or an estate the income of which is subject to United States federal income taxation regardless of its sources, or a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

The discussion does not consider the tax treatment of beneficiaries of trusts or estates, partnerships or other pass-through entities, or persons who hold HBM Shares through a partnership or other pass-through entity.

This discussion does not address all aspects of US federal income taxation, such as US federal gift or estate tax, nor state or local taxation. It does not address the tax consequences for financial institutions, insurance companies, dealers in securities or foreign currencies, persons subject to the alternative minimum tax, persons owning directly, indirectly or by attribution 5 per cent. or more of the HBM Shares, persons carrying on a trade or business in the United Kingdom through a permanent establishment, or persons who acquired HBM Shares as compensation.

In the discussion below, references to Hanson Shares and HBM Shares also include Hanson ADSs and HBM ADSs, respectively.

Hanson Shareholders who are resident in the United States and holders of Hanson ADSs should consult their tax advisers with regard to the application of the US federal income tax laws to their particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

(a)	Taxation of gains

For US federal income tax purposes, the receipt of HBM Shares and the cancellation of Hanson Shares pursuant to the Scheme should be treated as an exchange of Hanson Shares for HBM Shares. A Hanson Shareholder resident in the United States should not recognise income, gain or loss upon the exchange of Hanson Shares for HBM Shares.

The basis in the HBM Shares received by a Hanson Shareholder resident in the United States should be the same as the basis in the Hanson Shares exchanged. A US Shareholder’s holding period with respect to HBM Shares should include the holding period of the Hanson Shares exchanged.

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(b)	Information reporting

Each Hanson Shareholder (being a resident in the United States) who exchanges Hanson Shares for HBM Shares will be required to retain certain records and file with its US federal income tax return a statement setting forth certain facts relating to the Scheme.

(3)	Hanson Shareholders resident in Australia

The following is a general summary of the Australian income tax treatment for certain Australian tax resident individuals who hold Hanson Shares or Hanson CDIs and who receive HBM Shares or HBM CDIs under the Scheme.

This summary does not take into account the position of Australian residents who dispose of Hanson Shares or options over any Hanson Shares acquired under an employee share scheme, nor Australian residents who trade in shares or who acquired their Hanson Shares or Hanson CDIs for the purposes of resale at a profit.

In the discussion below, references to Hanson Shares and HBM Shares also include Hanson CDIs and HBM CDIs, respectively, and references to Hanson Shareholders include holders of Hanson CDIs.

As the income tax treatment may vary depending upon the specific circumstances of each Hanson Shareholder resident in Australia, Hanson Shareholders resident in Australia should seek their own independent tax advice regarding the consequences of acquiring, holding and disposing of Hanson Shares and HBM Shares.

(a)	Taxation of gains

A Hanson Shareholder who receives HBM Shares under the Scheme will have been subject to a capital gains tax (“CGT”) event under Australian tax law. Where a CGT event occurs, the taxpayer must determine whether a capital gain or loss may have been made.

Hanson Shareholders who are resident in Australia and acquired their Hanson Shares before September 20, 1985 will make neither a capital gain nor a capital loss under the Scheme. The HBM Shares acquired as a result of the Scheme will be subject to the capital gains provisions of Australian tax law, when those shares are eventually disposed of by the Australian Shareholder. The HBM Shares will have a cost base equal to the market value of the Hanson Shares at the Scheme Effective Date.

Hanson Shareholders who are resident in Australia and acquired their Hanson Shares after September 19, 1985 must determine whether they have made a capital gain or loss as a result of the Scheme, computing that gain or loss using the market value of the HBM Shares at their issue date as the capital proceeds.

Hanson Shareholders who are resident in Australia and have made a capital gain in these circumstances may elect scrip for scrip roll-over relief. If elected, that relief will allow the Australian Shareholder to ignore, for capital gains purposes, the disposal of the Hanson Shares. The scrip for scrip roll-over relief provisions provide that the HBM Shares will have a cost base equal to the cost base that the Australian Shareholder had in the Hanson Shares.

Where a Hanson Shareholder (who is resident in Australia) makes a capital loss, he or she cannot elect scrip for scrip roll-over relief. The loss which he or she makes can be offset against current and future years’ capital gains, until that capital loss has been fully used. It is expected that such shareholders in this position will obtain a cost base in the HBM Shares equal to the market value of the Hanson Shares, where the market value is measured at the Scheme Effective Date.

Where an asset was acquired before September 21, 1999, for the purposes only of computing a gain, a taxpayer could index his or her cost base in the asset, with the indexation ceasing at September 30, 1999. Hanson Shareholders who are resident in Australia and have held their Hanson Shares for at least one year and, as a result of the Scheme, make a capital gain for which they do not elect roll-over relief, will be taxable on only half of the unindexed gain made.

(4)	Stamp duty and stamp duty reserve tax (“SDRT”)

No UK stamp duty or SDRT will be payable by Hanson Shareholders (UK, US or Australian residents) as a result of the implementation of the Scheme or the HBM Reduction of Capital.

THE ABOVE PARAGRAPHS ARE A GENERAL GUIDE ONLY AND ARE NOT EXHAUSTIVE. IF YOU ARE IN ANY DOUBT AS TO YOUR TAXATION POSITION YOU SHOULD CONSULT AN APPROPRIATE PROFESSIONAL ADVISER WITHOUT DELAY.

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15.	Overseas Shareholders

Overseas Shareholders should consult their own legal and tax advisers with regard to the legal and tax consequences of the Scheme to their particular circumstances.

The implications of the Scheme for Overseas Shareholders may be affected by the laws of the relevant jurisdiction. Overseas Shareholders should inform themselves about and observe all applicable legal requirements.

It is the responsibility of each Overseas Shareholder to satisfy him or herself as to the full observance of the laws of the relevant jurisdiction in connection with the allotment and issue of HBM Shares, including the obtaining of any governmental, exchange control or other consents which may be required, and/or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

If, in respect of any Overseas Shareholder, HBM is advised that the allotment and issue of HBM Shares would or might infringe the laws of any jurisdiction outside the United Kingdom, or would or might require HBM to obtain any governmental or other consent or to effect any registration, filing or other formality with which, in the opinion of HBM, it would be unable to comply or which it regards as unduly onerous, then HBM may in its sole discretion either (a) determine that no HBM Shares shall be allotted and issued to such Overseas Shareholder but that instead those HBM Shares shall be allotted and issued to a nominee appointed by HBM, as trustee for such Overseas Shareholder, on terms that they shall be sold on behalf of such Overseas Shareholder as soon as reasonably practicable after the Scheme becomes effective, with the net proceeds of sale (after deduction of all expenses and commissions, including any amount in respect of value added tax payable thereon) being remitted to the Overseas Shareholder concerned at the risk of such Overseas Shareholder, or (b) determine that such HBM Shares shall be sold on behalf of such Overseas Shareholder, in which event the HBM Shares shall be issued to such Overseas Shareholder and HBM shall appoint a person to procure that those shares be sold as soon as reasonably practicable after the Scheme becomes effective, with the net proceeds of sale (after deduction of all expenses and commissions, including any amount in respect of value added tax payable thereon) being remitted to the Overseas Shareholder concerned at the risk of such Overseas Shareholder.

(a)	Hanson Shareholders resident in the United States

The HBM Shares will not be registered under the US Securities Act but will be issued in reliance on the exemption from the registration requirements of the US Securities Act provided by section 3(a)(l0) thereof. The HBM Shares issued to a Hanson Shareholder who is neither an affiliate (for the purpose of the US Securities Act) of Hanson prior to the Scheme Effective Date nor an affiliate of HBM after the Scheme Effective Date may be resold without restriction under the US Securities Act. Hanson Shareholders who are affiliates of Hanson prior to the Scheme Effective Date or affiliates of HBM after the Scheme Effective Date will be subject to certain restrictions under the US Securities Act on the resale of any HBM Shares received by them pursuant to the Scheme. For the purpose of the US Securities Act, an affiliate of either Hanson or HBM is any person that directly or indirectly controls, or is controlled by, or is under common control with, a Hanson or HBM entity. Whether a person is an affiliate of either Hanson or HBM for the purpose of the US Securities Act depends on the circumstances, but affiliates generally include officers, directors and significant shareholders. Persons who believe that they may be affiliates of either Hanson or, after the Scheme Effective Date, HBM should consult their own legal advisers prior to any sale of the HBM Shares received upon the implementation of the Scheme.

For the purpose of qualifying for the exemption from the registration requirements of the US Securities Act provided by section 3(a)(10) thereof with respect to the HBM Shares, Hanson will advise the Court that Hanson and HBM will rely on the section 3(a)(10) exemption based on the Court’s sanctioning of the Scheme and will view the Court’s sanctioning of the Scheme as an approval of the Scheme following a hearing on its fairness to Hanson Shareholders at which hearing all such Hanson Shareholders are entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been given to all such Hanson Shareholders.

Hanson files annual reports and submits certain other information and documents to the SEC pursuant to its registration under section 12 of the US Exchange Act. Once the Scheme becomes effective, HBM will automatically succeed to Hanson’s existing US Exchange Act registration, and will be subject to the reporting requirements pursuant thereto.

The reports and other information filed by Hanson with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room, 450 Fifth Street, NW, Washington, D.C. 20549 and on the SEC’s website at www.sec.gov. Please call the SEC on 1-800-SEC-0330 for further information.

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(b)	Hanson Shareholders resident in Australia

Neither this document nor the Listing Particulars constitutes a disclosure document for the purposes of Chapter 6D of the Corporations Act 2001 (Australia). Accordingly, the HBM Shares and HBM CDIs representing them have been issued without disclosure for the purposes of those provisions.

However, in order to facilitate the listing and trading of HBM CDIs on ASX, the Australian Securities and Investments Commission has granted a modification of sections 707(3) and (4) of the Corporations Act 2001 (Australia), conditional upon:

(i)	this document and the Listing Particulars being provided by HBM to ASX for release to the market prior to the time that HBM CDIs are first quoted on the financial market operated by ASX; and

(ii)	the offer for sale to which sections 707(3) and (4) of the Corporations Act 2001 (Australia) potentially apply not occurring prior to quotation of HBM CDIs on the financial market operated by ASX.

The effect of this modification is that investors who sell HBM CDIs or HBM Shares in Australia after HBM has been admitted to ASX should not be subject to any resale restriction arising from sections 707(3) and (4) of the Corporations Act 2001 (Australia).

This document has been prepared for the purposes of complying with English law and the Listing Rules and the information disclosed may not be the same as that which would have been disclosed if the document had been prepared in accordance with the laws of jurisdictions outside England.

16.	Listing Particulars

Listing Particulars relating to HBM, which are required to be published in accordance with the Listing Rules to effect the introduction of HBM Shares to the Official List, are obtainable on request, free of charge, until Admission during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) from Lloyds TSB Registrars, The Causeway, Worthing, West Sussex, BN99 6BN (telephone: 0870 600 0632 or +44 1903 702 767, if calling from overseas) or from the registered office of Hanson and HBM (both being 1 Grosvenor Place, London SW1X 7JH). A copy of the Listing Particulars may also be inspected at the document viewing facility of the Financial Services Authority, 25 Colonnade, London E14 5HS, or at the offices of Jones Day Gouldens, 10 Old Bailey, London EC4M 7NG until Admission during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted). A copy of the Listing Particulars will also be available for inspection at the Scheme Court Meeting and at the EGM, and will be available on Hanson’s website, www.hansonplc.com.

17.	Further information

The terms of the Scheme are set out in full in Part VII of this document. Further information relating to Hanson and HBM, including financial information, is set out in Parts II to IV of the Listing Particulars. The results for Hanson for the six months ended June 30, 2003 also accompany this document and are contained in the Listing Particulars. Documents available for inspection are listed in paragraph 16 of Part VI of this document.

Yours faithfully

Philip Dayer
Director, Corporate Finance
for and on behalf of
Hoare Govett Limited

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PART IV – FURTHER INFORMATION FOR HOLDERS OF HANSON ADSs AND SHAREHOLDERS RESIDENT IN THE UNITED STATES

1.	Expected timetable of principal events for holders of Hanson ADSs
2003

Voting record date and voting record time for the Scheme Court Meeting and EGM for holders of Hanson ADSs[1]	5.00 p.m. New York time on August 11

Latest time for holders of Hanson ADSs to provide voting instructions to the ADS Depositary for the Scheme Court Meeting and EGM	3.00 p.m. New York time on September 15

Scheme Court Meeting	12.00 noon London time on September 19

EGM[2]	12.15 p.m. London time on September 19

Scheme Court Hearing	October 13

Last day of dealings in Hanson ADSs on the NYSE[3]	October 14

Scheme Record Time[3]	4.30 p.m. London time on October 14

Scheme Effective Date (and on which date the names of Hanson and HBM are switched)[3]	after 4.30 p.m. London time on October 14

Delivery of HBM Shares to the CREST account maintained for the benefit of the ADS Depositary	October 15

Dealings in HBM ADSs commence on the NYSE[4]	9.30 a.m. New York time on October 15

Reduction Court Hearing[4]	October 20

HBM Reduction of Capital becomes effective[5]	October 21

1
Please note that the last day for holders of Hanson ADSs to present their Hanson ADSs to the ADS Depositary for cancellation in order to become holders of Hanson Shares for the purpose of voting at the Scheme Court Meeting and at the EGM is September 5, 2003.

2	To commence at the time shown, or immediately following the adjournment or conclusion of, the Scheme Court Meeting, if later.

3	These dates are indicative only and will depend, amongst other things, on the date on which the Court sanctions the Scheme.

4	These dates are indicative only and will depend, amongst other things, on the date on which the Scheme becomes effective.

5	This date will depend, amongst other things, on the date on which the Scheme becomes effective and the date on which the Court confirms the HBM Reduction of Capital.

The dates given in this Part IV are based on Hanson’s current expectations and may be subject to change.

2.	Information for holders of Hanson ADSs

(a)	The Scheme

Once the Scheme becomes effective, the five Hanson Scheme Shares underlying each Hanson ADS will be cancelled and for each Hanson Scheme Share, one HBM Share will be issued to the ADS Depositary. As described below, existing Hanson ADSs will be replaced by HBM ADSs which will each represent five HBM Shares.

(b)	HBM ADR facility

As of the Scheme Effective Date, HBM and the ADS Depositary will enter into the HBM ADS Deposit Agreement to establish the HBM ADR facility, and at the appropriate time thereafter the Hanson ADR facility will be terminated. The terms of the HBM ADS Deposit Agreement will be substantially similar to the terms of the Hanson ADS Deposit Agreement except to the extent that certain developments relating to ADSs have warranted the updating of the HBM ADS Deposit Agreement, including provisions for the issuance of direct registration ADSs. HBM Shares issued in respect of Hanson Shares held under the Hanson ADS Deposit Agreement will be deposited into this new facility with the Custodian and HBM ADSs representing HBM Shares will be issued thereunder. Depositary banks typically appoint a custodian to safeguard the securities on deposit. In this case, the Custodian is Citibank, N.A., London, located at 25 Molesworth Street, Lewisham, London SE13 7EX, England.

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All ADSs issuable in connection with the Scheme will be evidenced by direct-registration ADSs, unless ADRs are specifically requested by the holder. A direct registration ADS is an ADS issued in book-entry form through the ADS Depositary’s direct registration system. This direct registration system reflects the uncertificated registration of ownership of securities by the ADS Depositary. Ownership of uncertificated ADSs shall be evidenced by periodic statements issued by the ADS Depositary to the holders entitled thereto. The direct registration system includes automated transfers of ownership between DTC and the ADS Depositary.

Upon termination of the Hanson ADR facility, Hanson ADSs (in certificated ADR or book-entry form) will represent the right to receive HBM ADSs and/or HBM Shares and will continue to be honoured by the ADS Depositary. However, holders of Hanson ADR certificates will be requested to surrender their Hanson ADRs to the ADS Depositary in exchange for direct registration HBM ADSs. Upon such exchange, the appropriate notation will be made on the books of the ADS Depositary in the case of Hanson ADSs held in the form of Hanson ADRs to credit to an account in the holder’s name the appropriate number of HBM ADSs. No HBM ADRs will be issued unless specifically requested. No action will be required on the part of holders of book-entry Hanson ADSs to receive HBM ADSs. The appropriate notation will be made at the relevant book-entry facility with regard to the book-entry Hanson ADSs to credit accounts with the appropriate number of HBM ADSs.

(c)	Voting

Holders of Hanson ADSs have been sent a voting instruction form with this document. This form must be completed by holders of Hanson ADSs in accordance with the accompanying instructions and delivered either by hand or by post to the ADS Depositary at the address shown on page 4 of this document in order to instruct the ADS Depositary how to vote the Hanson Shares underlying the Hanson ADSs on their behalf at the Scheme Court Meeting and the EGM. The voting instruction forms must be returned to the ADS Depositary by 3.00 p.m. (New York time) on September 15, 2003.

Members of either of the 401k Plans who hold Hanson ADSs under the 401k Plans have been sent a voting instruction form by the trustee of such plans. This form must be completed by the members in accordance with the accompanying instructions and delivered either by hand or post to the trustee of the 401k Plans at the address shown thereon in order to instruct the trustee how to direct the ADS Depositary to vote the Hanson Shares underlying the Hanson ADSs on behalf of the members at the Scheme Court Meeting and the EGM. The voting instruction form must be returned to the trustee of the 401k Plans by 3.00 p.m. (New York time) on September 12, 2003.

Holders of Hanson ADSs who participate in the Hanson DRIP have been sent voting instruction forms by the Hanson DRIP administrator. These forms must be completed by the holders in accordance with the accompanying instructions and delivered either by hand or post to the DRIP administrator at the address shown thereon in order to instruct the Hanson DRIP administrator how to direct the ADS Depositary to vote the Hanson Shares underlying the Hanson ADSs on behalf of the holders at the Scheme Court Meeting and the EGM. The voting instruction forms for both the Scheme Court Meeting and the EGM must be returned to the Hanson DRIP administrator by 3.00 p.m. (New York time) on September 15, 2003.

Holders of Hanson ADSs will not, except as described below, be entitled to attend the Scheme Court Meeting or the EGM in person nor to be present at the Scheme Court Hearing to sanction the Scheme and to confirm the reduction of capital provided for under the Scheme, although the ADS Depositary or its nominee as the record holder of Hanson Scheme Shares underlying the Hanson ADSs will be so entitled and will vote in accordance with instructions that may be received by the ADS Depositary by 3.00 p.m. (New York time) on September 15, 2003.

Holders of Hanson ADSs who wish to attend the Scheme Court Meeting or the EGM, or to be present at the Scheme Court Hearing or the Reduction Court Meeting, should take steps to present their Hanson ADSs to the ADS Depositary for cancellation and (upon compliance with the terms of the Hanson ADS Deposit Agreement, including payment of the ADS Depositary’s fees and any applicable taxes and governmental charges) delivery of Hanson Shares so as to become record holders of Hanson Shares prior to the relevant Voting Record Time for the Scheme Court Meeting or the EGM, or prior to the Scheme Court Hearing, as the case may be. The relevant Voting Record Time for the Scheme Court Meeting and the EGM and the date of the Scheme Court Hearing appear in the “Expected Timetable of Principal Events” on page 7 of this document. However, if the holder subsequently wished to sell their Hanson Shares on the NYSE it would be necessary first to convert them back to Hanson ADSs, although this would give rise to UK stamp duty implications.

Holders of Hanson ADSs who take steps (as described in the paragraph above) to become holders of shares (as opposed to ADSs) in Hanson and HBM will have the right to attend the Scheme Court Hearing and Reduction Court Hearing, respectively, in person or be represented by counsel to support or oppose the sanctioning of the Scheme and the HBM Reduction of Capital.

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A holder of Hanson ADSs who participates in the Hanson DRIP and who wishes to attend the Scheme Court Meeting or the EGM, or to be present at the Scheme Court Hearing, must, by no later than September 5, 2003, notify the Hanson DRIP administrator in writing, specifying the number of Hanson ADSs such holder desires to withdraw from the Hanson DRIP. Every holder providing such notice will receive one Hanson ADR for each whole Hanson ADS so withdrawn, and that holder can then follow the foregoing procedures.

A member of either of the 401k Plans who holds Hanson ADSs under a 401k Plan and who wishes to attend the Scheme Court Meeting or the EGM, or to be present at the Scheme Court Hearing must, by no later than September 5, 2003 notify the trustee of the 401k Plans in writing, specifying the number of Hanson ADSs such holder desires to withdraw. Withdrawals may be restricted in part or in whole by the terms of the 401k Plans, and members wishing to make withdrawals should contact the trustee of the 401k Plans as soon as possible.

3.	Description of HBM ADSs and the HBM ADS Deposit Agreement

The following is a summary description of the HBM ADSs and certain of the rights of holders and beneficial owners of the HBM ADSs. Summaries, by their nature, lack the precision of the information summarised and the rights and obligations of holders and beneficial owners of HBM ADSs will be determined by the HBM ADS Deposit Agreement and not by the summary. Holders and beneficial owners of Hanson ADSs, as well as any holders of Hanson Shares who will elect to hold HBM Shares in the form of HBM ADSs, are encouraged to review the HBM ADS Deposit Agreement in its entirety and the form of HBM ADR attached to the HBM ADS Deposit Agreement. A copy of the HBM ADS Deposit Agreement will be on file with the SEC under cover of a Registration Statement on Form F-6. A copy of the HBM Deposit Agreement may be obtained, once filed, from the SEC’s Public Reference Room at 450 Fifth Street N.W., Washington DC 20549 and from the SEC’s website at www.sec.gov.

(a)	Dividends and distributions

Holders of HBM ADSs generally have the right to receive the distributions made by HBM on the securities deposited with the Custodian. Receipt by holders of these distributions may be limited, however, by legal and practical constraints. Holders will receive such distributions under the terms of the HBM ADS Deposit Agreement in proportion to the number of HBM ADSs held as at a specified record date.

(b)	Distributions of cash

Whenever the ADS Depositary receives confirmation from the Custodian of the receipt of any cash dividend or other cash distribution on any of the securities on deposit with the Custodian, the ADS Depositary will arrange for the funds to be converted into US dollars and for the distribution of the US dollars to the holders of HBM ADSs, subject to English law and regulations.

The conversion into US dollars will take place only if practicable and if the US dollars are transferable to the United States. The amounts distributed to holders of HBM ADSs will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the HBM ADS Deposit Agreement. The ADS Depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the Custodian in respect of securities on deposit.

(c)	Distributions of HBM Shares

Whenever HBM makes a free distribution of HBM Shares for the securities on deposit with the Custodian, the ADS Depositary will either (i) distribute to holders of HBM ADSs new HBM ADSs representing the HBM Shares deposited or (ii) modify the HBM ADS-to-HBM Shares ratio, in which case each HBM ADS will represent rights and interests in the additional HBM Shares so deposited. Only whole new HBM ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new HBM ADSs or the modification of the HBM ADS-to-HBM Shares ratio upon a distribution of HBM Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the HBM ADS Deposit Agreement. In order to pay such taxes or governmental charges, the ADS Depositary may sell all or a portion of the new HBM Shares so distributed.

No such distribution of new HBM ADSs will be made if it would violate US securities laws or if it is not operationally practicable. If the ADS Depositary does not distribute new HBM ADSs as described above, it may sell the HBM Shares received upon the terms described in the HBM ADS Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

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(d)	Distributions of rights

Whenever HBM intends to distribute rights to purchase additional HBM Shares, HBM will give prior notice to the ADS Depositary. In such case, the ADS Depositary shall consult with HBM as to the lawfulness of making such distribution and shall determine whether such distribution is reasonably practicable.

The ADS Depositary will distribute the rights only if HBM makes a timely request for the ADS Depositary to make such distribution available, such distribution is reasonably practicable and the lawfulness of such distribution has been established to the reasonable satisfaction of HBM and the ADS Depositary. The ADS Depositary will establish procedures to distribute rights to purchase additional HBM ADSs to HBM ADS holders and to enable such holders to exercise such rights. Holders of HBM ADSs may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new HBM ADSs upon the exercise of their rights. The ADS Depositary is not obliged to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new HBM Shares other than in the form of HBM ADSs.

The ADS Depositary will sell the rights that are not exercised or distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders of HBM ADSs as in the case of a cash distribution. If the ADS Depositary is unable to sell the rights, it will allow the rights to lapse. There can be no assurance that holders of HBM ADSs will be given the same opportunity to receive or exercise rights on the same terms and conditions as the Shareholders or be able to exercise such rights.

(e)	Elective distributions

Whenever HBM intends to distribute a dividend payable at the election of Shareholders, either in cash or in additional HBM Shares, HBM will give prior notice thereof to the ADS Depositary and will indicate whether or not HBM wishes the elective distribution to be made available to holders of HBM ADSs. In such case, the ADS Depositary shall consult with HBM as to the lawfulness of making such distribution and shall determine whether such distribution is reasonably practicable.

The ADS Depositary will make the elective distribution available to holders of HBM ADSs only if HBM makes a timely request for the ADS Depositary to make such distribution available, such distribution is reasonably practicable and the lawfulness of such distribution shall have been established to the reasonable satisfaction of the ADS Depositary and HBM. In such case, the ADS Depositary will establish procedures to enable holders of HBM ADSs to elect to receive either cash or additional HBM ADSs, in each case as described in the HBM ADS Deposit Agreement.

If the election is not made available to holders of HBM ADSs, such holders will receive either cash or additional HBM ADSs, depending on what a shareholder in England would receive upon failing to make an election, as more fully described in the HBM ADS Deposit Agreement. There can be no assurance that holders of HBM ADSs will be given the opportunity to receive elective distributions on the same terms and conditions as Shareholders.

(f)	Other distributions

Whenever HBM intends to distribute property other than cash, HBM Shares or rights to purchase additional HBM Shares, HBM will notify the ADS Depositary in advance and will indicate whether HBM wishes such distribution to be made to holders of HBM ADSs. In such case, the ADS Depositary shall consult with HBM as to the lawfulness of such distribution to holders of ADSs and shall determine whether such distribution is reasonably practicable.

The ADS Depositary will distribute the property only if HBM requests the ADS Depositary to make such distribution, such distribution is reasonably practicable and the lawfulness of such distribution shall have been established to the reasonable satisfaction of HBM and the Depositary. In such case, the ADS Depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders of HBM ADSs under the terms of the HBM ADS Deposit Agreement. In order to pay such taxes and governmental charges, the ADS Depositary may sell all or a portion of the property received.

If the ADS Depositary does not distribute the property to holders of HBM ADSs, it will sell the property and the proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

(g)	Changes affecting HBM Shares

The HBM Shares held on deposit for holders of HBM ADSs may change from time to time. For example, there may be a change in nominal or par value, a division, cancellation, consolidation or reclassification of HBM Shares or a recapitalisation, reorganisation, merger, consolidation or sale of assets.

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If any such change were to occur, HBM ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the HBM Shares held on deposit. The ADS Depositary may in such circumstances deliver new HBM ADSs to holders of HBM ADSs, provided the lawfulness of such delivery has been established to the satisfaction of the ADS Depositary and HBM, or call for the exchange of existing HBM ADSs for new HBM ADSs. If the ADS Depositary may not lawfully distribute such property to holders of HBM ADSs, the ADS Depositary may sell such property and distribute the net proceeds to holders of HBM ADSs as in the case of a cash distribution.

(h)	Issue of HBM ADSs upon deposit of HBM Shares

The ADS Depositary may create HBM ADSs on behalf of the holders of HBM ADSs if holders or their brokers deposit HBM Shares with the Custodian. The ADS Depositary will deliver these HBM ADSs to the person indicated by the holder of HBM ADSs only after such holders pay any applicable issuance fees and any charges and taxes payable for the transfer of the HBM Shares to the Custodian. The ability of holders to deposit HBM Shares and receive HBM ADSs may be limited by US and English laws applicable at the time of deposit.

The issue of HBM ADSs may be delayed until the ADS Depositary or the Custodian receives confirmation that all required approvals have been given and that the HBM Shares have been duly transferred to the Custodian. The ADS Depositary will only issue HBM ADSs in whole numbers.

When holders of HBM ADSs make a deposit of HBM Shares, they will be responsible for transferring good and valid title to the ADS Depositary. Any such holders will be deemed to represent and warrant that:

•	the HBM Shares are duly authorised, validly issued, fully paid, non-assessable and legally obtained;

•	all pre-emptive (and similar) rights, if any, with respect to such HBM Shares have been validly waived or exercised;

•	holders of HBM ADSs are duly authorised to deposit the HBM Shares;

•
the HBM Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the HBM ADSs issuable upon such deposit will not be, ‘restricted securities’ (as defined in the HBM ADS Deposit Agreement); and

•	the HBM Shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, HBM and the ADS Depositary may, at the cost and expense of the holders making such incorrect representations or warranties, take any and all actions necessary to correct the consequences of the misrepresentations.

(i)	Transferability of ADSs

HBM ADRs evidencing the HBM ADSs may be endorsed with, or have incorporated in the text, legends or recitals that may be necessary under the HBM ADS Deposit Agreement, applicable laws or regulations, or any book-entry system in which HBM ADSs are held. Holders and beneficial owners of HBM ADSs are deemed to have notice of and to be bound by the terms and conditions of the legends set forth on the HBM ADRs.

Subject to the limitations contained in the HBM ADS Deposit Agreement and in the HBM ADR, title to an HBM ADR (and to each HBM ADS evidenced thereby) shall be transferable upon the same terms as a certificated security under the laws of New York, provided that an HBM ADR to be transferred has been properly endorsed or is accompanied by the proper instruments of transfer.

Neither the ADS Depositary nor HBM will have any obligation, nor will they be subject to any liability to any holder or beneficial owner of HBM ADSs under the HBM ADS Deposit Agreement or any HBM ADR, unless such HBM ADSs are registered on the books of the ADS Depositary in the name of such holder or, in the case of a beneficial owner, such HBM ADSs are registered on the books of the ADS Depositary in the name of such beneficial owner, or the beneficial owner’s representative. Such holders in whose name HBM ADSs are registered on the books of the ADS Depositary shall be treated as the absolute owners of the HBM ADSs registered in their names.

The ADS Depositary shall make arrangements for the acceptance of HBM ADSs into DTC. A single HBM ADR in the form of a balance certificate will evidence all HBM ADSs held through DTC and will be registered in the name of the nominee for DTC. As such, the nominee will be the only registered holder of the balance certificate HBM ADR. Each beneficial owner of HBM ADSs held through DTC must rely upon the procedures of DTC and the DTC participants to exercise or be entitled to any rights attributable to such HBM ADSs. Ownership interests in the balance certificate HBM ADR registered in the name of the nominee for DTC will be shown on, and transfers of such ownership interests will be effected through, records maintained by (i) DTC or its nominee (with respect to the interests of DTC participants); or (ii) DTC participants or their nominee (with respect to the interests of clients of DTC participants).

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HBM may restrict transfers of HBM ADSs which could result in the total number of HBM Shares represented by HBM ADSs owned by a single holder or beneficial owner exceeding limits imposed by applicable law or the HBM Articles. HBM may also, subject to applicable law, instruct the ADS Depositary to take certain actions with respect to the ownership interests of any holder or beneficial owner in excess of such limits, including restricting the transfer of, removing or restricting the voting rights of or disposing of such holders’s or beneficial owner’s HBM ADSs.

(j)	Transfer, combination and division of HBM ADR certificates

Holders of HBM ADRs will be entitled to transfer, combine or divide their HBM ADRs and the HBM ADSs evidenced thereby. For transfers of HBM ADRs, holders will have to surrender the HBM ADRs to be transferred to the ADS Depositary and must also:

•	ensure that the surrendered HBM ADR is properly endorsed or otherwise in a proper form for transfer;

•	provide such proof of identity and authenticity of signatures as the ADS Depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by HBM ADS holders pursuant to the terms of the HBM ADS Deposit Agreement, upon the transfer of HBM ADRs.

To have HBM ADRs either combined or divided, holders of HBM ADRs must surrender the HBM ADRs in question to the ADS Depositary with their request to have them combined or divided, and must pay all applicable fees, charges and expenses payable by HBM ADS holders, pursuant to the terms of the HBM ADS Deposit Agreement, upon a combination or division of HBM ADRs.

(k)	Withdrawal of HBM Shares upon cancellation of ADSs

Holders of HBM ADSs will be entitled to present their HBM ADSs to the ADS Depositary for cancellation and to then receive the corresponding number of underlying HBM Shares at the Custodian’s office. A holder’s ability to withdraw the HBM Shares may be limited by US and English law applicable at the time of withdrawal. In order to withdraw the HBM Shares represented by HBM ADSs, holders of HBM ADSs will be required to pay to the ADS Depositary the fees for cancellation of HBM ADSs and any charges and taxes payable upon the transfer of the HBM Shares being withdrawn. Holders of HBM ADSs assume the risk for delivery of all funds and securities upon withdrawal. Once cancelled, the HBM ADSs will not have any rights under the HBM ADS Deposit Agreement.

If a holder of HBM ADSs holds an HBM ADR registered in the holder’s name, the ADS Depositary may require such holder to provide proof of identity and authenticity of any signature and such other documents as the ADS Depositary may deem appropriate before it will cancel HBM ADSs. The withdrawal of the HBM Shares represented by HBM ADSs may be delayed until the ADS Depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please note that the ADS Depositary will only accept HBM ADSs for cancellation that represent a whole number of securities on deposit.

Holders of HBM ADSs will have the right to withdraw the securities represented by their HBM ADSs at any time except for:

•
temporary delays that may arise because (i) the transfer books for the HBM Shares or HBM ADSs are closed; or (ii) HBM Shares are immobilized on account of a Shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; and

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The HBM ADS Deposit Agreement may not be modified to impair the right to withdraw the securities represented by HBM ADSs, except to comply with mandatory provisions of law.

(l)	Voting rights

Holders of HBM ADSs generally have the right under the HBM ADS Deposit Agreement to instruct the ADS Depositary to exercise the voting rights for the HBM Shares represented by their HBM ADSs.

At the request of HBM, the ADS Depositary will distribute to HBM ADSs holders any notice of a Shareholders’ meeting received from HBM, together with information explaining how to instruct the ADS Depositary to exercise the voting rights of the securities represented by HBM ADSs.

If the ADS Depositary receives timely voting instructions from a holder of HBM ADSs, it will endeavour to vote the securities represented by the holder’s HBM ADSs in accordance with such voting instructions which, unless otherwise instructed, will be either:

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(i)	on a show of hands, in which case the ADS Depositary will vote in accordance with the voting instructions received from a majority of HBM ADS holders giving voting instructions; or

(ii)
by poll, in which case the ADS Depositary will cause the number of deposited securities represented by the HBM ADSs for which it has received voting instructions to be voted in accordance with those voting instructions.

Unless specifically instructed by at least three holders of HBM ADSs representing not less than 10 per cent. of the total voting rights of all holders of HBM ADSs having a right to vote at the meeting, the ADS Depositary may not join in demanding a poll.

Please note that the ability of the ADS Depositary to carry out voting instructions may be limited by practical and legal constraints and the terms of the securities on deposit. HBM cannot assure holders of HBM ADSs that they will receive voting materials in time to enable them to return voting instructions to the ADS Depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

(m)	Fees and charges

Holders of HBM ADSs will be required to pay the following service fees to the ADS Depositary:

Service		Fees

•	Issue of ADSs	Up to US 5¢ per ADS issued

•	Cancellation of ADSs	Up to US 5¢ per ADS surrendered

•	Exercise of rights to purchase additional ADSs	Up to US 5¢ per ADS issued

•	Distribution of cash dividends	No fee (so long as prohibited by the NYSE)

•	Distribution of ADSs pursuant to share dividend or other free share distributions	No fee (so long as prohibited by the NYSE)

•	Distributions of cash proceeds (i.e., upon sale of rights or other entitlements)	Up to US 2¢ per ADS held

•	Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US 5¢ per security (or ADS equivalent) distributed

Holders of HBM ADSs will also be responsible for the payment of certain fees and expenses incurred by the ADS Depositary, and certain taxes and governmental charges, such as:

•	fees for the transfer and registration of HBM Shares charged by the Registrar for the HBM Shares in the United Kingdom (i.e. upon deposit and withdrawal of HBM Shares);

•	expenses incurred in converting foreign currency into US dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities;

•	taxes and duties upon the transfer of securities (i.e. when HBM Shares are deposited or withdrawn from deposit); and

•	fees and expenses incurred in connection with the delivery or servicing of HBM Shares on deposit.

HBM has agreed to pay various other charges and expenses of the ADS Depositary. Please note that the fees and charges that holders of HBM ADSs may be required to pay may vary over time and may be changed by HBM and by the ADS Depositary. Holders of HBM ADSs will receive prior notice of such changes.

(n)	Compliance with Information Requests

Holders and beneficial owners of HBM ADSs will be required to comply with requests to provide information from HBM in accordance with applicable law, the rules and requirements of any other stock exchange on which HBM Shares or ADSs are at any time registered, traded or listed or the HBM Articles. Information requested may include the capacity in which a holder or beneficial owner of HBM ADSs owns ADSs, the identity of any other persons interested in such ADSs and the nature of such interests and various other matters, whether or not a person is a holder or beneficial owner of HBM ADSs at the time of such request. Failure to comply with such requests may result in the imposition of sanctions against the holder of the HBM ADSs in respect of which the non-complying person is or was, or appears to be or has been, interested, including the withdrawal of voting rights of such HBM Shares underlying the HBM ADSs and restrictions on the rights to receive dividends on and to transfer or withdraw such ADSs.

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In addition, each holder and beneficial owner of HBM ADSs who is or becomes directly or indirectly interested in 3 per cent. or more of the outstanding HBM Shares (including those HBM Shares underlying the HBM ADSs), or is aware that another person for whom it holds such HBM ADSs is so interested will be required, pursuant to the Act, to notify HBM within two business days after becoming so interested or so aware.

(o)	Amendments and termination

HBM may agree with the ADS Depositary to modify the HBM ADS Deposit Agreement at any time without the consent of the HBM ADS holders. HBM will give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the HBM ADS Deposit Agreement. HBM will not consider it to be materially prejudicial to the substantial rights of holders of HBM ADSs if any modifications or supplements are made that are reasonably necessary for the HBM ADSs to be registered under the US Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges that holders of HBM ADSs are required to pay. In addition, HBM may not be able to provide holders of HBM ADSs with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

Holders of HBM ADSs will be bound by the modifications to the HBM ADS Deposit Agreement if they continue to hold HBM ADSs after the modifications to the HBM ADS Deposit Agreement become effective. The HBM ADS Deposit Agreement cannot be amended to prevent holders of HBM ADSs from withdrawing the HBM Shares represented by HBM ADSs (except as permitted by law or by the HBM Articles).

HBM has the right to direct the ADS Depositary to terminate the HBM ADS Deposit Agreement. Similarly, the ADS Depositary may in certain circumstances on its own initiative terminate the HBM ADS Deposit Agreement. In either case, the ADS Depositary must give notice to the holders at least 30 days before termination.

Upon termination, the following will occur under the HBM ADS Deposit Agreement:

•
For a period of six months after termination, holders of HBM ADSs will be able to request the cancellation of their HBM ADSs and the withdrawal of the HBM Shares represented by their HBM ADSs, and the delivery of all other property held by the ADS Depositary in respect of those HBM Shares on the same terms as prior to the termination. During this six months’ period, the ADS Depositary will continue to collect all dividends received on the HBM Shares on deposit but will not distribute any such property to holders of HBM ADSs until such holders request the cancellation of their HBM ADSs.

•
After the expiration of such six months’ period, the ADS Depositary may sell the securities held on deposit. The ADS Depositary will hold the proceeds from such sale and any other funds then held for the holders of HBM ADSs in a non-interest bearing account. At that point, the ADS Depositary will have no further obligations to holders other than to account for any funds held for the holders of HBM ADSs that are still outstanding.

(p)	Books of ADS Depositary

The ADS Depositary will maintain HBM ADS holder records at its depositary office. Holders of HBM ADSs may inspect such records at the office of the ADS Depositary during regular business hours but solely for the purpose of communicating with other HBM ADS holders in respect of business matters relating to the HBM ADSs and the HBM ADS Deposit Agreement.

The ADS Depositary will maintain facilities in New York to record and process the issue, cancellation, combination, division and transfer of HBM ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

(q)	Limitations on obligations and liabilities

The HBM ADS Deposit Agreement limits the obligations of HBM and the ADS Depositary to holders of HBM ADSs. Please note the following:

•	HBM and the ADS Depositary are obliged only to take the actions specifically stated in the HBM ADS Deposit Agreement without negligence or bad faith;

•
the ADS Depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the HBM ADS Deposit Agreement;

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•
the ADS Depositary disclaims (absent its negligence or bad faith) any liability for any failure to determine that any distribution or action may be lawful or reasonably practicable, for the content of any document forwarded to holders of HBM ADSs on HBM’s behalf or for the accuracy of any translation of such a document, for allowing any rights to lapse upon the terms of the HBM ADS Deposit Agreement or for the timeliness of any notices or for HBM’s failure to give notice;

•
the ADS Depositary shall not incur any liability for any investment risk associated with investing in HBM Shares, for the validity or worth of the HBM Shares, for any tax consequences that may result from the ownership of HBM ADSs or for the credit-worthiness of any third party;

•	HBM and the ADS Depositary will not be obliged to perform any act that is inconsistent with the terms of the HBM ADS Deposit Agreement;

•
HBM and the ADS Depositary disclaim any liability if HBM is prevented or forbidden from acting on account of any law or regulation, any provision of the HBM Articles, any provision of any securities on deposit or by reason of any act of God or war or terrorism or other circumstances beyond their control;

•
HBM and the ADS Depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the HBM ADS Deposit Agreement or in the HBM Articles or in any provisions of securities on deposit;

•
HBM and the ADS Depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting HBM Shares for deposit, any holder of HBM ADSs or authorised representatives thereof, or any other person believed by either HBM or the ADS Depositary in good faith to be competent to give such advice or information;

•
HBM and the ADS Depositary also disclaim liability for the inability by a holder of HBM ADSs to benefit from any distribution, offering, right or other benefit which is made available to holders of HBM Shares but is not, under the terms of the HBM ADS Deposit Agreement, made available to holders of HBM ADSs;

•	HBM and the ADS Depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties;

•	HBM and the ADS Depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the HBM ADS Deposit Agreement.

(r)	Pre-release transactions

The ADS Depositary may, in certain circumstances, issue ADSs before receiving a deposit of HBM Shares or release HBM Shares before receiving HBM ADSs for cancellation. These transactions are commonly referred to as ‘pre-release transactions.’ The HBM ADS Deposit Agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (for example, the need to receive collateral, the type of collateral required and the representations required from brokers). The ADS Depositary may retain the compensation received from the pre-release transactions.

(s)	Taxes

Holders of HBM ADSs will be responsible for the taxes and other governmental charges payable on the HBM ADSs and the securities represented by the HBM ADSs. HBM, the ADS Depositary and the Custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders of HBM ADSs will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The ADS Depositary may refuse to issue HBM ADSs, to deliver, transfer, divide and combine HBM ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The ADS Depositary and the Custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on their behalf. Moreover, holders of HBM ADSs may be required to provide to the ADS Depositary and to the Custodian proof of taxpayer status and residence and such other information as the ADS Depositary and the Custodian may require to fulfil legal obligations. Holders of HBM ADSs are required to indemnify HBM, the ADS Depositary and the Custodian for any claims with respect to taxes based on any tax benefit obtained for holders of HBM ADSs.

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(t)	Foreign currency conversion

The ADS Depositary will arrange for the conversion of all foreign currency received into US dollars if such conversion is practical, and it will distribute the US dollars in accordance with the terms of the HBM ADS Deposit Agreement. Holders of HBM ADSs may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practicable or lawful, or if any required approvals are denied or are not obtainable at a reasonable cost or within a reasonable period, the ADS Depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful, and distribute the US dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical;

•	hold the foreign currency (without liability for interest) for the applicable holders.

4.	Certain US securities law considerations

(a)	The Scheme

The HBM Shares will not be registered under the US Securities Act, in reliance upon the exemption from the registration requirements of the US Securities Act provided by section 3(a)(10) thereof. HBM Shares issued to a Hanson Shareholder or to a holder of Hanson ADSs who is neither an affiliate, for the purposes of the US Securities Act, of Hanson or HBM prior to the Scheme Effective Date, nor an affiliate of HBM after the Scheme Effective Date, may be resold without restriction under the US Securities Act. Affiliates of Hanson and HBM will be subject to timing, manner of sale and volume restrictions on the sale of HBM Shares received in connection with the Scheme under Rule 145(d) of the US Securities Act. Holders who may be deemed to be affiliates of Hanson or HBM include individuals who, or entities that, control directly or indirectly, are controlled by or are under common control with Hanson or HBM and may include certain officers and directors of Hanson and HBM, and principal shareholders (such as a holder of more than 10 per cent. of the outstanding capital stock of Hanson or HBM). Holders who are affiliates, in addition to reselling their HBM Shares in the manner permitted by Rule 145(d) under the US Securities Act, may also sell their securities under any other available exemption under the US Securities Act, including Regulation S under the US Securities Act. Hanson Shareholders and holders of Hanson ADSs who believe they may be affiliates for the purposes of the US Securities Act should consult their own legal advisers prior to any sale of HBM Shares or HBM ADSs received upon implementation of the Scheme.

For the purpose of qualifying for the exemption from the registration requirements of the US Securities Act provided by section 3(a)(10) therein with respect to the HBM Shares issued pursuant to the Scheme, Hanson will advise the Court that Hanson and HBM will rely on the section 3(a)(10) exemption based on the Court’s sanctioning of the Scheme and will view the Court’s sanctioning of the Scheme as an approval of the Scheme following a hearing on its fairness to Hanson Shareholders at which hearing all such Shareholders are entitled to attend in person or by counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been given to all such Shareholders.

Hanson files annual reports and submits certain other information and documents to the SEC pursuant to its registration under section 12 of the US Exchange Act. Following the Scheme becoming effective, HBM will automatically succeed to Hanson’s existing US Exchange Act registration, and will be subject to the reporting requirements pursuant thereto.

(b)	Enforcement of civil liabilities under the US federal securities laws

Each of Hanson and HBM is a public limited company incorporated in England and Wales. Most of their respective directors and officers, and the experts named in the Listing Particulars and this document, are residents of the United Kingdom. All or a substantial portion of the assets of such persons, of Hanson and of HBM are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce, in US courts, against them judgments of courts in the United States predicated upon civil liabilities under the US federal securities laws.

5.	Trading market for Hanson Shares and Hanson ADSs

The Hanson Shares are listed on the London Stock Exchange, and the Hanson ADSs, each representing the right to receive five Hanson Shares, are listed for trading on the NYSE.

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The table below sets out, for the periods indicated, (i) the reported high and low sales prices for Hanson Shares based on the Official List of the London Stock Exchange and (ii) the reported high and low sales prices of the Hanson ADSs on the NYSE.

	The London Stock Exchange (pence per Hanson Share)		NYSE (US dollars per Hanson ADS)
	High	Low	High		Low

Calendar 1998	490.50	250.00	40	13/16	20	15/16
Calendar 1999	632.00	392.25	50	9/16	32	3/4
Calendar 2000	520.00	310.00	41	15/16	22	7/16

Calendar 2001
First Quarter	495.00	388.50	37	5/8	27	57/100
Second Quarter	523.50	391.00	37	1/4	28	15/100
Third Quarter	553.00	428.50	39	71/100	31	1/10
Fourth Quarter	567.00	425.00	37		31	2/10

Calendar 2002
First Quarter	539.50	430.00	38	58/100	31
Second Quarter	534.50	460.00	39	66/100	35	35/100
Third Quarter	450.50	316.00	35	15/100	25	72/100
Fourth Quarter	328.00	264.50	26	95/100	21	23/100

Calendar 2003 (to August 8, 2003)
January 2003	299.25	256.75	23	95/100	21	55/100
February 2003	297.75	265.00	23	99/100	21	86/100
March 2003	334.50	287.00	26	65/100	22	9/10
April 2003	350.50	315.00	28	2/100	25
May 2003	338.00	358.75	29	5/10	27	55/100
June 2003	371.75	337.00	31	61/100	27	88/100
July 2003	366.00	328.00	29	3/10	27	5/100
August 2003 (to August 8)	378.00	354.50	30	31/100	28	65/100

On August 8, 2003, the closing mid-market price of a Hanson Share on the London Stock Exchange was 378.0 pence, and the closing price of a Hanson ADS on the NYSE was 30 31/100.

The HBM ADSs, each representing the right to receive five HBM Shares, are expected to be listed on the NYSE following the Scheme Effective Date. The NYSE trading symbol for the HBM ADSs is expected to be the symbol currently used for the Hanson ADSs. It is also expected that application will be made to de-list the Hanson Shares from the NYSE upon the Scheme becoming effective.

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6.	Exchange rates

The table below sets out, for the periods and dates indicated, certain information concerning the noon buying rates in the City of New York for pounds sterling (expressed in US dollars per pound sterling) as certified for customs purposes by the Federal Reserve Bank of New York. Fluctuations in the exchange rate between the pound and the US dollar will affect, among other things, the US dollar amount received by holders of HBM ADSs on conversion by the ADS Depositary of any cash dividends paid in pounds sterling on the HBM Shares, and the US dollar equivalent of the pound sterling price of HBM Shares on the London Stock Exchange, which is likely to affect the market prices of the HBM ADSs in the United States.

Year ended December 31	Average(1)

1998	1.66
1999	1.61
2000	1.51
2001	1.44
2002	1.51

Six months ended July 31, 2003	Average(2)

February	1.61
March	1.58
April	1.57
May	1.62
June	1.66
July	1.62

(1)	The average of the noon buying rates on the last business day of each full month during the period.

(2)	The average of the noon buying rates on each business day during each month.

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PART V – FURTHER INFORMATION FOR HOLDERS OF HANSON CDIs AND SHAREHOLDERS RESIDENT IN AUSTRALIA

1.	Expected timetable of principal events for holders of Hanson CDIs

2003

Latest time for holders of Hanson CDIs to provide voting instructions to the CDI Depositary for the Scheme Court Meeting and EGM	3.00 p.m. Australian Eastern Standard time on September 15

Scheme Court Meeting	12.00 noon London time on September 19

EGM[1]	12.15 p.m. London time on September 19

Last day of dealings in Hanson CDIs on the ASX[2]	October 7

Scheme Court Hearing	October 13

Scheme Record Time[2]	4.30 p.m. London time on October 14

Scheme Effective Date[2] (and on which date the names of HBM and Hanson are switched)	after 4.30 p.m. London time on October 14

Dealings in HBM CDIs commence on the ASX on a deferred settlement basis[3]	10.00 a.m. Australian Eastern Standard time on October 17

Reduction Court Hearing	October 20

HBM Reduction of Capital becomes effective[4]	October 21

Last day of deferred settlement trading on the ASX[3]	October 21

Despatch of holding statements to CDI holders[4]	October 21

Trading commences on T+3 settlement basis on the ASX[3]	October 22

1	To commence at the time shown, or immediately following the adjournment or conclusion of, the Scheme Court Meeting, if later.

2	These dates are indicative only and will depend, amongst other things, on the date on which the Court sanctions the Scheme.

3	These dates are indicative only and will depend, amongst other things, on the date on which the Scheme becomes effective.

4	These dates will depend, amongst other things, on the date on which the Scheme becomes effective and the date on which the Court confirms the HBM Reduction of Capital.

The dates given in this Part V are based on Hanson’s current expectations and may be subject to change.

2.	Information for holders of Hanson CDIs

(a)	The Scheme

Once the Scheme becomes effective, the Hanson Scheme Share underlying each Hanson CDI will be cancelled and for each Hanson Scheme Share, one HBM Share will be issued to the CDI Depositary.

Accordingly, existing Hanson CDIs will be replaced by HBM CDIs, each representing one HBM Share. The holders of Hanson CDIs who are entitled to new HBM CDIs will be determined by reference to the register of Hanson CDI holders as at the Scheme Record Time.

(b)	HBM CDI depositary arrangements

The terms upon which the CDI Depositary will hold HBM Shares on behalf of holders of HBM CDIs are governed by the SCH Business Rules, and are identical to the terms upon which the CDI Depositary currently holds Hanson CDIs. All the HBM CDIs issuable under the Scheme will be evidenced by an entry into the register of holders of Hanson CDIs kept by the CDI Registrar. Holding statements will be issued to holders of Hanson CDIs on the basis of the information contained in the register of CDI holders: no certificates will be issued with respect to HBM CDIs.

(c)	Voting

The CDI Depositary will vote at the Scheme Court Meeting and the EGM on behalf of each holder of Hanson CDIs as they direct. For this purpose, the CDI Depositary will distribute voting instruction forms. These forms must be completed by holders of Hanson CDIs in accordance with the accompanying instructions and delivered by hand or by post to the CDI Depositary at the address shown on page 4 of this document in order to instruct the CDI Depositary how to vote on their behalf at the Scheme Court Meeting and the EGM.

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The latest time for holders of Hanson CDIs to provide the CDI Depositary with voting instruction forms for both the Scheme Court Meeting and the EGM is 3.00 p.m. (Australian Eastern Standard time) on September 15, 2003.

Holders of Hanson CDIs who wish to vote directly at the Scheme Court Meeting or the EGM, or to be present at the Scheme Court Hearing, may do so by converting their Hanson CDIs into a holding of Hanson Shares and voting these at the relevant meeting. The process of conversion would need to be completed and the Hanson Shares registered in the name of the former CDI holder prior to the Voting Record Time for the relevant meeting. The procedure for this is explained further at paragraph 3(c) below. However, if the holder subsequently wished to sell their Hanson Shares on the ASX, it would be necessary first to convert them back to Hanson CDIs although this would give rise to UK stamp duty implications.

Similarly, holders of Hanson CDIs who wish to be present at the Reduction Court Hearing to consider the HBM Reduction of Capital are advised to consider taking steps (as described in the paragraph above) to cancel their Hanson CDIs to become holders of Hanson Shares so that they will become, pursuant to the Scheme, Shareholders in HBM. As Shareholders in HBM, they will have the right to attend the Reduction Court Hearing on October 20, 2003 in person or be represented by counsel to support or oppose the sanctioning of the HBM Reduction of Capital.

3.	Further information about CDIs

(a)	Introduction

Hanson CDIs take the form of CHESS Depositary Interests and are units of beneficial ownership of Hanson Shares. The legal title to the underlying shares is held by the CDI Depositary.

(b)	Number of CDIs issued in relation to HBM Shares

Each holder of a Hanson CDI will receive one HBM CDI for every Hanson CDI which they hold at the Scheme Record Time. Each new HBM CDI will represent one underlying HBM Share.

A general summary of the rights and entitlements of Hanson CDI holders is set out below. Further information about CDIs is available from ASX Perpetual Registrars Limited, Level 8, 580 George Street, Sydney, NSW 2000, CHESS or any Australian stockbroker.

(c)	Converting from a CDI holding to a certificated holding

Holders of Hanson CDIs or HBM CDIs may at any time convert their CDI holding to a holding of the underlying Hanson Shares or HBM Shares by:

•	in the case of issuer-sponsored CDIs, by notifying the CDI Registrar; or

•	in the case of CDIs sponsored on the CHESS sub-register, by notifying their CHESS participant (usually a stockbroker).

In both cases, once the CDI Registrar has been notified, it will transfer the relevant number of Hanson Shares or HBM Shares from the CDI Depositary into the name of the holder.

However, the conversion of CDIs to shares will prevent a person from selling such shares on the ASX, as only the CDIs can be traded on the ASX.

(d)	Dividends and other shareholder entitlements

The SCH Business Rules have force by virtue of the Corporations Act 2001 (Australia) and require the issuer to treat CDI holders, in respect of dividends and other entitlements, as if they were the holders of the underlying shares.

The SCH Business Rules ensure that CDI holders have all the direct economic benefits of legal ownership (such as the right to receive the same dividends, rights issues and bonus issues) to which direct holders of shares are entitled. If a cash dividend or any other cash distribution is declared in a currency other than Australian dollars, the CDI Registrar (acting as the CDI Depositary’s agent) will convert the dividend or other cash distribution into Australian dollars and then distribute this to CDI holders in accordance with each CDI holder’s entitlement.

(e)	Takeovers

If a takeover bid is made in respect of any of the shares of which the CDI Depositary is the registered holder, the CDI Depositary is prohibited from accepting the offer made under the takeover bid except to the extent that acceptance is authorised by the CDI holders in accordance with the SCH Business Rules.

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(f)	Other rights

As holders of CDIs will not appear on the share register as legal holders of the underlying shares, any other right conferred on Shareholders may only be exercised by CDI holders by means of them instructing the CDI Depositary.

(g)	Trading in CDIs

CDI holders who wish to trade in the underlying shares will be transferring beneficial title rather than legal title. The transfer will be settled electronically by delivery of the relevant CDI holding through CHESS, thereby avoiding the need to effect settlement by the physical delivery of certificates.

The mechanics for trading in shares which are represented by CDIs are no different to trading in other CHESS approved securities. More information on trading CDIs electronically on the ASX is available from the ASX and Australian stockbrokers.

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PART VI – ADDITIONAL INFORMATION

1.	Incorporation and registered office

1.1
HBM was incorporated and registered in England and Wales on December 31, 2002 under the name Broadcast Sales Limited with registered number 4626078 as a company limited by shares under the Act. By virtue of a special resolution dated May 27, 2003, Broadcast Sales Limited changed its name to Hanson Building Materials Limited and, by virtue of a special resolution dated June 16, 2003, was re-registered as a public limited company and changed its name to Hanson Building Materials PLC.

1.2	HBM’s registered and head office is at 1 Grosvenor Place, London SW1X 7JH.

1.3	The names and functions of the HBM Directors are set out on page 8 of this document.

2.	HBM share capital

2.1
On incorporation, the authorised share capital of HBM was £1,000 divided into 1,000 ordinary shares of £1.00 each, of which one was issued nil paid to the subscriber and which has since been transferred fully paid to Mr G Dransfield.

2.2	On June 16, 2003:

(a)
by a special resolution passed by the sole ordinary shareholder, the authorised share capital of HBM was increased from £1,000 to £50,999 by the creation of an additional 49,999 ordinary shares of £1.00 each and 49,999 of the authorised but unissued ordinary shares of £1.00 each in the capital of HBM were re-designated as and converted into 49,999 Redeemable Preference Shares and the HBM Directors were authorised for the purposes of section 80 of the Act to allot the Redeemable Preference Shares;

(b)	the 49,999 Redeemable Preference Shares were allotted and issued, fully paid up in cash, to Mr A J Murray;

(c)	pursuant to the authority contained in the articles of association, two ordinary shares of £1.00 each in the capital of HBM were allotted and issued, fully paid, to Mr G Dransfield;

(d)
by a special resolution passed by the sole ordinary shareholder, the articles of association of HBM were amended and clauses 1 and 2 of the HBM memorandum of association were also amended consequentially upon HBM changing its share capital and being re-registered as a public limited company.

2.3	The Redeemable Preference Shares will neither be listed nor traded and will carry no rights to vote (other than at any meeting of their class or in respect of a resolution to wind up HBM).

2.4	By a special resolution of the sole ordinary shareholder of HBM passed on July 30, 2003:

(a)	the authorised share capital of HBM was increased from £50,999 to £3,000,049,999 by the creation of an additional 2,999,999,000 ordinary shares of £1.00 each;

(b)
the three issued ordinary shares of £1.00 each in the capital of HBM held by Mr G Dransfield were consolidated into one share of £3.00 and the 2,999,999,997 unissued ordinary shares of £1.00 each in the capital of HBM were consolidated into 999,999,999 ordinary shares of £3.00 each.

2.5	By a special resolution of the sole ordinary shareholder of HBM passed on July 30, 2003, subject to and conditional upon the Scheme becoming effective:

(a)	the HBM Directors were generally and unconditionally authorised in accordance with section 80 of the Act to allot relevant securities (within the meaning of that section):

(i)	up to a maximum aggregate nominal amount of £2,250,000,000 as may be required in connection with the Scheme; and

(ii)
up to an aggregate nominal amount of £25,000,000 (representing approximately one third of the expected issued ordinary share capital of HBM immediately following completion of the Scheme and the HBM Reduction of Capital), such authority to expire on the conclusion of the annual general meeting of HBM to be held in 2004, save that the HBM Directors are entitled to make offers or agreements before such expiry which would or might require relevant securities to be allotted after such expiry;

(b)	the HBM Articles were adopted (the principal differences between the existing Hanson Articles and the HBM Articles are summarised in paragraph 3 of this Part VI);

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(c)
the HBM Directors were empowered (pursuant to section 95 of the Act) to allot equity securities (as defined in section 94 of the Act (as the same is to be amended by the Companies (Acquisition of Own Shares) (Treasury Shares) Regulations 2003)) for cash pursuant to the authority conferred by the resolution referred to in paragraph 2.5(a) above as if section 89(1) of the Act did not apply to such allotment at any time up to the conclusion of the annual general meeting of HBM to be held in 2004 provided that the power so conferred shall be limited to:

(i)
the allotment of equity securities in connection with a rights issue or open offer in favour of holders of ordinary shares in the capital of HBM in proportion (as nearly as may be) to their existing holdings of ordinary shares but subject to such exclusions or other arrangements in relation to fractional entitlements or any legal problems under the laws of any territory, or the requirements of a regulatory body; and

(ii)	the allotment (otherwise than pursuant to sub-paragraph (i) above) of equity securities up to an aggregate nominal amount of £3,685,000,

but so that the HBM Directors, pursuant to the power granted by such resolution, may before such expiry make an offer or agreement to allot equity securities which would or might require equity securities to be allotted after such expiry;

(d)	it was resolved to change the name of HBM to “Hanson PLC”;

(e)
subject to and conditional upon the HBM Shares required to be issued pursuant to the Scheme having been registered in the name of the persons entitled thereto, it was resolved to reduce the share capital of HBM (a) by reducing the nominal value of each issued HBM Share from £3.00 to 10 pence; and (b) by reducing the nominal value of each unissued HBM Share from £3.00 to 10 pence; and

(f)
subject to and conditional upon the HBM Reduction of Capital becoming effective, HBM was generally and unconditionally authorised to make market purchases (as defined in section 163 of the Act) of its ordinary shares of 10 pence provided that:

(i)
HBM does not purchase under such authority more than the lower of 73,696,884 ordinary shares and the number of ordinary shares (rounded down to the nearest whole number of shares) representing 10 per cent. of the number of issued ordinary shares of 10 pence each in the capital of HBM immediately after the HBM Reduction of Capital has become effective;

(ii)	HBM does not pay less than 10 pence for each ordinary share;

(iii)
HBM does not pay for each ordinary share more than 105 per cent. of the average of the middle market price of the ordinary shares of HBM as derived from the Daily Official List of the London Stock Exchange for the five Business Days immediately preceding the date on which HBM agrees to buy the ordinary shares concerned, such authority to expire on the conclusion of the annual general meeting of HBM to be held in 2004 and HBM may, before the authority expires, make a contract to purchase ordinary shares where the purchase will or may be executed after the expiry of such authority and HBM may purchase its ordinary shares in pursuance of any such contract.

2.6	As at August 10, 2003 (being the latest practicable date prior to the publication of this document), the authorised and issued share capital of HBM was as follows:

	Authorised		Issued and paid up
Class	Number	Nominal Amount	Number	Nominal Amount
HBM Shares	1,000,000,000	£3,000,000,000	1	£3.00
Redeemable Preference Shares	49,999	£49,999	49,999	£49,999

2.7
As at August 10, 2003 (being the latest practicable date prior to the publication of this document), Mr G Dransfield held one ordinary share of £3.00 in the capital of HBM and Mr A J Murray held 49,999 Redeemable Preference Shares.

2.8
Section 89 of the Act confers on the holders of HBM Shares preferential rights in respect of equity securities (as defined in section 94 of the Act (as the same is to be amended by the Companies (Acquisition of Own Shares) (Treasury Shares) Regulations 2003)) of HBM issued (or, in the case of any treasury share, sold) for cash and applies to the balance of the authorised but unissued share capital of, and any treasury shares which may in the future be held by, HBM to the extent not disapplied under the resolution referred to in paragraph 2.5(c) above. The statutory rights of pre-emption have been disapplied in order to give the HBM Directors flexibility in relation to rights issues or other issues of HBM Shares for cash, or the sale of HBM Shares held in treasury, involving up to 5 per cent. of the ordinary share capital of HBM expected to be in issue immediately following implementation of the Scheme and the HBM Reduction of Capital.

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2.9
Save as disclosed in this paragraph 2 and in paragraphs 4.2, 4.3 and 6.2 there has been no issue of share or loan capital of HBM since its incorporation and no such issues are proposed and no share or loan capital of HBM or any of its subsidiary undertakings is under option or agreed, conditionally or unconditionally, to be put under option.

At the date of this document, HBM has one wholly-owned subsidiary, Hanson BM (No 1) Limited, incorporated on June 23, 2003 (which has not traded since its incorporation).

No commissions, discounts, brokerages or other special terms have been granted by HBM in connection with the issue or sale of any share or loan capital of HBM.

2.10
Other than pursuant to the Scheme, no HBM Shares have been marketed or are available in whole or in part to the public in conjunction with the application for the HBM Shares to be admitted to the Official List.

2.11
Under the Scheme, HBM will issue HBM Shares, credited as fully paid, to the Holders of Hanson Scheme Shares on the basis of one HBM Share for each Hanson Scheme Share held at the Scheme Record Time. Following the Scheme Effective Date, it is proposed that the one ordinary share held by Mr G Dransfield will be gifted back to HBM for no consideration and cancelled.

In addition, following implementation of the Scheme and the HBM Reduction of Capital, it is proposed that the Redeemable Preference Shares be redeemed, whereupon the authorised but unissued share capital in respect of the Redeemable Preference Shares shall be cancelled. Accordingly, the proposed authorised, issued and fully paid share capital of HBM as it is expected to be following implementation of the Scheme, Admission, implementation of the HBM Reduction of Capital, cancellation of one ordinary share held by Mr G Dransfield (as referred to in paragraph 2.7 above) and redemption of the Redeemable Preference Shares is as follows:

	Authorised		Issued and paid up1
Class	Number	Nominal Amount	Number	Nominal Amount
HBM Shares	1,000,000,000	£100,000,000	736,968,849	£73,696,884.90

1
The table set out above assumes that after August 10, 2003 (being the latest practicable date prior to the publication of this document) there are no issues of shares by Hanson or HBM other than in connection with the Scheme.

2.12
As at August 10, 2003 (being the latest practicable date prior to the publication of this document), Hanson had outstanding options relating to 9,746,544 Hanson Shares under the Hanson Share Schemes and 314,387 Hanson Shares relating to an option granted to Stern Stewart & Co.

3.	Summary of principal differences between the HBM Articles and the existing Hanson Articles

The principal differences between the HBM Articles and the existing Hanson Articles are explained below. The reasons for the differences are to bring the HBM Articles more closely in line with the Listing Rules currently in force and to reflect current practice in relation to articles of association.

The principal differences between the HBM Articles and the Hanson Articles are:

•	to reflect the authorised share capital of HBM;

•	to detail the rights attaching to the Redeemable Preference Shares required to effect the Proposals;

•	to give effect to the Companies Act 1985 (Electronic Communications) Order 2000;

•	to permit the holding and trading of HBM Shares in uncertificated form;

•	to require 48 hours prior written notice of any proposed amendment to an ordinary resolution;

•
to permit the application of restrictions to shares where a member or another person interested in such shares fails to provide satisfactory information in relation to those shares within 14 clear days of the statutory notice;

•	to require all HBM Directors to offer themselves for re-election at least every three years;

•	to provide that any HBM Director reaching the age of 70 is required to seek re-election annually;

•	to provide that a HBM Director may be removed by an ordinary resolution of which special notice has been given;

•	to provide that a HBM Director can be removed from office by not less than three quarters of the remaining HBM Directors;

•	to increase the borrowing powers to an amount equal to three times the ‘adjusted equity shareholders’ funds’ (as discussed further in paragraph 10 of Part I of this document)).

As part of the Proposals, Hanson will be re-registered as a private limited company and will amend the existing memorandum of association and adopt new articles of association to reflect its private company status.

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4.	Hanson Directors’ shareholdings and other interests

4.1	Hanson Directors’ shareholdings

As at August 10, 2003 (being the latest practicable date prior to the publication of this document), the Hanson Directors have and, immediately following the implementation of the Scheme and the HBM Reduction of Capital, the cancellation of the one existing HBM Share held by Mr G Dransfield and the redemption of the Redeemable Preference Shares, the HBM Directors will have, and (so far as is known to the Hanson Directors, or could with reasonable diligence be ascertained by them) any person connected with any of them within the meaning of section 346 of the Act has, or will have, the following interests in the share capital of Hanson and HBM respectively (which are required to be notified under sections 324 or 328 of the Act and which are required to be entered in the register maintained under section 325 of the Act) or which will be an interest of a connected person of a Hanson Director which would, if a connected person was a Hanson Director, be required to be disclosed in accordance with the foregoing sections of that Act and the existence of which is known to, or could with reasonable diligence be ascertained by, the Hanson Director concerned, all of which are beneficial:

Director	Number of Hanson Shares	Number of HBM Shares
C D Collins	133,069	133,069
A J Murray	198,661	198,661
G Dransfield	116,231	116,231
J C Nicholls	55,715	55,715
S L Keswick	5,000	5,000
The Rt. Hon. Lord Baker of Dorking CH	3,625	3,625
W F Blount	1,000	1,000
The Baroness Noakes DBE	7,600	7,600

Total	520,901	520,901

Mr C D Collins also has a non-beneficial interest in 6,875 Hanson Shares, and he will have a non-beneficial interest in the same number of HBM Shares, in addition to those referred to in the table above.

The numbers of shares in the second column represent the number of HBM Shares in which each Hanson Director will be beneficially interested upon the Scheme becoming effective and following the HBM Reduction of Capital, assuming that there will be no change in the numbers of Hanson Shares in which the Hanson Directors are interested between August 10, 2003 (being the latest practicable date prior to the publication of this document) and the Scheme Effective Date.

As set out in paragraph 2.7 above, Mr G Dransfield holds one HBM Share of £3.00 and Mr A J Murray holds 49,999 Redeemable Preference Shares. If the Scheme becomes effective the one ordinary share held by Mr G Dransfield will be gifted by him back to HBM and cancelled. In addition, if the Scheme and the HBM Reduction of Capital become effective the Redeemable Preference Shares will be redeemed and cancelled.

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4.2	Hanson Directors’ options

As at August 10, 2003 (being the latest practicable date prior to the publication of this document), the Hanson Directors held the following options over Hanson Shares under the Hanson Share Schemes:

Title of plan	Number of Hanson Shares under option	Grant date	Exercise price per share (pence)	Performance period	Expiry date
Hanson Executive A Option Scheme

C D Collins	42,685	14/01/1994	482.6	n/a	13/01/2004
	80,383	16/12/1994	412.3	n/a	15/12/2004
	39,872	21/12/1995	356.4	n/a	20/12/2005

A J Murray	21,065	14/01/1994	482.6	n/a	13/01/2004
	26,054	16/12/1994	412.3	n/a	15/12/2004
	72,834	21/12/1995	356.4	n/a	20/12/2005

G Dransfield	28,272	14/01/1994	482.6	n/a	13/01/2004
	87,035	16/12/1994	412.3	n/a	15/12/2004
	69,112	21/12/1995	356.4	n/a	20/12/2005
Hanson Executive Option Plan

A J Murray	232,438	01/03/2003	290.4	01/03/2003 – 28/02/2006	28/02/2013

G Dransfield	61,272	15/05/2001	473.3	15/05/2001 – 14/05/2004	14/05/2011
	64,970	01/03/2002	461.75	01/03/2002 – 28/02/2005	29/02/2012
	103,306	01/03/2003	290.4	01/03/2003 – 28/02/2006	28/02/2013

J C Nicholls	61,272	15/05/2001	473.3	15/05/2001 – 14/05/2004	14/05/2011
	69,302	01/03/2002	461.75	01/03/2002 – 28/02/2005	29/02/2012
	127,410	01/03/2003	290.4	01/03/2003 – 28/02/2006	28/02/2013
Hanson Sharesave Scheme

A J Murray	2,971	27/09/2002	318	n/a	31/05/2006

G Dransfield	3,099	27/09/2002	318	n/a	31/05/2008
	2,603	05/10/1998	265	n/a	31/05/2004

J C Nicholls	2,263	28/09/2001	428	n/a	31/05/2005

No payment was required for the grant of these options.

Subject to the Scheme becoming effective, participants in the above schemes may opt to be treated as holding options over an identical number of HBM Shares. The Hanson Directors intend to exchange their existing share options over Hanson Shares, subsisting at the Scheme Effective Date, held under the above mentioned schemes and plan for replacement options over an equivalent number of HBM Shares, subject to the Scheme becoming effective, and they also do not intend to exercise any of the options shown above prior to, or as a consequence of, the Scheme becoming effective. The performance conditions applicable to the replacement options under the Hanson Executive Option Plan will remain the same.

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4.3	Awards under the Hanson Incentive Plan

As at August 10, 2003 (being the latest practicable date prior to the publication of this document), the Hanson Directors held the following conditional awards of Hanson Shares under the Hanson Incentive Plan:

	Number of Hanson Shares under conditional award	Award date	Performance period	Vesting date

A J Murray	79,821	22/09/2000	22/09/2000 – 21/09/2003	22/09/2003
	172,220	15/05/2001	15/05/2001 – 14/05/2004	15/05/2004
	194,806	01/03/2002	01/03/2002 – 28/02/2005	01/03/2005
	278,926	01/03/2003	01/03/2003 – 28/02/2006	01/03/2006

G Dransfield	59,712	22/09/2000	22/09/2000 – 21/09/2003	22/09/2003
	61,272	15/05/2001	15/05/2001 – 14/05/2004	15/05/2004
	64,970	01/03/2002	01/03/2002 – 28/02/2005	01/03/2005
	103,306	01/03/2003	01/03/2003 – 28/02/2006	01/03/2006

J C Nicholls	57,890	22/09/2000	22/09/2000 – 21/09/2003	22/09/2003
	61,272	15/05/2001	15/05/2001 – 14/05/2004	15/05/2004
	69,302	01/03/2002	01/03/2002 – 28/02/2005	01/03/2005
	127,410	01/03/2003	01/03/2003 – 28/02/2006	01/03/2006

No payment was required for the grant of these awards.

Subject to the Scheme becoming effective, participants in the Hanson Incentive Plan may opt to be treated as holding an identical number of HBM Shares under replacement awards. The Hanson Directors intend to exchange their awards, subsisting at the Scheme Effective Date, held under the Hanson Incentive Plan for replacement awards over an equivalent number of HBM Shares, subject to the Scheme becoming effective. The performance conditions attached to the replacement awards under the Hanson Incentive Plan will remain the same.

Awards are payable in Hanson Shares or cash, at the discretion of Hanson, in full or in part after a performance period of three years, depending on the extent to which performance conditions have been satisfied. The performance periods of the awards end in September 2003, May 2004, March 2005 and March 2006 respectively, and no entitlement has yet been earned.

Save as set out in paragraphs 4.1 to 4.3 inclusive, no Hanson Director nor HBM Director (nor any person connected with them) has any interests (beneficial or non-beneficial) in the share capital of Hanson or HBM, nor holds an interest in any other securities of the Existing Group or HBM Group.

4.4	Directors’ other interests

No Hanson Director nor HBM Director has or has had any interest, direct or indirect, in any transaction which is or was unusual in its nature or conditions, or which is significant to the business of the Existing Group or HBM Group, which was effected by any member of the Existing Group or HBM Group during the current or immediately preceding financial year, or during any earlier financial year, and which remains in any respect outstanding or unperformed.

There are no outstanding loans or guarantees which have been granted or provided to, or for the benefit of, any of the Hanson Directors or HBM Directors by any member of the Existing Group or HBM Group.

4.5	Other directorships

Save as set out below, the Hanson Directors have not held any directorships of any company (other than companies in the Existing Group or HBM Group and companies which are subsidiaries of companies of which the Director is or was also a director) or partnership within the five years prior to the date of this document:

Name of Director	Current directorships and partnerships	Previous directorships and partnerships
C D Collins	Alfred McAlpine plc; Collins Wines Limited; Forth Ports plc; Kimblewick Properties Limited; Old Mutual plc; The Go-Ahead Group plc; Regent Education Group Limited; Hanson Pension Trustees Limited	RGC Limited (Australia)

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Name of Director	Current directorships and partnerships	Previous directorships and partnerships
A J Murray	National Stone, Sand and Gravel Association; Hanson Pension Trustees Limited	None

J C Nicholls	None	None

G Dransfield	City of London Heliport Limited; Electricity Pensions Limited; Hanson Pension Trustees Limited	Personal Communication Networks Limited

S L Keswick	Jardine Lloyd Thompson Group plc; Jardine Motors Group plc; Keswick Foundation Limited; Matheson & Co. Limited; Matheson Financial Holdings Limited; The Fleming Mercantile Investment Trust plc; Dairy Farm International Holdings Limited (Bermuda); Jardine Matheson Holdings Limited (Bermuda); Jardine Pacific Holdings Limited (Bermuda); Jardine Strategic Holdings Limited (Bermuda); Jardine International Motor Holdings Limited (Bermuda); Mandarin Oriental International Limited (Bermuda); Hong Kong Land Holdings Limited (Bermuda); Keswick Limited (Hong Kong); JMIB Holdings NV (Netherlands)	Cheltenham & Gloucester College Development Trust Limited; Lancaster plc

The Rt. Hon. Lord Baker of Dorking CH	Business Serve plc; Collaboration Technology Limited; Monstermob Limited; Millennium Chemicals Inc. (USA); Museum of Empire and Commonwealth Trust (Trustee); Northern Edge Limited; Royal London Society for the Blind; Search Engineers Limited; Stanley Leisure plc; Telecom 21 Limited; The Belmont Press (London) Limited; The Museum of British History; Teather & Greenwood Limited	The Virtual Orchestra Company Limited; BiblioTech Limited (Education Advisory Board); Inter-Hopper Limited; Collingham Securities Limited; The Blackstone Group LLP (Advisor); Wavetek Corporation, Inc. (USA)

W F Blount	Adtran Corp. (USA); Alcatel Corp. (France); B Digital Prop. Limited; Caterpiller Inc. (USA); Entergy Corp (USA); J I Ventures, Inc. (USA)	Cypress Communications Inc. (USA)

The Baroness Noakes DBE	Carpetright plc; English National Opera; Eastbourne College (Governor); Goudhurst House Management Limited; John Laing plc; Reuters Founders Share Company Limited; Social Market Foundation; Solutions in Staffing and Software Limited	Inland Revenue’s Department Board; Court of the Bank of England; London Business School (Governor); Marlborough College (Governor)

At the date of this document, none of the Hanson Directors:

(a)	has any unspent convictions in relation to indictable offences;

(b)	has been bankrupt or entered into an individual voluntary arrangement;

(c)
was a director with an executive function of any company at the time of or within 12 months preceding any receivership, compulsory liquidation, creditors’ voluntary liquidation, administration, company voluntary arrangement or any composition or arrangement with that company’s creditors generally or with any class of creditors;

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(d)	has been a partner in a partnership at the time of or within 12 months preceding any compulsory liquidation, administration or partnership voluntary arrangement of such partnership;

(e)	has had his assets the subject of any receivership or has been a partner of a partnership at the time of or within 12 months preceding any assets thereof being the subject of a receivership; or

(f)
has been subject to any public criticism by any statutory or regulatory authority (including any designated professional body) nor has ever been disqualified by a court from acting as a director of a company or from acting in the management or conduct of the affairs of a company.

5.	Hanson Directors’ service contracts and emoluments

5.1	Executive Hanson Directors

All executive Hanson Directors will retain their service contracts with Hanson. As at August 10, 2003 (being the latest practicable date prior to the publication of this document), their salaries were as follows:

Director	Annual salary (£)

A J Murray	570,000
J C Nicholls	370,000
G Dransfield	300,000

The executive Hanson Directors are entitled to the following benefits:

(a)	Annual bonus scheme

The executive Hanson Directors are entitled to participate in the annual bonus scheme, which is calibrated by reference to target levels of bonus. Each year the participant receives one third of an accumulated bonus bank, which is updated for the year’s performance compared to target. For the financial year 2003, Mr A J Murray’s target level of bonus is 62.5 per cent. of basic salary, Mr J C Nicholls’ target level of bonus is 50 per cent. of basic salary and Mr G Dransfield’s target level of bonus is 37.5 per cent. of basic salary. Annual bonus scheme payments are not included in calculating pensionable earnings.

(b)	Pension plan

All the executive Hanson Directors are members of a Hanson defined benefit plan (the “Pension Plan”) which has been approved by the Inland Revenue and which, in accordance with Inland Revenue limits, provides them with a maximum pension of two-thirds of basic salary on retirement. The Pension Plan is contributory to the extent of 5 per cent. of pensionable salary (which does not include bonuses). The executive Hanson Directors have a normal retirement age of 60, with the right to receive early retirement pensions to be paid from the age of 55 in certain circumstances.

Hanson Directors who joined or join the Pension Plan after May 1989 are subject to the earnings cap on Inland Revenue approved pension plans. It is Hanson’s current policy to provide executives, including Mr J C Nicholls, with appropriate benefits outside the Pension Plan in relation to that part of their salary which exceeds the cap. Such contributions are subject to income tax as a benefit in kind and executives, including Mr J C Nicholls, are liable to settle the tax liability themselves.

(c)	Notice periods and termination payments

Each of the executive Hanson Directors has a rolling service contract which is terminable by Hanson on giving 52 weeks’ notice or by the Hanson Director giving six months’ notice. Termination payments are limited to the executive Hanson Directors’ normal compensation, including basic salary, annual incentives and benefits for the unexpired portion of the notice period. Pensionable service will also accrue for the unexpired portion of the notice period. In the event that Hanson terminates the service contracts the unexpired portion of the notice period will count towards the calculation of entitlements under the Hanson Incentive Plan and the Hanson Executive Option Plan; these awards would remain subject to performance conditions, however.

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(d)	Other benefits

The value of other benefits provided to each executive Hanson Director (in his capacity as a director of Hanson) in the year to December 2002 was as follows:
Director	Benefit (£)

A J Murray	29,000
G Dransfield	19,000
J C Nicholls	65,000

Total	113,000

Benefits included the provision of a company car (or cash allowance), health insurance, life cover, accommodation allowance (for Mr A J Murray) and cash in lieu of pension allowance (for Mr J C Nicholls). Each executive Hanson Director is entitled to 25 days’ annual holiday and the reimbursement of business expenses.

5.2	Non-executive Hanson Directors

Although Mr C D Collins is a non-executive Director, he is employed by Hanson under the terms of a service contract, entered into on February 22, 1999 and subsequently amended by letter on December 1, 2000, which extended his appointment as Chairman to the date of the annual general meeting in 2005, unless terminated earlier on the provision of 52 weeks’ notice by either party. His termination payment is limited to his annual salary and benefits. Mr C D Collins’ annual salary under his service contract is £170,000 and the value of the other benefits provided to him in 2002 was £18,000.

None of the other non-executive Hanson Directors has a service contract with Hanson, but each person is engaged under the terms of an appointment letter.

Pursuant to the terms of their appointment letters with HBM, each of Mr S L Keswick, The Rt. Hon. Lord Baker of Dorking CH, Mr W F Blount and The Baroness Noakes DBE have agreed to act as non-executive HBM Directors with effect from July 30, 2003. Subject to the Scheme becoming effective, they will each receive from HBM, with effect from the conclusion of the month in which the Scheme becomes effective, reasonable expenses and an annual fee (which is inclusive of fees payable for being a member and, where relevant, chairman of HBM’s committees of the board), in each case subject to annual review, as follows:

Non-Executive Director	Annual fee (£)

S L Keswick	50,500
The Rt. Hon. Lord Baker of Dorking CH	45,500
W F Blount	39,000
The Baroness Noakes DBE	50,500

Total	185,500

On implementation of the Scheme, each of the non-executive Hanson Directors (other than Mr C D Collins) will resign from the Hanson Board. In the event that the Scheme is not implemented, each of the non-executive Hanson Directors will resign from the HBM Board.

5.3	Remuneration of Hanson Directors

The total aggregate remuneration paid and benefits in kind granted by the Existing Group to all persons who served in the capacity as a director of Hanson during the 12 months ended December 31, 2002 (12 persons, including four directors who resigned from the Hanson Board, one during 2002 and three during 2003) was approximately £3.9 million, excluding pension contributions. These figures do not include expenses reimbursed to officers, including business travel, professional and business association dues and expenses and other benefits commonly reimbursed or paid by companies in the United Kingdom.

HBM estimates that the total aggregate remuneration and benefits in kind that have been paid and will be payable to those persons who have served and will serve in the capacity as a director of Hanson or HBM during the 12 months ending December 31, 2003 (11 persons, including three directors who resigned from the Hanson Board during 2003), will be approximately £3.5 million, excluding pension contributions, under the arrangements in force at the date of this document.

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5.4	General

Save as disclosed above, there are no existing or proposed service agreements between any Director and any member of the Existing Group or HBM Group with a notice or contract period of one year or more, or with provisions for predetermining compensation on termination of an amount which equals or exceeds one year’s salary and benefits in kind.

The total emoluments receivable by each Hanson Director will not change as a result of becoming a HBM Director under the Scheme.

6.	Employees

6.1	Number of employees

HBM was incorporated on December 31, 2002 and it has had no employees since that date. For the year ended December 31, 2002, the Existing Group had an average of 25,400 full-time equivalent employees. The following table sets out the average number of full-time equivalent employees of the Existing Group, by division, over the past three financial years:

	2002 No. (Restated)	2001 No.	2000 No.
Average number of persons employed during the year
North America
Hanson Aggregates	6,500	7,000	8,000
Hanson Building Products	4,900	5,000	2,700

	11,400	12,000	10,700
United Kingdom
Hanson Aggregates	3,800	3,500	3,000
Hanson Building Products	2,900	2,900	2,600

	6,700	6,400	5,600

Australia	2,300	2,200	1,500
Continental Europe & Asia
Hanson Continental Europe & Marine	1,500	1,600	1,900
Hanson Asia Pacific	3,000	2,900	2,100

	4,500	4,500	4,000
Central	100	100	100
Discontinued	400	1,700	2,800

Total	25,400	26,900	24,700

By geographical location
North America	11,400	12,000	10,700
Australia	2,300	2,200	1,500
Europe	8,300	8,100	7,600
Asia	3,000	2,900	2,100
Discontinued	400	1,700	2,800

Total	25,400	26,900	24,700

The Scheme will not affect employees of the Existing Group, who will remain employed by their current employing company.

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6.2	Employee options and awards under the Hanson Incentive Plan

As at August 10, 2003 (being the latest practicable date prior to the publication of this document), options to acquire Hanson Shares and conditional awards of Hanson Shares (including those held by Hanson Directors as set out in paragraphs 4.2 and 4.3 above) granted/awarded to employees of the Existing Group are and remain outstanding as follows:

Title of plan	Number of Hanson Shares under option	Grant date	Exercise price per share (pence)	Performance period	Expiry date

Hanson Executive A Option Scheme
	337,003	14/01/1994	482.6	n/a	13/01/2004
	356,981	16/12/1994	412.3	n/a	15/12/2004
	279,074	21/12/1995	356.4	n/a	20/12/2005

Total	973,058

Hanson Executive B Option Scheme
	256,089	14/01/1994	482.6	n/a	13/01/2004
	310,141	16/12/1994	412.3	n/a	15/12/2004
	259,815	21/12/1995	356.4	n/a	20/12/2005

Total	826,045

Hanson Executive Option Plan
	730,844	15/05/2001	473.3	15/05/2001 – 14/05/2004	14/05/2011
	1,051,610	01/03/2002	461.75	01/03/2002 – 28/02/2005	29/02/2012
	1,314,680	01/03/2003	290.4	01/03/2003 – 28/02/2006	28/02/2013

Total	3,097,134

Hanson Executive 1997 Scheme
Total	129,000	14/09/1998	331.25	n/a	13/09/2008

Hanson Sharesave Scheme
	314,374	27/03/1997	224	n/a	30/11/2004
	13,968	31/12/1997	237	n/a	30/09/2003
	74,356	31/12/1997	237	n/a	30/09/2005
	408,312	05/10/1998	265	n/a	31/05/2004
	118,729	05/10/1998	265	n/a	31/05/2006
	200,226	01/10/1999	425	n/a	31/05/2005
	46,305	01/10/1999	425	n/a	31/05/2007
	472,328	02/10/2000	323	n/a	31/05/2004
	401,830	02/10/2000	323	n/a	31/05/2006
	127,383	02/10/2000	323	n/a	31/05/2008
	299,329	28/09/2001	428	n/a	31/05/2005
	220,748	28/09/2001	428	n/a	31/05/2007
	57,234	28/09/2001	428	n/a	31/05/2009
	904,822	27/09/2002	318	n/a	31/05/2006
	827,487	27/09/2002	318	n/a	31/05/2008
	233,876	27/09/2002	318	n/a	31/05/2010

Total	4,721,307

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Title of Plan	Number of Hanson Shares under conditional award	Award date	Performance period	Vesting date

Hanson Incentive Plan
	2,389,907	22/09/2000	22/09/2000 – 21/09/2003	22/09/2003
	3,124,300	15/05/2001	15/05/2001 – 14/05/2004	15/05/2004
	3,488,032	01/03/2002	01/03/2002 – 28/02/2005	01/03/2005
	5,889,886	01/03/2003	01/03/2003 – 28/02/2006	01/03/2006

Total	14,892,125

No payments were required for the grant of the options or the share awards.

The Hanson Shares subject to outstanding options under the closed Hanson Executive A Option Scheme and Hanson Executive B Option Scheme were held by 128 employees. No performance conditions apply to the right to exercise the options granted and no further grants will be made under these schemes, the last grant having been made in December 1995.

The Hanson Shares subject to outstanding options under the Hanson Executive Option Plan were held by 47 employees. These options are subject to performance conditions which have performance periods that end in 2006.

The Hanson Shares subject to outstanding options under the Hanson Sharesave Scheme were held by approximately 3,300 employees and under the Hanson Executive 1997 Scheme were held by 22 employees.

The Hanson Shares subject to conditional awards under the Hanson Incentive Plan were held by approximately 400 participants. Awards are payable in Hanson Shares or cash, at the discretion of Hanson, in full or in part, after a performance period of three years, depending on the extent to which performance conditions have been satisfied. The performance periods of the awards end in September 2003, May 2004, March 2005 and March 2006 and no entitlement has yet been earned.

Upon the Scheme becoming effective, the employees of the Existing Group may have interests in HBM Shares arising pursuant to their interests in Hanson Shares under the Hanson Share Schemes and/or the Hanson Incentive Plan referred to above. The extent to which they will have interests in HBM Shares will depend upon whether or not they exercise (subject to the satisfaction of any performance conditions) their options or their rights to have their share awards vest or exchange them for replacement options or replacement share awards.

7.	Employee share schemes

7.1	Hanson Share Schemes and Hanson Incentive Plan

Although Optionholders in the Hanson Share Schemes may be able to exercise options held, and holders under the Hanson Incentive Plan may be entitled to receive shares awarded conditionally, as a result of the Scheme, it is HBM’s intention to ensure that participants in the Hanson Share Schemes have the opportunity to exchange their existing options over Hanson Shares for replacement options and their existing awards over Hanson Shares for replacement awards of equivalent value over an equivalent number of HBM Shares upon the Scheme becoming effective. HBM has therefore determined to make the proposals set out below:

(a)	The Hanson Executive A Option Scheme and the Hanson Executive B Option Scheme (together the “Hanson Executive Option Schemes”)

All eligible participants in the Hanson Executive Option Schemes will be given an opportunity to exchange their existing options over Hanson Shares for replacement options over an equivalent number of HBM Shares, subject to the Scheme becoming effective. The replacement options will be equivalent to the existing options and will continue to be governed by the rules of the relevant Hanson Executive Option Scheme. All of these options are currently exercisable. Participants who exercise their existing options on and from the date of the Scheme Court Order and who acquire Hanson Shares on such exercise will have such shares automatically exchanged for an identical number of HBM Shares under the Hanson Articles, as amended by the special resolution to be proposed at the EGM. Options under the Hanson Executive Option Schemes which are not exchanged nor exercised within one month of the Scheme being sanctioned by the Court will lapse.

(b)	The Hanson Executive 1997 Scheme

All eligible participants in the Hanson Executive 1997 Scheme will be given an opportunity to exchange their existing options over Hanson Shares for replacement options over an equivalent number of HBM Shares,

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subject to the Scheme becoming effective. The replacement options will be equivalent to the existing options and will continue to be governed by the rules of the Hanson Executive 1997 Scheme. All of these options are currently exercisable. Participants who exercise their existing options on or from the date of the Scheme Court Order and acquire Hanson Shares on such exercise will have such shares automatically exchanged for an identical number of HBM Shares under the Hanson Articles, as amended by the special resolution to be proposed at the EGM. Options under the Hanson Executive 1997 Scheme which are not exchanged nor exercised by the Scheme Effective Date will lapse.

(c)	The Hanson Sharesave Scheme

All eligible participants in the Hanson Sharesave Scheme will be given an opportunity to exchange their existing options over Hanson Shares for replacement options over an equivalent number of HBM Shares, subject to the Scheme becoming effective. The replacement options will be equivalent to the existing options and will continue to be governed by the rules of the Hanson Sharesave Scheme. Options under the Hanson Sharesave Scheme which are not exchanged nor exercised by the Scheme Effective Date will lapse.

(d)	The Hanson Executive Option Plan

All eligible participants in the Hanson Executive Option Plan will be given an opportunity to exchange their existing options over Hanson Shares for replacement options over an equivalent number of HBM Shares, subject to the Scheme becoming effective. The replacement options will be equivalent to the existing options and will continue to be governed by the rules of the Hanson Executive Option Plan. The replacement options will be subject to the same performance period as the existing options and will become exercisable at the same time as existing options. Alternatively, participants can elect to exercise their existing options. The number of Hanson Shares over which a participant’s option is capable of being exercised is subject to performance targets being achieved by the date the Scheme is approved by the Court. In such cases, only a proportion of the option will be exercisable, calculated on a time-elapsed basis of the performance period completed at the time the Scheme becomes effective. Hanson Shares acquired on the exercise of the existing options will be automatically exchanged for an identical number of HBM Shares under the Hanson Articles, as amended by the special resolution to be proposed at the EGM. Options under the Hanson Executive Option Plan which are not exchanged nor exercised by the Scheme Effective Date will lapse.

(e)	The Hanson Incentive Plan

Subject to the Scheme becoming effective, participants in the Hanson Incentive Plan will be given an opportunity to exchange their existing awards over Hanson Shares for replacement awards over an identical number of HBM Shares. The replacement awards will be identical to existing awards, subject to such modifications as are appropriate to reflect the Scheme. Alternatively, participants can elect to receive the Hanson Shares that vest as a result of the performance period coming to an end when the Scheme is sanctioned by the Court. The number of Hanson Shares which participants are capable of receiving pursuant to their awards is dependent upon relevant performance targets having been met when the Scheme is sanctioned by the Court. In such cases, only a proportion of the award will vest, calculated on a time-elapsed basis of the performance period completed at the time the Scheme becomes effective. Hanson Shares received as a result of any such awards vesting under the Hanson Incentive Plan will be automatically exchanged for an identical number of HBM Shares under the Hanson Articles, as amended by the special resolution to be proposed at the EGM. Awards under the Hanson Incentive Plan which are not exchanged nor have vested by the Scheme Effective Date will lapse.

7.2	HBM Share Schemes

The principal features of the HBM Share Schemes are summarised below. These contain the same provisions as those of the equivalent existing Hanson Share Schemes under which benefits may currently be granted, save for modifications that would not require shareholder consent if made to the Hanson Share Schemes or the Hanson Incentive Plan because they are not to the advantage of participants, and certain other minor modifications of a non-material nature. None of the benefits under the HBM Share Schemes is pensionable. No options have been granted under the Hanson Executive A Option Scheme or the Hanson Executive B Option Scheme since 1995, nor under the Hanson Executive 1997 Scheme since 1998. Options under these three schemes, that are elected to be exchanged for options over HBM Shares, will continue to be governed by the rules of the relevant schemes, although HBM does not propose to operate, and will therefore not grant further options under, these three schemes. Options and awards under the Hanson Share Schemes and the Hanson Incentive Plan that are exchanged for options and awards over HBM Shares will continue to be governed by the rules of the relevant Hanson Share Scheme or the Hanson Incentive Plan rather than any HBM Share Scheme.

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(a)	The HBM Sharesave Scheme

Eligibility – All employees of Hanson and any participating member of the HBM Group who have taxable earnings under sections 15 or 21 of the Income Tax (Earnings and Pensions) Act 2003 and who have the requisite period of continuous employment (determined by the HBM Board, but not exceeding five years) are entitled to participate. The HBM Board has discretion to include other employees. An additional condition of eligibility for employees who are HBM Directors is that they must work at least 25 hours per week for a participating member of the HBM Group.

Subscription price – The price payable on the exercise of an option will be determined by the HBM Board, but shall not be less then 80 per cent. of the middle market quotation of an HBM Share, as derived from the Daily Official List, for such dealing day falling within the 30 days immediately preceding the date of grant selected by the HBM Board.

Options – Options will entitle the participant to acquire (either by purchase or by subscription) HBM Shares. Options will be personal to the participant and his or her personal representatives and may not be transferred or assigned.

Grant of options – All eligible employees will be invited to apply for options. It is a condition of such application that employees enter into a savings contract with an approved savings institution under which participants save between £5 and (currently) £250 per month (which applies to the aggregate amount saved by the individual in more than one contract). After either 36 or 60 monthly contributions have been made, a bonus is payable, based on interest rates subsisting at the time when the savings contract was entered into. If 60 contributions are made and the savings are left undisturbed for another two years, a further bonus is payable. Options may be granted for three, five or seven years, that is, until the relevant bonus date. The duration of any option is determined at the date of grant. Participants may withdraw from a savings contract at any time (though their options will then lapse) and are not obliged to exercise an option when the contract matures at the relevant bonus date. No options may be granted after March 26, 2007.

Exercise of Options – An option may be exercised only with the available proceeds of the savings contract and, in normal circumstances, an option may be exercised during the period of six months commencing on the maturity of the savings contract. An option will be exercisable immediately on the death of a participant or on his/her ceasing to be an eligible employee by reason of injury, disability, redundancy, retirement on reaching the age of 65 or at such other age at which the employee is bound to retire in accordance with the terms of his/her contract of employment or for any other reason (other than misconduct or impropriety) if the option has been held for at least three years. Options will also become exercisable on an employee attaining the age of 65 if he/she should continue in employment, on the sale or transfer out of the HBM Group of any member of the HBM Group, or any business or part of a business, to which his/her employment relates and on a change in control or reconstruction of HBM. On a change in control or reconstruction of HBM, options may, with the consent of the company acquiring control of HBM, be released in consideration of the grant of equivalent rights over the shares of the acquiring company or a company associated with it. Rights are equivalent if, the aggregate market values of the ordinary shares under both the old and new options and the aggregate exercise price of each option are, on the date of exchange, broadly equal.

Amendments – Except for amendments designed to ease the administration of the HBM Sharesave Scheme and to maintain the approval of the Board of Inland Revenue or otherwise maintain favourable tax treatment, no amendment which is to the advantage of existing or future participants may be made to those provisions dealing with eligibility, individual or scheme limits, the terms of options or the adjustment of options without the prior approval of shareholders in general meeting. No amendment to a key feature of the HBM Sharesave Scheme will be effective without the approval of the Board of Inland Revenue.

(b)	The HBM Executive Option Plan

Eligibility – All employees of the HBM Group (including those who are HBM Directors) who are required to devote substantially the whole of their working time to their duties will be eligible for participation in the HBM Executive Option Plan, at the discretion of the remuneration committee of HBM. It is anticipated that the remuneration committee will limit participation in the HBM Share Option Plan to executive HBM Directors and senior personnel within the HBM Group. An option may not be granted under the HBM Executive Option Plan to a participant within eighteen months prior to the date on which the participant is obliged to retire under his or her contract of employment.

Options – Options will entitle the recipient to acquire HBM Shares either by purchase or subscription. Options will be personal to the participant and his or her personal representatives and may not be transferred or assigned. No payment will be required for the grant of an option. No grants may be made after April 24, 2006 under the HBM Executive Option Plan.

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Timing – Options may normally only be granted in the six weeks following the announcement of the results of HBM for any period, save in exceptional circumstances such as following new appointments, promotions or acquisitions of other businesses.

Exercise price – The exercise price may not be less than the higher of the nominal value of a share and the average of the middle market quotation of an HBM Share, as derived from the Daily Official List, for the five dealing days immediately preceding the date of grant.

Performance conditions – Each grant will be subject to one or more performance condition(s) which will determine whether and to what extent the options over HBM Shares will be capable of being exercised by the participant. The performance period for awards will be determined by the remuneration committee of HBM but will not be less than three years. The performance condition(s) will be determined at the date of award and will be such as to require underlying sustained financial growth of HBM. The remuneration committee will have discretion to amend the performance conditions in certain specified circumstances, provided that the amended conditions are not materially more difficult to achieve than the conditions originally prescribed. The performance conditions attaching to each grant under the HBM Executive Option Plan will be described in HBM’s UK report and accounts for the year in which the relevant grant is made, and any amendment to the conditions will also be described in the report and accounts for that year.

Exercise of options – Options will be exercisable, to the extent any performance conditions have been satisfied, in whole or in part not earlier than the end of the performance period and not later than ten years after the date of grant and normally only for so long as the participant remains employed by the HBM Group. Exercise of options or a pro rata portion thereof will, however, be permitted, but will be suspended until the end of the applicable performance period, in the following circumstances: (i) if the participant’s employment ends as a result of death, ill-health, injury, disability, redundancy or retirement on or after reaching his or her contractual retirement date; or (ii) if the company by which the participant is employed, or the business in which he or she works, is sold outside the HBM Group. In such circumstances, exercises will be permitted only during the period of twelve months following such event, or if such event arises prior to the end of the performance period, during the period of twelve months commencing with the end of the performance period. Except in these circumstances or where the remuneration committee of HBM decides otherwise, options will lapse if the participant ceases to be employed by the HBM Group.

The exercise of options will also be permitted in the event of a voluntary winding-up of HBM, a change of control and, in certain circumstances, a reconstruction or amalgamation, options becoming exercisable on the occurrence of such events. Additionally, options may become exercisable on any other relevant event where the remuneration committee deems it appropriate.

Issue of shares – Shares acquired or issued on the exercise of options will rank equally with the then issued HBM Shares except for rights attaching to shares by reference to a record time or date preceding the time or date of acquisition or issue.

Variation of capital – In the event of any variation in the share capital of HBM (including a capitalisation or rights issue, or any consolidation, subdivision or reduction of the share capital), the number and nominal amount of HBM Shares subject to an option, the rights attached to an option and the exercise price may be adjusted by the remuneration committee of HBM in such manner as it determines to be appropriate, subject to the auditors of HBM confirming in writing that such adjustment is, in their opinion, fair and reasonable.

Amendments – The remuneration committee of HBM may make such amendments to the HBM Executive Option Plan and to the terms of any grant as may be necessary or desirable to take account of changes in any applicable legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants or any member of the HBM Group.

Except as described above, or for minor amendments designed to ease the administration of the HBM Executive Option Plan, no amendment which is to the advantage of participants may be made to the provisions of the HBM Executive Option Plan which relate to eligibility, plan limits and amendments, the entitlement to and terms of options and their exercise and their adjustment on a variation of capital, without the prior approval of HBM Shareholders in general meeting. No amendment may be made which prejudices the existing rights of a participant except with the participant’s written consent or that of the majority of the participants affected.

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(c)	The HBM Incentive Plan

Eligibility – All employees of the HBM Group (including those who are HBM Directors) who are required to devote substantially the whole of their working time to their duties will be eligible for participation in the HBM Incentive Plan, at the discretion of the remuneration committee of HBM. It is anticipated that the remuneration committee will limit the application of the HBM Incentive Plan to executive HBM Directors and senior personnel within the HBM Group. An award may not be granted under the HBM Incentive Plan to a participant within 18 months prior to the date on which the participant is obliged to retire under his or her contract of employment.

Awards – Each award will be in respect of a specified number of HBM Shares. Awards will be personal to the participant and his or her personal representatives and may not be transferred or assigned. No payment will be required for an award. No awards may be made after April 24, 2006 under the HBM Incentive Plan.

Performance conditions – Each award will be subject to one or more performance condition(s) which will determine whether and to what extent the shares subject to the award will be released to the participant. The performance period for awards will be determined by the remuneration committee of HBM but will not be less than three years. The performance condition(s) will be determined at the date of award and will be such as to require underlying sustained financial growth of HBM. The remuneration committee will have discretion to amend the performance conditions in certain specified circumstances, provided that the amended conditions are not materially more difficult to achieve than the conditions originally prescribed. The performance conditions attaching to each award under the Incentive Plan will be described in HBM’s UK report and accounts for the year in which the relevant award is made and any amendment to the conditions will also be described in the report and accounts for that year.

Release of shares – The number of Shares in respect of which an award vests will be determined at the end of the relevant performance period and released to the participant as soon as possible thereafter. The award will lapse if the participant ceases to be employed before the end of the performance period for any reason other than a permitted reason. A permitted reason is death, illness, injury or disability, redundancy, retirement, the transfer of the business or company in which he or she works outside the HBM Group or any other reason at the discretion of the remuneration committee of HBM. In such cases, only a proportion of the award (calculated on a time-elapsed basis) will vest at the end of the performance period, although they may vest earlier in the case of death at the discretion of the remuneration committee. Special rules apply in the event of a change in control of HBM, a voluntary winding-up of HBM or a scheme of arrangement involving HBM. The performance conditions will be applied over the shortened period to the date of the relevant event.

Amendments – The remuneration committee of HBM may make such amendments to the HBM Incentive Plan and the terms of awards as may be necessary or desirable or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants or any member of the HBM Group. No amendment which is to the advantage of existing or future participants may be made to those provisions dealing with eligibility, the grant of awards, release of vested awards, leaving employment, change of control and liquidation, variation of capital, non-transferability of awards and plan limits and amendments, without the prior approval of HBM shareholders in general meeting.

(d)	Limits on HBM Shares available for the HBM Share Schemes

The number of HBM Shares that may be allocated under the HBM Executive Option Plan and the HBM Incentive Plan on any date may not, when added to the number of HBM Shares allocated under the HBM Share Schemes and the number of HBM Shares and Hanson Shares allocated under the Hanson Share Schemes and the Hanson Incentive Plan operated by Hanson since February 24, 1997 (the date of the demerger of The Energy Group plc), exceed 10 per cent. of the equity share capital of HBM on the day before that date.

The number of HBM Shares that may be allocated under the HBM Sharesave Scheme on any date may not, when added to the number of HBM Shares allocated under the HBM Share Schemes and to the number of HBM Shares and Hanson Shares allocated under the Hanson Share Schemes and the Hanson Incentive Plan, exceed either 10 per cent. in the previous ten years or 5 per cent. in the previous five years of the equity share capital of HBM on the day before that date.

For the purposes of the above limits, shares are allocated, in the case of option schemes and plans, when the options are granted, and in the case of awards under incentive plans, when the awards are made. No account is taken of options which lapse by reason of non-exercise or otherwise or of shares that are acquired by purchase rather than by subscription.

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8.	Subsidiaries

Following implementation of the Scheme, HBM will directly own 100 per cent. of the issued share capital of Hanson. Accordingly, following implementation of the Scheme, HBM will be the holding company of HBM Group. Details of the significant subsidiaries (each listed subsidiary being a wholly owned subsidiary of Hanson) of HBM Group are set out below:

Name of Subsidiary Undertaking	Registered office	Principal activity
Hanson Quarry Products Europe Limited	The Ridge Chipping Sodbury Bristol BS37 6AY England	Supply of aggregates and other materials and services to the construction industry

Aylett Corporation	PO Box 280 Ground Floor Lancaster Court Forest Lane St Peter Port, Guernsey Channel Islands GY1 1WJ	Investment

Harshaw Incorporated	PO Box 280 Ground Floor Lancaster Court Forest Lane St Peter Port, Guernsey Channel Islands GY1 1WJ	Investment

Hanson Pipe and Products, Inc.	2900 Terminal Avenue Richmond, Virginia 23234 United States of America	Concrete pipe and products producer

Hanson Aggregates Southeast, Inc.	100 Crescent Center Parkway Crescent Center Suite 1240 Tucker, Georgia 30084 United States of America	Aggregates producer

9.	Substantial shareholders

Assuming that no further Hanson Shares have been repurchased or issued after August 10, 2003 (being the latest practicable date prior to the publication of this document), the following persons (not being Hanson Directors, their families or persons connected (within the meaning of section 346 of the Act) with such Hanson Directors) having notified Hanson or HBM of their interests will, pursuant to the Scheme becoming effective, hold directly or indirectly, interests in 3 per cent. or more of the issued share capital of HBM:

Name of Shareholder	Number of HBM Shares held (million)	Approximate proportion of voting share capital held (%)

Vanguard Windsor Funds – Vanguard Windsor II Fund	39.1	5.3
Barclays plc	37.6	5.1
Scottish Widows Investment Partnership Limited	32.2	4.4
Legal & General Investment Management	28.5	3.9

As at August 10, 2003 (being the latest practicable date prior to the publication of this document), approximately 16.0 million Hanson ADSs were held of record by approximately 6,400 registered holders. The approximately 80.2 million Hanson Shares represented by those Hanson ADSs (approximately 10.9 per cent. of the issued share capital) were registered in the name of National City Nominees Limited.

As at August 10, 2003 (being the latest practicable date prior to the publication of this document), approximately 0.3 million Hanson Shares were held of record in the United States by approximately 280 registered holders. Hanson also believes that as at August 10, 2003 (being the latest practicable date prior to the publication of this document), approximately 8 per cent. of its outstanding Hanson Shares were also beneficially owned by US holders. Since some of these securities are held by brokers or other nominees, the number of registered holders in the United States may not be representative of the number of beneficial holders or of where the beneficial holders are resident.

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Save as disclosed in this paragraph 9, the HBM Directors are not aware of any person who is, as at August 10, 2003 (being the latest practicable date prior to the publication of this document), or will be, immediately following the Scheme, interested directly or indirectly in 3 per cent. or more of the issued share capital of HBM. The HBM Directors are not aware of any person who, immediately following the Scheme, will be able to directly or indirectly, jointly or severally, exercise control over HBM.

10.	Material contracts

10.1
The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by a member of the Existing Group or HBM Group in the last two years, or have been entered into at any time and contain an obligation or entitlement which is material to the Existing Group or HBM Group at the date of this document:

10.1.1
A deposit agreement dated as of September 29, 1986, as amended and restated as of November 3, 1986 and January 6, 1988, and as subsequently amended by Amendment No. 1 to the deposit agreement dated February 21, 1997 between Hanson, Citibank, N.A., as depositary, and holders from time to time of the ADSs issued thereunder.

10.1.2
An indenture dated as of January 25, 1993 among Hanson Overseas B.V., Hanson and Bank of New York, as trustee, pursuant to which US$750 million 6.75 per cent. guaranteed senior notes due 2005 of Hanson Overseas B.V., guaranteed as to payment of principal and interest by Hanson, were issued on September 26, 1995.

10.1.3
A demerger agreement dated August 28, 1996 between Hanson and Imperial Tobacco Group plc (“ITG”) under which, inter alia, ITG agreed to indemnify Hanson and its subsidiaries against any liabilities arising out of the businesses and operations transferred to ITG as part of the demerger arrangements for ITG.

10.1.4
An indemnification agreement dated as of September 30, 1996 between Millennium Chemicals Inc. (“Millennium”) (1) Hanson (2) and Hanson Overseas Holding Limited (3) under which, inter alia, Millennium agreed to assume responsibility for, and to indemnify Hanson and its subsidiaries against, any liabilities arising out of the businesses and operations transferred to Millennium as part of the demerger arrangements for Millennium.

10.1.5
An indemnification agreement dated February 24, 1997 between Hanson and The Energy Group plc (“Energy”) under which, inter alia, Energy agreed to assume responsibility for, and to indemnify Hanson and its subsidiaries against, any liabilities arising out of the business and operations transferred to Energy as part of the demerger arrangements for Energy.

10.1.6
An agreement entered into between Beazer East, Inc. (a wholly-owned subsidiary of Hanson) and Vestur Insurance (Bermuda) Limited (“Vestur”) (a wholly-owned subsidiary of Hanson) on August 4, 1998 under which the funding and risk of certain environmental liabilities relating to former operations of Koppers Company (which Hanson inherited through its acquisition of Beazer plc in 1991) were insured by Vestur for a one-off premium, together with related transaction costs, amounting to US$275 million. The arrangement provides $800 million of insurance cover without time limit after payment by Beazer East, Inc. of the first $100 million of remediation costs arising since January 1, 1998. Vestur reinsured the whole of the insurance cover provided by it to Beazer East, Inc. through a reinsurance arrangement entered into by Vestur on August 4, 1998 with Centre Solutions (a member of the Zurich Croup) and Swiss Re.

10.1.7
An indenture dated as of September 27, 2000 among Hanson and Bank of New York, as Trustee, pursuant to which US$750 million 7.875 per cent. senior notes due 2010 of Hanson, were issued on September 27, 2000.

10.1.8
An agreement entered into by Hanson on March 29, 2001 for a multi-currency revolving credit facility of £900,000,000, now reduced to £859,866,666.67, and arranged by Barclays Capital and JP Morgan plc with a syndicate of banks. Tranche A of the facility is an amount of £600 million, is available for cash-advances in various currencies and sterling acceptances, incorporates a US$700 million swingline advance facility and a sub-limit of up to £300 million for Australian dollar loan note advances and matures on March 28, 2006. One of the banks that is a party to the facility and which holds commitments totaling £30.8 million under Tranche A has advised the facility agent that it will cancel its commitment under the facility upon the Scheme becoming effective. The facility will thereafter be £829,066,666.67 and the amount of the Tranche A under the facility will reduce to £569.2 million. The rate of margin on Tranche A is 0.425 per cent. above LIBOR or similar market based reference rates per annum. Tranche B of the facility was an amount of £300 million, available for cash advances in various currencies and the issue of sterling acceptances and matured on March 28, 2003: it was subsequently extended on the same terms but for an amount of £259,866,666.67 and maturity date of March 25, 2004, with an option for Hanson to extend for a further year on or before March 25, 2004. The rate of margin on Tranche B is 0.375 per cent.

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above LIBOR or similar market based reference rates per annum. In addition, there are commitment fees of 0.175 per cent. and 0.125 per cent. due on any unutilised commitments in relation to Tranches A and B respectively.

10.1.9
An indenture dated as of March 18, 2003 among Hanson Australia Funding Limited, Hanson and Bank of New York, as trustee, pursuant to which US$750 million 5.25 per cent. guaranteed senior notes due 2013 of Hanson Australia Funding Limited, guaranteed as to payment of principal and interest by Hanson, were issued on March 12, 2003 (for US$600 million) and April 28, 2003 (for US$150 million).

10.2
Save as disclosed above, no member of the Existing Group or HBM Group has entered into any contract (other than in the ordinary course of business) which is or may be material during the last two years, or has entered into any contract (other than in the ordinary course of business) at any time which is or may be material and contains an obligation or entitlement which is material to the Existing Group or HBM Group at the date of this document.

11.	Litigation

Save as disclosed in this paragraph 11, there are no legal or arbitration proceedings (and neither Hanson nor HBM is aware of any such proceedings which are pending or threatened) which may have, or which have had in the 12 months preceding the date of this document, a significant effect on the Existing Group’s financial position.

Existing and former subsidiaries of Hanson have engaged in businesses and activities, unrelated to the businesses and activities presently being carried on by Hanson, which give rise to bodily injury and property damage claims concerning health and environmental issues. Claims and lawsuits have been filed against these subsidiaries, either directly or as a result of indemnity obligations, relating to products incorporating asbestos, coal by-products and chemicals, in particular for the wood treating industry.

With regard to asbestos claims, a number of US subsidiaries of Hanson are defendants, typically with many other companies, in a number of lawsuits filed in various state and federal courts by claimants who allege that they have suffered bodily injury as a result of exposure to asbestos-containing products, the manufacture of which by such subsidiaries ceased, depending on the subsidiary involved, between 1973 and 1984. The products include coke oven batteries, roofing products, electrostatic precipitators, hot top rings, gun plastic cement, wallboard joint compounds and textured paints.

Each of Hanson’s relevant US subsidiaries, together with its insurance carriers and outside counsel, review each asbestos claim that is pursued by the claimants. In many cases, the claimants are unable to demonstrate that any injury they have suffered resulted from exposure to the subsidiary’s products, in which case their claim is generally dismissed without payment. In those cases where a compensatable disease, exposure to the subsidiary’s products and causation can be established, the subsidiary generally settles for amounts that reflect the type of disease, the seriousness of the injury, the age of the claimant, the particular jurisdiction of the claim and the number and solvency of the other defendants.

The table below contains certain information regarding asbestos claims against Hanson’s US subsidiaries (the numbers are approximate only):

	Six months to June 30, 2003		Twelve months to December 31, 2002		Twelve months to December 31, 2001

New claimants	21,000		32,200		21,700
Ohio duplicates	22,000		–		–
Resolutions	(5,800)		(18,200)		(3,100)
Outstanding claimants	118,700		81,500		67,500
Gross cost of resolution	US$19.4m		US$37.3m		US$26.8m
Less insurance recoveries	US$(17.2m	)	US$(33.2m	)	US$(25.8m	)
Net cost before tax	US$2.2m		US$4.1m		US$1.0m

Of the claimants whose cases were resolved during this two-and-a-half-year period, approximately 70 per cent. were dismissed without payment.

The aggregate amounts paid in settlement and average settlement payments in any given period, together with related defence costs, have fluctuated widely and are expected to continue to fluctuate widely depending on the nature of the claims resolved, including the proportion which are mass claims, disease mix, number of other defendants and jurisdiction of claim.

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Hanson estimates that the gross liability for the cost of resolving current and probable future asbestos claims against its US subsidiaries until June 30, 2011 will be approximately US$320 million, including defence costs, but before tax benefit and not discounted to present value. At June 30, 2003, net provisions totalling approximately US$225 million were in place to cover these estimated costs, after taking into account expected insurance recoveries of approximately US$95 million. In establishing the provisions, assumptions have been made as to the number, disease mix and location of future claims, trends in dismissal rates, settlement and defence costs, resolution of all existing claims and time scale of resolution of new claims five years after receipt, and the continued solvency of co-defendants. In light of the significant uncertainty associated with asbestos claims, there can be no guarantee that the assumptions used to estimate the provisions for the cost of resolving asbestos claims until June 30, 2011 will be an accurate prediction of the actual costs that may be incurred and as a result the provisions will be subject to potential revision from time to time as additional information becomes available and developments occur.

Most of the subsidiaries involved with asbestos claims have separate arrangements with their insurance carriers regarding the defence and settlement of asbestos claims, the terms of which vary for each such subsidiary. These insurance arrangements have resulted in the insurance companies having met substantially all of the amounts such subsidiaries have paid to date in settlements and defence costs. Hanson assumes that the amounts received from its insurers will decline significantly over time.

A number of Hanson’s subsidiaries are involved in litigation proceedings and negotiations with their respective insurers regarding the level of existing and future insurance coverage. One of these litigation proceedings is in California, where the subsidiary concerned is seeking to establish whether or not substantially all of the primary cover available to it has been exhausted and, to the extent that such cover has been exhausted, the amount of excess cover that is available.

The Hanson Directors do not believe that adequate information currently exists to allow it to estimate reasonably the amount of liability and costs associated with asbestos claims that its relevant US subsidiaries expect to resolve after June 30, 2011, even though the Hanson Directors expect that claims will continue to be asserted against its subsidiaries, the resolution of which will take place after June 30, 2011.

Factors which could cause actual results to differ from such estimates and expectations include: (i) adverse trends in the ultimate number of asbestos claims filed against Hanson’s US subsidiaries; (ii) increases in the cost of resolving current and future asbestos claims as a result of adverse trends relating to settlement costs, dismissal rates, legal fees and/or judgment sizes; (iii) decreases in the amount of insurance available to cover asbestos claims as a result of adverse changes in the interpretation of insurance policies or the insolvency of insurers; (iv) the emergence of new trends or legal theories that enlarge the scope of potential claimants; (v) the impact of bankruptcies of other companies whose share of liability may be imposed on Hanson’s US subsidiaries under certain state liability laws; (vi) the unpredictable aspects of the US litigation process; (vii) adverse changes in the mix of asbestos-related diseases with respect to which asbestos claims are made against Hanson’s US subsidiaries; and (viii) potential legislation changes.

In light of such factors, the liability of Hanson’s US subsidiaries for resolving asbestos claims may be materially different from current estimates and the impact of such claims, both before and after June 30, 2011, might have a material adverse effect on Hanson’s consolidated financial condition, results of operations and cash flow. However, assuming that current trends continue, Hanson does not expect that the liability and costs associated with its asbestos claims will have such a material adverse effect and, even assuming a material deterioration in current trends, on the evidence available to it Hanson does not expect that such claims would impact the ability of Hanson to continue as a going concern.

As well as US asbestos claims, Hanson’s existing and former subsidiaries are subject from time to time to bodily injury and property damage claims and lawsuits (in addition to those claims and lawsuits coordinated by the insurance arrangements referred to at paragraph 10.1.6 above), both on an individual and class action basis, either directly or as a result of indemnity obligations. Such claims and lawsuits relate primarily to former US chemical products and coal by-products and operations, in particular those relating to the wood treating and coal tar derivative industries, products and operations which are unrelated to Hanson’s present business and activities. In such cases where one of Hanson’s subsidiaries is involved, there are often several potential defendants named in the claim or lawsuit.

Since the Demergers, no settlements have been paid by, or judgments rendered against, any of Hanson’s subsidiaries in connection with any such claims or lawsuits which have had or could have a material adverse effect on Hanson’s consolidated financial condition, results of operations or cash flow. In a number of instances, the claim or lawsuit against the subsidiary has not been pursued and has been dismissed. With regard to those claims or lawsuits that have been or are being pursued, the subsidiary concerned generally believes itself to have had or to have meritorious defences and such claims and lawsuits have been and are being vigorously defended.

Insurance issues do arise on these claims and lawsuits, both in terms of settlement and defence coverage, the outcome of which can be uncertain. In certain instances no insurance coverage is available to the relevant subsidiary.

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Hanson and various of its subsidiaries are also the subject of a number of other pending legal proceedings incidental to present and former operations, acquisitions and disposals which are unrelated to bodily injury or property damage claims. Hanson does not anticipate that the outcome of these proceedings, either individually or in aggregate, will have a material adverse effect upon Hanson’s consolidated financial condition, results of operations or cash flow.

However, in light of the uncertainties involved in any litigation and in particular in the United States, where there is the added potential for punitive damage awards, there can be no guarantee that a settlement might have to be made by, or an unfavourable judgment may be rendered against, Hanson or one of its subsidiaries, which could have a material adverse effect on Hanson’s consolidated financial condition, results of operations or cash flow in connection with the above mentioned non-asbestos claims and lawsuits.

In connection with the Demergers, each of the companies into which Hanson demerged its respective businesses agreed to indemnify Hanson against, among other things, the past, present and future obligations and liabilities of the businesses transferred to it on its respective demerger while Hanson agreed to indemnify each of these companies against, among other things, the past, present and future obligations and liabilities of all other businesses owned or previously owned by Hanson (including the businesses transferred to the other demerged companies). Neither Hanson nor any of its existing subsidiaries has incurred any liability in respect of a claim that related to the above-mentioned businesses demerged by Hanson, any such liability being borne by the relevant demerged company without liability to Hanson or any of its existing subsidiaries. The Energy Group plc, one of the demerged companies, was acquired by TXU Corp. in 1988. In November 2002, TXU Corp. announced that several of TXU Corp’s UK subsidiaries had been placed under the administration process in the United Kingdom including The Energy Group plc. It is unlikely, therefore, that The Energy Group plc itself will be able to fulfil its indemnification obligations to Hanson and its existing subsidiaries if and when required. Hanson is, however, not aware of any claims against it or its subsidiaries that would give rise to an indemnity obligation on the part of The Energy Group plc.

12.	Consent

Hoare Govett has given and not withdrawn its written consent to the issue of this document and the references to its name in the form and context in which they appear.

13.	Working capital

In the opinion of HBM, assuming the Scheme becomes effective, taking into account bank and other facilities available to the HBM Group, the working capital available to the HBM Group is sufficient for its present requirements, that is for at least the next twelve months commencing on the date of this document.

14.	Summary of main investments

Over the last three years the Existing Group has made a significant number of bolt-on acquisitions to Hanson’s existing building materials businesses, the main ones of which are listed below:

2000:	US
Purchase of Joelson Taylor Concrete Products, Cincinnati Concrete Pipes and Milan Concrete Products, manufacturers of concrete pipes and structures in the States of Florida, Ohio and Indiana, for an aggregate consideration of US$135.9 million.

US	Purchase of Davon, Inc., a producer of aggregates and ready-mix concrete in the State of Ohio, for US$100 million.

Australia
Purchase of Pioneer International Limited, a company then listed on the Australian Stock Exchange with interests in aggregates, ready-mixed concrete and asphalt in 17 countries, for approximately Australian $2,997 million in cash and 82.4 million Hanson Shares, valuing the transaction at £1,543 million.

2002:	US
Purchase of Choctaw Inc., a manufacturer of concrete pipe and related drainage structures with 17 production facilities servicing the States of Alabama, Arkansas, Louisiana, Mississippi and Tennessee, for US$137.4 million.

2003:	US
Purchase of Better Materials Corporation, a producer of aggregates and asphalt servicing the States of Pennsylvania and New Jersey, for US$149 million, together with the assumption of US$3 million of debt.

In addition to these investments in other companies, in the first half of 2003 Hanson spent £96.4 million on capital expenditure investment, compared to £143.2 million in the twelve months to December 31, 2002. The expenditure was primarily incurred on operating plant and equipment and was spent throughout the Existing Group as follows:

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	Six months to June 30, 2003		Twelve months to December 31, 2002
	£ million	%	£ million	%
North America
Hanson Aggregates	41.6	43.2	60.7	42.4
Hanson Building Products	8.4	8.7	22.6	15.8

	50.0	51.9	83.3	58.2
UK
Hanson Aggregates	20.3	21.0	21.1	14.7
Hanson Building Products	5.0	5.2	6.7	4.7

	25.3	26.2	27.8	19.4

Australia	13.9	14.4	12.8	8.9

Continental Europe & Asia
Hanson Continental Europe & Marine	5.5	5.7	13.7	9.6
Hanson Asia Pacific	1.7	1.8	5.6	3.9

	7.2	7.5	19.3	13.5

Total	96.4	100.0	143.2	100.0

These expenditures were funded internally from operating cashflows and general bank and other debt facilities.

15.	General

15.1
The existing ordinary share capital of HBM is, and the HBM Shares will be, in registered form. Prior to the despatch of definitive share certificates in respect of the HBM Shares, transfers in certificated form will be certified against HBM’s register of members.

15.2	Temporary documents of title have not been, and will not, be issued in respect of HBM Shares. Share certificates in respect of HBM Shares are expected to be posted by October 28, 2003.

15.3
The auditors of Hanson and HBM are Ernst & Young LLP whose address is Becket House, 1 Lambeth Palace Road, London SE1 7EU. The auditors of Hanson made reports on the Existing Group under section 236 of the Act in respect of all periods up to and including December 31, 2002 and such reports were unqualified reports within the meaning of sections 237(2) and 237(3) of the Act given by Ernst & Young LLP or its predecessor firm, Ernst & Young, of Becket House, 1 Lambeth Palace Road, London SE1 7EU.

15.4	The expenses of or in connection with the Scheme and the Listing which are payable by Hanson are estimated to amount to approximately £3 million (excluding value added tax).

15.5
CREST is a paperless settlement procedure enabling securities to be evidenced otherwise than by a certificate and transferred otherwise than by written instrument. The HBM Articles will permit the holding and transfer of HBM Shares under the CREST system. The HBM Directors will apply for the HBM Shares to be admitted to CREST with effect from Admission. Accordingly, it is expected that the HBM Shares will be enabled for settlement in CREST following Admission. Each Shareholder will be able to choose whether or not to convert his HBM Shares into uncertificated form and the Registrars will continue to register written instructions of transfer and issue share certificates in respect of HBM Shares held in certificated form. Pursuant to the Scheme, Shareholders who are system members (as defined in the Regulations) will have HBM Shares allocated to them in uncertificated form through CREST.

15.6	There is no arrangement under which future dividends have been waived or agreed to be waived.

15.7	The HBM Shares are not currently listed on any stock exchange (including but not limited to the London Stock Exchange).

16.	Documents available for inspection

Copies of the following documents will be available for inspection at the offices of Jones Day Gouldens, 10 Old Bailey, London EC4M 7NG during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted) until Admission and will also be available for inspection at the Scheme Court Meeting and the EGM:

16.1	the memorandum and articles of association of Hanson in their current form;

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16.2	the memorandum and articles of association of HBM in their current form and the HBM Articles;

16.3
the audited consolidated accounts of Hanson for the two financial years ended December 31, 2001 and December 31, 2002 and the interim report of Hanson for the half year ended June 30, 2003 (which are also available on Hanson’s website, www.hansonplc.com);

16.4	the accountants’ report on HBM as set out in Part II of the Listing Particulars;

16.5	the executive Hanson Directors’ service contracts and the non-executive Hanson Directors’ appointment letters referred to in paragraph 5 of this Part VI;

16.6	the rules of the HBM Share Schemes referred to in paragraph 7 of this Part VI;

16.7	the material contracts referred to in paragraph 10 of this Part VI;

16.8	the letter of consent referred to in paragraph 12 of this Part VI;

16.9	the Listing Particulars (which are also available on Hanson’s website, www.hansonplc.com);

16.10	the Form of Proxy for use at the Scheme Court Meeting;

16.11	the Form of Proxy for use at the EGM;

16.12	the HBM ADS Deposit Agreement;

16.13	the depositary’s notice and voting instruction form issued by the ADS Depositary to Hanson ADS holders; and

16.14	this document (which is also available on Hanson’s website, www.hansonplc.com).

17.	Incorporation of certain documents by reference

The following documents are incorporated by reference into this document:

(a)	Hanson’s annual report on Form 20-F for the financial year ended December 31, 2002; and

(b)	Hanson’s reports on Form 6-K submitted between March 12, 2003 and the date of this document.

All subsequent annual reports on Form 20-F, any pages of subsequent annual reports to Shareholders that are so designated and any subsequent reports on Form 6-K that so indicate on the cover page thereof, filed by Hanson pursuant to the US Exchange Act prior to the Scheme becoming effective, shall be deemed to be incorporated by reference into this document.

Any statements contained in a document incorporated by reference herein or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes hereof to the extent that a statement contained in the Listing Particulars or in this document (or in any subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information which appears in the Listing Particulars or in this document is qualified in its entirety by the information (including the notes thereto) appearing in the documents incorporated herein by reference, except to the extent set out in the immediately preceding sentence.

Hanson hereby undertakes to provide, without charge to each person, upon written or oral request of such person, a copy of any and all of the information incorporated by reference into this document, excluding exhibits to such information unless such exhibits are specifically incorporated by reference herein. Such requests should be directed to Hanson at its registered office, marked for the attention of the company secretary.

Dated: August 18, 2003

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PART VII – SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT	No. 5052 of 2003

IN THE MATTER OF HANSON PLC

and

IN THE MATTER OF THE COMPANIES ACT 1985

SCHEME OF ARRANGEMENT
(under Section 425 of the Companies Act 1985)

between

HANSON PLC

and

THE HOLDERS OF HANSON SCHEME SHARES
(as hereinafter defined)

(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions shall bear the following meanings:

“Act” means the Companies Act 1985 (as amended);

“Business Day” means any day (excluding Saturday, Sunday or public holidays in England or Wales) on which lending banks in the London inter-banking sterling markets are open for business in the City of London;

“certificated” or “certificated form” means a share or other security which is not in uncertificated form (that is, not in CREST);

“Court” means the High Court of Justice in England and Wales;

“CREST” means the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI No. 2001/3755)) in respect of which CRESTCo is the Operator (as defined in such regulations);

“CRESTCo” means CRESTCo Limited;

“Explanatory Statement” means the explanatory statement in compliance with section 426 of the Act comprised in the document of which this Scheme forms part;

“Hanson” means Hanson PLC, registered in England and Wales with number 488067 which, upon the Scheme becoming effective, will re-register as a private limited company and subsequently change its name to Hanson Building Materials Limited;

“Hanson Scheme Shares” means:

(i)	all the Hanson Shares in issue at the date of this Scheme which remain in issue at the Scheme Record Time;

(ii)	all (if any) additional Hanson Shares in issue at the Voting Record Time and which remain in issue at the Scheme Record Time; and

(iii)
all (if any) further Hanson Shares which may be in issue immediately prior to the confirmation by the Court of the reduction of capital provided for by clause 1 of this Scheme in respect of which the original or any subsequent holder shall be bound by the Scheme or in respect of which the original or any subsequent holder thereof shall have agreed in writing to be bound by the Scheme and, in each case, which remain in issue at the Scheme Record Time;

“Hanson Shares” means ordinary shares of £2.00 each in the capital of Hanson;

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“Hanson Share Schemes” means collectively, the Hanson Executive Share Option Scheme “A” (1993), the Hanson Executive Share Option Scheme “B” (1993), the Hanson Executive Share Option Scheme (1997), the Hanson Sharesave Scheme, the Hanson Long Term Incentive Plan and the Hanson Executive Share Option Plan 2001;

“HBM” means Hanson Building Materials PLC, registered in England and Wales with number 4626078 which, conditional upon the Scheme becoming effective, will immediately change its name to Hanson PLC;

“HBM Shares” means ordinary shares of £3.00 each (or such lower nominal value as the directors of HBM shall decide prior to the date on which the Court is asked to sanction the Scheme) in the capital of HBM, or of 10 pence each following the proposed reduction of capital of HBM;

“Hearing Date” means the date on which the Scheme Court Hearing is held;

“Holder(s)” means a registered holder of shares and includes any person(s) entitled by transmission;

“Members” means those members of Hanson recorded in the register of members at any relevant date;

“Scheme” means this scheme of arrangement under section 425 of the Act in its present form or with or subject to any modification, addition or condition which the Court may think fit to approve or impose;

“Scheme Court Hearing” means the hearing by the Court of the petition to sanction this Scheme and confirm the reduction of capital which forms part of it;

“Scheme Court Meeting” means the meeting of the Holders of Hanson Shares convened with leave of an order of the Court pursuant to section 425 of the Act for September 19, 2003 to consider and, if thought fit, approve this Scheme and any adjournment of that meeting;

“Scheme Court Order” means the order of the Court sanctioning this Scheme and confirming the reduction of capital which forms part of it;

“Scheme Effective Date” means the date on which this Scheme becomes effective in accordance with clause 6 hereof;

“Scheme Record Time” means 4.30 p.m. (British Summer Time) on the Scheme Effective Date;

“UK Listing Authority” means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 and in the exercise of its functioning in respect of the admission to the Official List otherwise than in accordance with Part VI of the Financial Services and Markets Act 2000;

“uncertificated” or “uncertificated form” means a share or other security, title to which is recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which may be transferred by means of CREST; and

“Voting Record Time” means 6.00 p.m. (British Summer Time) on September 17, 2003 or, if the Scheme Court Meeting is adjourned, 48 hours before the time fixed for such adjourned meeting.

(B)
The authorised share capital of Hanson at the date of this Scheme is £1,850,000,000 divided into 925,000,000 Hanson Shares of which 736,968,849 Hanson Shares have been issued and are credited as fully paid. The remaining Hanson Shares are unissued, but there are subsisting options to subscribe for up to 10,060,931 Hanson Shares.

(C)
HBM was incorporated and registered in England and Wales on December 31, 2002 under the name Broadcast Sales Limited with registered number 4626078 as a private company limited by shares under the Act. Pursuant to a special resolution dated May 27, 2003, the name of HBM was changed to Hanson Building Materials Limited and, pursuant to a special resolution dated June 16, 2003, was re-registered as a public company and changed its name to Hanson Building Materials PLC.

(D)
The authorised share capital of HBM at the date of this Scheme is £3,000,049,999 divided into 1,000,000,000 HBM Shares, of which one has been issued credited as fully paid and the remainder are unissued, and 49,999 redeemable preference shares of £1.00 each, all of which have been issued credited as fully paid up.

(E)	The purpose of this Scheme is to provide for the cancellation of the Hanson Scheme Shares in consideration of the allotment by HBM of HBM Shares.

(F)
HBM has agreed to appear by Counsel on the hearing of the petition to sanction this Scheme and to undertake to the Court to be bound thereby and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purposes of giving effect to this Scheme.

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The Scheme

1.	Cancellation of the Hanson Scheme Shares

(a)	The share capital of Hanson shall be reduced by cancelling and extinguishing the Hanson Scheme Shares.

(b)	Forthwith and contingently upon the reduction of capital referred to in sub-clause 1(a) of this Scheme taking effect:

(i)
the authorised share capital of Hanson shall be restored to its former amount by the creation of such number of ordinary shares of £2.00 each as shall have an aggregate nominal amount equal to the aggregate nominal amount of the Hanson Scheme Shares cancelled pursuant to sub-clause 1(a) of this Scheme; and

(ii)
Hanson shall apply the reserve arising in its books of account as a result of the cancellation of the Hanson Scheme Shares in paying up, in full at par, the new ordinary shares created pursuant to sub-clause 1(b)(i) of this Scheme to be allotted and issued credited as fully paid at par to HBM and/or its nominee or nominees.

2.	Consideration for the cancellation of the Hanson Scheme Shares

In consideration for the cancellation of the Hanson Scheme Shares and the allotment and issue of the new Hanson Shares as provided in sub-clause 1(b)(ii) of this Scheme, HBM shall (subject to the remaining provisions of this Scheme) allot and issue (credited as fully paid) to each holder of Hanson Scheme Shares HBM Shares on the following basis:

for each Hanson Scheme Share held at the Scheme Record Time	one HBM Share

3.	Hanson Scheme Shares

With effect from the reduction of capital provided for under clause 1(a) of this Scheme becoming effective:

(a)
each existing certificate representing a holding of Hanson Scheme Shares shall cease to be valid in respect of such holding and each Holder of Hanson Scheme Shares shall be bound at the request of Hanson to deliver up the same to Hanson or to any person appointed by Hanson to receive the same for cancellation or to destroy such share certificates;

(b)	CRESTCo shall be instructed to cancel the entitlements to Hanson Scheme Shares of Holders of Hanson Scheme Shares in uncertificated form.

4.	Allotment and issue of HBM Shares

(a)
The HBM Shares to be issued pursuant to clause 2 of this Scheme shall be issued credited as fully paid and shall rank pari passu with all other ordinary shares in the capital of HBM in issue on the Scheme Effective Date and shall have the right to receive all dividends, distributions and other entitlements made or paid or declared on the ordinary share capital of HBM on or after the Scheme Effective Date.

(b)
Not later than ten Business Days after the Scheme Effective Date, HBM shall make all such allotments of and shall issue such HBM Shares as are required to be issued by it to give effect to this Scheme to the persons respectively entitled thereto, such consideration to be settled as set out in clause 4(c) but subject to clauses 4(d) and 4(e) of this Scheme.

(c)	Settlement of the consideration shall be effected as follows:

(i)
where, at the Scheme Record Time, a Member holds Hanson Scheme Shares in uncertificated form in CREST the HBM Shares to which such person is entitled shall be issued to such person in uncertificated form through CREST. HBM shall procure that CRESTCo is instructed to credit the appropriate stock account in CREST of such Member with such person’s entitlement to the HBM Shares at the commencement of dealings in the HBM Shares.

As from the Scheme Record Time, each holding of Hanson Scheme Shares credited to any stock account in CREST shall be disabled and all Hanson Scheme Shares will be removed from CREST in due course.

HBM reserves the right to issue the HBM Shares to all or any Member(s) who hold Hanson Scheme Shares in uncertificated form in CREST at the Scheme Record Time in the manner referred to in sub-clause 4(c)(ii) below if, for reasons outside its reasonable control, it is not able to effect settlement in uncertificated form in accordance with this sub-clause 4(c)(i); and

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(ii)
where, at the Scheme Record Time, a Member holds Hanson Scheme Shares in certificated form the HBM Shares to which such person is entitled shall be issued in certificated form. Definitive certificates for the HBM Shares shall be despatched by first-class post (or any such other method as may be approved by the UK Listing Authority) to the address appearing in the register of members of Hanson at the Scheme Record Time or, in the case of joint Holders, to the Holder whose name stands first in such register in respect of the joint holdings concerned or in accordance with any applicable special instructions received by Hanson’s registrars regarding communications prior to the Scheme Record Time. Definitive certificates shall be despatched as soon as practicable after the Scheme Effective Date and in any event within 14 days following the Scheme Effective Date.

(d)
The provisions of this Scheme relating to the allotment and issue of HBM Shares shall be subject to any prohibition or condition imposed by law. If in the case of any Holder of Hanson Scheme Shares, the law of a country or territory outside the United Kingdom precludes the allotment and/or issue of HBM Shares pursuant to this Scheme or precludes it, except after compliance by HBM with conditions with which HBM is, in its opinion, unable to comply or which HBM regards as unduly onerous, HBM may, in its sole discretion, either:

(i)
determine that no HBM Shares shall be allotted and issued to such Holder under this Scheme but shall instead be allotted and issued to a nominee appointed by HBM as trustee for such Holder on terms that the nominee shall, as soon as practicable following the Scheme Effective Date, sell the HBM Shares so allotted and issued at the best price which can reasonably be obtained at the time of sale and shall account for the net proceeds of such sale (after the deduction of all expenses and commissions, including any value added tax payable thereon) by sending a cheque in sterling to such Holder in accordance with sub-clause 4(e). In the absence of bad faith or wilful default, none of Hanson, HBM or the nominee (or their respective directors and officers) shall have any liability for any loss or damage arising as a result of the timing or terms of such sale; or

(ii)
determine that such HBM Shares shall be sold, in which event the HBM Shares shall be issued to such Holder and HBM shall appoint a person to act pursuant to this sub-clause 4(d)(ii) and such person shall be authorised on behalf of such Holder to procure that any shares in respect of which HBM has made such a determination shall, subject to clause 4(b), as soon as practicable following the Scheme Effective Date, be sold at the best price which can reasonably be obtained at the time of sale and the net proceeds of such sale (after the deduction of all expenses and commissions, including any value added tax payable thereon) shall be paid to such Holder by sending a cheque in sterling to such holder in accordance with sub-clause 4(e). To give effect to any such sale, the person so appointed shall be authorised on behalf of such Holder to execute and deliver a form of transfer and to give such instructions and to do all other things which he may consider necessary or expedient in connection with such sale. In the absence of bad faith or wilful default, none of Hanson, HBM or their respective directors and officers or the person so appointed shall have any liability for any loss or damage arising as a result of the timing or terms of such sale.

(e)
All certificates required to be sent by HBM pursuant to sub-clause 4 (c) (ii) and all cheques required to be sent pursuant to sub-clause 4(d)(i) and/or 4(d)(ii) of this Scheme shall be sent through the post in pre-paid envelopes addressed to the persons entitled thereto at their respective addresses appearing in the register of members of Hanson at the Scheme Record Time (or, in the case of joint Holders, to the address of that one of the joint Holders whose name stands first in the register of such joint holding) or in accordance with any special instructions regarding communications. None of Hanson, HBM or any broker or agent of either of them shall be responsible for any loss or delay in transmission of certificates or cheques sent in accordance with this clause 4 which shall be sent at the risk of the persons entitled thereto. All cheques shall be made payable to the Holder or, in the case of joint Holders, to the first-named of such Holders, of the Hanson Scheme Shares concerned and the encashment of any such cheque shall be a complete discharge to HBM for the monies represented thereby. The provisions of this clause 4 shall be subject to any prohibition or condition imposed by the law.

5.	Dividend mandates

All mandates relating to the payment of dividends on Hanson Scheme Shares and all instructions given to Hanson in relation to notices and other communications by Members which are in force at the Scheme Record Time will be, unless and until revoked or amended, deemed from the Scheme Effective Date to be valid and effective mandates or instructions to HBM in relation to the corresponding HBM Shares allotted and issued pursuant to this Scheme.

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6.	The Scheme Effective Date

(a)
This Scheme shall become effective as soon as an office copy of the Order of the Court sanctioning this Scheme under section 425 of the Act shall have been duly delivered to the Registrar of Companies in England and Wales for registration and the minute confirming under section 137 of the Act the reduction of capital provided for by this Scheme shall have been registered by the Registrar of Companies in England and Wales.

(b)
Unless this Scheme shall have become effective on or before 6.00 p.m. (Greenwich Mean Time) on December 31, 2003, or such later date (if any) as Hanson and HBM may agree and the Court may approve, this Scheme shall never become effective.

7.	Modification

(a)	Hanson and HBM may jointly consent on behalf of all persons concerned to any modification of, or addition to, this Scheme or to any condition which the Court may think fit to approve or impose.

(b)	Nothing in this Scheme shall prevent the articles of association of HBM from being altered from time to time in any manner permitted by law.

8.	Costs

Hanson is authorised to and permitted to pay all costs and expenses relating to the negotiation, preparation and implementation of this Scheme.

Dated: August 18, 2003

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NOTICE OF SCHEME COURT MEETING

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT	No. 5052 of 2003

Mr Registrar Baister

IN THE MATTER OF HANSON PLC

and

IN THE MATTER OF THE COMPANIES ACT 1985

NOTICE IS HEREBY GIVEN that, by an order dated August 12, 2003 made in the above matters, the Court has granted leave for a meeting to be convened of the holders of ordinary shares of £2.00 each (“Hanson Shares”) in the capital of the above named Hanson PLC (the “Company”) for the purpose of considering and, if thought fit, approving (with or without modification) a Scheme of Arrangement pursuant to Section 425 of the Companies Act 1985 proposed to be made between the Company and the holders of Hanson Scheme Shares (as defined in the said Scheme of Arrangement) and that such meeting will be held at 12.00 noon (British Summer Time) on September 19, 2003 at The Park Lane Hotel, Piccadilly, London W1J 7BX, at which place and time all holders of Hanson Shares are requested to attend.

A copy of the said Scheme of Arrangement and a copy of the statement required to be furnished pursuant to section 426 of the Companies Act 1985 are incorporated in the document of which this notice forms part.

Holders of Hanson Shares entitled to attend and vote at the meeting may vote in person at the meeting or they may appoint another person as their proxy to attend and vote in their stead. A proxy need not be a member of the Company. A BLUE form of proxy for use at the meeting is enclosed with this notice. Completion and return of a BLUE form of proxy will not prevent a holder of Hanson Shares from attending and voting at the meeting, or any adjournment thereof, in person if he wishes to do so.

In the case of joint holders of Hanson Shares, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s). For this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

It is requested that the BLUE forms of proxy be lodged by hand or by post at Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6BN by 12.15 p.m. on September 17, 2003, but if forms are not lodged they may be handed to the Chairman at the meeting.

Entitlement to vote at the meeting or any adjournment thereof, and the number of votes which may be cast thereat, will be determined by reference to the register of members of the Company at 6.00 p.m. (British Summer Time) on September 17, 2003 or, if the meeting is adjourned, 48 hours before the time fixed for such adjourned meeting.

By the said order, the Court has appointed Mr Christopher Collins, or failing him, Mr Alan Murray, or failing him, Mr Graham Dransfield, or failing him, Mr Jonathan Nicholls to act as Chairman of the meeting and has directed the Chairman to report the result of the meeting to the Court.

The said Scheme of Arrangement will be subject to the subsequent sanction of the Court.

Dated: August 18, 2003

Jones Day Gouldens
10 Old Bailey
London
EC4M 7NG

Solicitors for the Company

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NOTICE OF EXTRAORDINARY GENERAL MEETING

HANSON PLC

(Registered in England and Wales No. 488067)

Notice of Extraordinary General Meeting

Notice is hereby given that an Extraordinary General Meeting of Hanson PLC (the “Company”) will be held at The Park Lane Hotel, London W1J 7BX at 12.15 p.m. on September 19, 2003 (or, if later, immediately following the conclusion or adjournment of the meeting of the holders of the ordinary shares of £2.00 each in the capital of the Company convened with leave of the High Court of Justice in England and Wales for 12.00 noon on the same day, and at the same place) for the purpose of considering and, if thought fit, passing the following resolution, which will be proposed as a special resolution:

Special Resolution

THAT:

(1)
the scheme of arrangement dated August 18, 2003 proposed to be made between the Company and the holders of Hanson Scheme Shares (as defined in the Scheme, a print of which has been produced at the meeting at which this resolution is proposed and for purposes of identification signed by the Chairman hereof (“the original form”)) in the original form or with or subject to any modification, addition or condition approved or imposed by the Court (the “Scheme”), be and is hereby approved and the directors of the Company be and are hereby authorised to take all such action as they consider necessary or appropriate for carrying the Scheme into effect;

(2)	for the purpose of giving effect to the Scheme in the original form, or with, or subject to, any modification, addition or condition approved or imposed by the Court:

(a)	the share capital of the Company be reduced by cancelling and extinguishing all the Hanson Scheme Shares (as defined in the Scheme);

(b)	forthwith and contingently upon such reduction of capital taking effect:

(i)
the authorised share capital of the Company be restored to its former amount by the creation of such number of ordinary shares of £2.00 each (“New Shares”) as have an aggregate nominal amount which is equal to the aggregate nominal amount of the Hanson Scheme Shares so cancelled; and

(ii)
the reserve arising in the books of account of the Company as a result of the cancellation of Hanson Scheme Shares be applied in paying up, in full at par, the New Shares created pursuant to paragraph (2)(b)(i) above, to be allotted and issued, credited as fully paid, to Hanson Building Materials PLC (“HBM”) and/or its nominee or nominees; and

(iii)
conditionally upon the Scheme becoming effective, the directors of the Company be and are hereby authorised pursuant to and in accordance with section 80 of the Companies Act 1985 to give effect to this special resolution and accordingly to effect the allotment of the New Shares, provided that (i) this authority shall expire on May 31, 2004; (ii) the maximum aggregate nominal amount of shares which may be allotted hereunder shall be £1,850,000,000; and (iii) this authority shall be in addition and without prejudice to any other authority under the said Section 80 previously granted and in force on the date on which this special resolution is passed;

(3)	forthwith upon the passing of this special resolution, the articles of association of the Company be amended by the adoption and inclusion of the following new article 184:

“184 Scheme of Arrangement

(a)
In this article, references to the “Scheme” are to the scheme of arrangement dated August 18, 2003 under section 425 of the Companies Act between the Company and the holders of the Hanson Scheme Shares (as defined in the Scheme), as it may be modified or amended in accordance with its terms, and expressions defined in the Scheme or (if not so defined) in the circular dated August 18, 2003 circulated with the Scheme pursuant to section 426 of the Companies Act 1985, shall have the same meanings in this Article.

(b)
Notwithstanding any other provision of these Articles, if any Hanson Shares are issued after the time at which this Article becomes effective (other than to HBM and/or its nominee or nominees) but prior to the confirmation by the Court of the reduction of capital provided for under the Scheme, such Hanson Shares shall be issued subject to the terms of the Scheme and shall be Hanson Scheme Shares for the purposes thereof and the holder (and/or any subsequent holder(s)) of such Hanson Shares shall be bound by the Scheme accordingly.

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(c)
If, on or at any time after the confirmation by the Court of the reduction of capital provided for under the Scheme, any Hanson Shares (“new shares”) are issued to any person (a “new member”), other than to HBM and/or its nominee or nominees, such new shares will, subject to the Scheme becoming effective and provided that HBM (and/or its nominee or nominees) is a member of the Company, be transferred immediately on issue or on the Scheme Effective Date (whichever is the later), free of all encumbrances, to HBM (or as HBM may direct by notice in writing to the Company) in consideration for and conditionally upon the issue or transfer free of all encumbrances to the new member of one fully paid ordinary share of HBM (of equal nominal value to an ordinary share of HBM at the date of such issue or transfer) for each new share held (being the number of ordinary shares of HBM which the new member would have been entitled to receive if the new shares transferred hereunder had been Hanson Scheme Shares and the new member had been the holder thereof as at the Scheme Record Time) being ordinary shares of HBM which rank pari passu with all other ordinary shares of HBM for the time being in issue.

(d)
The number of ordinary shares of HBM to be issued or transferred to the new member under Article 184(c) may be adjusted by the directors of HBM on any reorganisation of, or material alteration to, the share capital of the Company or HBM effected after the Scheme Record Time (other than pursuant to the HBM Reduction of Capital) in such manner (including in such manner as may be required to avoid the need to issue fractions of a share) as the auditors shall (in their absolute discretion) determine ensures (as nearly may be) parity of treatment with that provided for by Article 184(c) and the determination of the auditors, in the absence of manifest error, shall be final and binding on all concerned.

(e)
To give effect to any such transfer required by Article 184(c), the Company may appoint any person to execute and deliver a form of transfer on behalf of the new member in favour of HBM (or as directed by HBM) and to agree for and on behalf of the new member to become a member of HBM. Pending the registration of HBM (or its designated subsidiary and/or nominee(s)) as the holder of any share to be transferred pursuant to Article 184(c), HBM shall be empowered to appoint a person nominated by the directors to act as attorney on behalf of the holder of such share in accordance with such directions as HBM may give in relation to any dealings with or disposal of such share (or any interest therein), exercising any rights attached thereto or receiving any distribution or other benefit accruing or payable in respect thereof and the registered holder of such share shall exercise all rights attaching thereto in accordance with the directions of HBM but not otherwise. The issue and allotment of any ordinary shares in the capital of HBM in respect of any shares transferred pursuant to this Article 184(e) shall be made within 14 days of the date of transfer of such shares.

(f)
If the Scheme shall not have become effective by 6.00 p.m. (Greenwich Mean Time) on December 31, 2003 or such later date and/or time (if any) as the Company and HBM may agree and the Court may approve this Article 184 shall be of no effect”.

(4)	conditionally upon the Scheme becoming effective, that the name of the Company be changed to “Hanson Building Materials Limited”; and

(5)
the proposed reduction of capital of HBM approved at an extraordinary general meeting of HBM to implement the HBM Reduction of Capital (as described in Part III of the document containing the explanatory statement sent out with the Scheme pursuant to the provisions of section 426 of the Companies Act 1985) be approved.

Dated: August 18, 2003
By Order of the Board

Paul Tunnacliffe
Company Secretary
1 Grosvenor Place
London
SW1X 7JH

Notes:

(1)	A member entitled to attend and vote at the Extraordinary General Meeting may appoint one or more persons to attend and, on a poll, to vote instead of him or her.

(2)	A proxy need not be a member of the Company.

(3)
A WHITE form of proxy is enclosed. To be valid, the WHITE form of proxy, together with the authority (if any) under which it is executed or a notarially certified copy of such authority, must be returned to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6BN, by no later than 48 hours before the time of the meeting or (as the case may be) the adjourned meeting.

(4)	The completion and return of a WHITE form of proxy will not preclude a member from attending and voting in person at the meeting.

(5)
Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, the Company has specified that only those shareholders registered on the register of members of the Company as at 6.00 p.m. (British Summer Time) on September 17, 2003 or, if the Extraordinary General Meeting is adjourned, on the register of members 48 hours before the time of any adjourned meeting, shall be entitled to attend and vote at the meeting in respect of the number of ordinary shares in the Company registered in their name at that relevant time. Changes to entries on the register of members after 6.00 p.m. (British Summer Time) on September 17, 2003 or, if the Extraordinary General Meeting is adjourned, on the register of members 48 hours before the time of any adjourned meeting, will be disregarded in determining the right of any person to attend and vote at the meeting.

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DEFINITIONS AND ABBREVIATIONS

The following definitions are used throughout this document, unless the context requires otherwise:

“401k Plans”
the Hanson Building Materials America Retirement Savings & Investment Plan for eligible employees of Hanson Building Materials America, Inc. and the Hanson Building Materials America Retirement Savings & Investment Plan for collectively bargained employees of Hanson Building Materials America, Inc.;

“Act”	the Companies Act 1985 (as amended);

“Admission” or “Listing”
as the context so admits, admission to the Official List of the UK Listing Authority and admission to trading on the London Stock Exchange’s market for listed securities of the HBM Shares becoming effective in accordance with, respectively, the Listing Rules and the London Stock Exchange Admission and Disclosure Standards or the UK Listing Authority agreeing to admit the HBM Shares to the Official List and the London Stock Exchange agreeing to admit the HBM Shares to trading;

“ADR”	an American depositary receipt;

“ADS Depositary”	Citibank N.A., 111 Wall Street, 20th Floor, New York, NY 10005, USA in its capacity as depositary for the Hanson ADSs or the HBM ADSs, as applicable;

“ADS”	an American depositary share;

“ASX”	Australian Stock Exchange Limited;

“Business Day”	any day (excluding Saturday or Sunday or public holidays in England or Wales) on which lending banks in the London inter-banking sterling markets are open for business in the City of London;

“CDI”	CHESS Depositary Interest;

“CDI Depositary”	CHESS Depositary Nominees Pty Limited c/o ASX Perpetual Registrars Limited, Level 8, 580 George Street, Sydney, NSW 2000, Australia;

“CDI Registrar”	ASX Perpetual Registrars Limited, Level 8, 580 George Street, Sydney, NSW 2000, Australia;

“certificated” or “certificated form”	a share or other security which is not in uncertificated form (that is, not in CREST);

“CHESS”	the electronic clearing and settlement system operated by ASX Settlement and Transfer Corporation Pty Limited;

“Circular”	this document;

“Court”	the High Court of Justice in England and Wales;

“CREST”	the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations);

“CRESTCo”	CRESTCo Limited;

“Custodian”	Citibank, N.A., London, 25 Molesworth Street, Lewisham, London SE13 7EX, England;

“Daily Official List”	the Stock Exchange Daily Official List published by the London Stock Exchange;

“Demergers”	the demergers of Imperial Tobacco Group plc and Millennium Chemicals Inc. in 1996 and The Energy Group plc in 1997;

“Directors” or “Hanson Directors”	the directors of Hanson;

“DTC”	the Depositary Trust Company, 55 Water Street, 49th Floor, New York NY 10041, USA;

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“EGM” or “Extraordinary General Meeting”	the Extraordinary General Meeting of Hanson convened for immediately after the Scheme Court Meeting and any adjournment of that meeting;

“Existing Group”	Hanson and its subsidiary undertakings;

“Explanatory Statement”	the explanatory statement comprised in Part III of this Circular in compliance with section 426 of the Companies Act;

“Form(s) of Proxy	the form(s) of proxy for use at the Scheme Court Meeting or at the EGM (as the context may require);

“Hanson”
Hanson PLC registered in England and Wales under the Act with number 488067 which, upon the Scheme becoming effective, will re-register as a private limited company and change its name to Hanson Building Materials Limited;

“Hanson ADR”	an ADR certificate evidencing Hanson ADSs;

“Hanson ADS”	an ADS, each representing five Hanson Scheme Shares, issued by the ADS Depositary in accordance with the Hanson ADS Deposit Agreement;

“Hanson ADS Deposit Agreement”
the deposit agreement dated as of September 29, 1986 as amended and restated as of November 3, 1986 and January 6, 1988 and as subsequently amended by Amendment No. 1 to the deposit agreement dated February 21, 1997, between Hanson, the ADS Depositary and holders and beneficial owners from time to time of Hanson ADSs issued under it;

“Hanson ADS Depositary”	Citibank, N.A., in its capacity as depositary for the Hanson ADSs under the Hanson ADS Deposit Agreement;

“Hanson Articles”	the articles of association of Hanson;

“Hanson Board”	the board of directors of Hanson;

“Hanson CDI”	a CDI representing one Hanson Share;

“Hanson Directors”	the directors of Hanson, whose names are set out on page 8 of this document;

“Hanson DRIP”	the Hanson dividend re-investment programme for registered holders of Hanson ADSs who reside in the United States or Canada;

“Hanson Executive 1997 Scheme”	the Hanson executive share option scheme 1997 as summarised in paragraph 7.1(b) of Part VI of this document;

“Hanson Executive A Option Scheme”	the Hanson executive share option scheme “A” 1993 as summarised in paragraph 7.1(a) of Part VI of this document;

“Hanson Executive B Option Scheme”	the Hanson executive share option scheme “B” 1993 as summarised in paragraph 7.1(a) of Part VI of this document;

“Hanson Executive Option Plan”	the Hanson executive option plan 2001 as summarised in paragraph 7.1(d) of Part VI of this document;

“Hanson Incentive Plan”	the Hanson long term incentive plan as summarised in paragraph 7.1(e) of Part VI of this document;

“Hanson Scheme Shares”	(i)	all the Hanson Shares in issue at the date of the Scheme which remain in issue at the Scheme Record Time;

(ii)	all (if any) additional Hanson Shares in issue at the Voting Record Time and which remain in issue at the Scheme Record Time; and

(iii)
all (if any) further Hanson Shares which may be in issue immediately prior to the confirmation by the Court of the reduction of capital provided for by clause 1 of the Scheme set out in Part VII of this document in respect of which the original or any subsequent Holder shall be bound by the Scheme or in respect of which the original or any subsequent Holder thereof shall have agreed in writing to be bound by the Scheme and, in each case, which remain in issue at the Scheme Record Time;

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“Hanson Shareholder”	a Holder of Hanson Shares, including Hanson Scheme Shares as the context may require;

“Hanson Shares”	ordinary shares of £2.00 each in the capital of Hanson;

“Hanson Sharesave Scheme”	the Hanson Sharesave Scheme as summarised in paragraph 7.1(c) of Part VI of this document;

“Hanson Share Schemes”	collectively, the Hanson Executive A Option Scheme, the Hanson Executive B Option Scheme, the Hanson Executive 1997 Scheme, the Hanson Executive Option Plan and the Hanson Sharesave Scheme;

“HBM” or “Hanson Building Materials”	Hanson Building Materials PLC, registered in England and Wales under the Act with number 4626078 which, conditional upon the Scheme becoming effective, will immediately change its name to Hanson PLC;

“HBM ADR”	an ADR evidencing HBM ADSs;

“HBM ADS”	an ADS, each representing five HBM Shares, issued by the ADS Depositary in accordance with the HBM ADS Deposit Agreement;

“HBM ADS Deposit Agreement”	the deposit agreement to be entered into, between HBM, the ADS Depositary and holders and beneficial owners from time to time of HBM ADSs issued under it;

“HBM Articles”	the articles of association of HBM, adopted pursuant to a special resolution dated July 30, 2003, subject to and conditionally upon the Scheme becoming effective;

“HBM Board”	the board of directors of HBM;

“HBM CDI”	a CDI representing one HBM Share;

“HBM Directors”	the directors of HBM, whose names are set out on page 8 of this document;

“HBM DRIP”	the HBM dividend re-investment programme for registered holders of HBM ADSs who reside in the United States or Canada;

“HBM Executive Option Plan”	the HBM executive option plan 2003 as summarised in paragraph 7.2 of Part VI of this document;

“HBM Group”	HBM and its subsidiary undertakings on and after the Scheme Effective Date;

“HBM Incentive Plan”	the HBM incentive plan summarised in paragraph 7.2 of Part VI of this document;

“HBM Reduction of Capital”
the proposed Court approved reduction of capital under section 135 of the Act, under which part of the capital of HBM will be cancelled to create distributable reserves in HBM, a summary of which is set out in paragraph 3 of Part I of this document;

“HBM Shareholder”	a Holder of HBM Shares;

“HBM Shares”	means:

(i)
prior to the HBM Reduction of Capital, the ordinary shares of £3.00 each (or such lower nominal value as the directors of HBM shall decide prior to the date on which the Court is asked to sanction the Scheme) in HBM to be allotted and issued pursuant to the Scheme; and

(ii)	following the HBM Reduction of Capital becoming effective, the ordinary shares of 10 pence each in HBM;

“HBM Sharesave Scheme”	the HBM sharesave scheme as summarised in paragraph 7.2 of Part VI of this document;

“HBM Share Schemes”	collectively, the HBM Incentive Plan, the HBM Share Option Plan and the HBM Sharesave Scheme;

“Helplines”	the helplines, details of which are set out on pages 4 and 18 of this document;

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“Hoare Govett”	Hoare Govett Limited, 250 Bishopsgate, London EC2M 4AA, registered in England and Wales with company number 2026375;

“Holder”	a registered holder of shares and includes any person(s) entitled by transmission;

“IRS”	the Internal Revenue Service of the United States;

“LIBOR”	the London inter-bank offered rate, the variable rate of interest charged by a bank when lending to other banks in the London inter-bank market;

“Listing Particulars”	the listing particulars published on the date hereof relating to HBM and the HBM Shares, prepared in accordance with the Listing Rules;

“Listing Rules”	the listing rules made by the UK Listing Authority under section 74 of the Financial Services and Markets Act 2000 (as amended);

“London Stock Exchange”	London Stock Exchange plc;

“London Stock Exchange Admission and Disclosure Standards”
the requirements contained in the publication “Admission and Disclosure Standards” dated April 2002 containing, among other things, the admission requirements to be observed by companies seeking admission to trading on the London Stock Exchange’s market for listed securities;

“NYSE”	New York Stock Exchange Inc.;

“Official List”	the Official List of the UK Listing Authority;

“Optionholders”	holders of options under the Hanson Share Schemes and/or the HBM Share Schemes as the context may require;

“Overseas Shareholder”	a person resident in, or a citizen or national of, jurisdictions outside the United Kingdom;

“Proposals”	the Scheme and the subsequent HBM Reduction of Capital;

“Redeemable Preference Shares”	the redeemable preference shares of £1.00 each in the capital of HBM;

“Reduction Court Hearing”	the hearing of the petition to confirm the HBM Reduction of Capital;

“Reduction Court Order”	the order of the Court confirming the HBM Reduction of Capital;

“Registrars”	Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA, England;

“Regulations”	the Uncertificated Securities Regulations 2001;

“SCH Business Rules”	the business rules which govern the way in which transactions are cleared and settled on CHESS;

“Scheme” or “Scheme of Arrangement”
the scheme of arrangement under section 425 of the Companies Act between Hanson and Holders of Hanson Scheme Shares including any modification, addition or condition approved or imposed by the Court, set out in Part VII of this document;

“Scheme Court Hearing”	the hearing by the Court of the petition to sanction the Scheme and to confirm the reduction of share capital which forms a part of it;

“Scheme Court Meeting”	the meeting of the Hanson Shareholders convened by order of the Court pursuant to section 425 of the Act to consider and, if thought fit, approve the Scheme and any adjournment thereof;

“Scheme Court Order”	the order of the Court sanctioning the Scheme and confirming the reduction of share capital which forms a part of it;

“Scheme Effective Date”	the date on which the Scheme becomes effective in accordance with its terms;

“Scheme Hearing Date”	the date on which the Scheme Court Order is made;

“Scheme Record Time”	4.30 p.m. on the Scheme Effective Date;

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“SEC”	Securities and Exchange Commission, Washington, DC 200549, United States of America;

“Shareholders”	Holders of Hanson Shares or HBM Shares as the context may require;

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland;

“UK Listing Authority”
the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 and in the exercise of its functions in respect of the admission to the Official List otherwise than in accordance with Part VI of the Financial Services and Markets Act 2000;

“uncertificated” or “uncertificated form”
a share or other security, title to which is recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which, by virtue of the Regulations, may be transferred by means of CREST;

“United States of America”, “US” or “United States”	the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia, and all other areas subject to its jurisdictions;

“US Exchange Act”	the US Securities Exchange Act of 1934 (as amended);

“US Securities Act”	the US Securities Act of 1933 (as amended); and

“Voting Record Time”	in relation to the Scheme Court Meeting and the EGM, 6.00 p.m. on September 17, 2003 or, if either meeting is adjourned, 48 hours before the time fixed for such adjourned meeting.

All references to times in this document are to British Summer Time, unless stated otherwise. References to the singular shall include references to the plural where applicable, and vice versa.